Exhibit 99.5

Item 8.	Financial Statements and Supplementary Data

Genworth Financial, Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Genworth Financial, Inc.:

We have audited the accompanying consolidated balance sheets of Genworth Financial, Inc. (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Genworth Financial, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

As discussed in note 2 to the consolidated financial statements, effective January 1, 2012, the Company retrospectively adopted guidance relating to the presentation of comprehensive income and a change in accounting for costs associated with acquiring and renewing insurance contracts, and retrospectively changed its method of accounting for the liability for future policy benefits for level premium term life insurance policies. In addition, the Company changed its method of accounting for embedded credit derivatives and variable interest entities in 2010 and for other-than-temporary impairments in 2009.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Genworth Financial, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2012, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Richmond, Virginia
February 27, 2012, except as to Notes 2(j), 2(p), 2(y), 3, 4(c), 6, 7, 8, 10, 14, 20, 21 and 23, which are as of June 11, 2012

GENWORTH FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in millions, except per share amounts)

	December 31,
	2011	2010
Assets
Investments:
Fixed maturity securities available-for-sale, at fair value	$58,295	$55,183
Equity securities available-for-sale, at fair value	361	332
Commercial mortgage loans	6,092	6,718
Restricted commercial mortgage loans related to securitization entities	411	507
Policy loans	1,549	1,471
Other invested assets	4,819	3,854
Restricted other invested assets related to securitization entities ($376 and $370 at fair value)	377	372

Total investments	71,904	68,437
Cash and cash equivalents	4,488	3,132
Accrued investment income	691	733
Deferred acquisition costs	5,193	5,195
Intangible assets	580	744
Goodwill	1,253	1,329
Reinsurance recoverable	16,998	17,206
Other assets	958	810
Deferred tax asset	—	1,111
Separate account assets	10,122	11,666

Total assets	$112,187	$110,363

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$32,175	$30,905
Policyholder account balances	26,345	26,978
Liability for policy and contract claims	7,620	6,933
Unearned premiums	4,223	4,507
Other liabilities ($210 and $150 other liabilities related to securitization entities)	6,308	6,085
Borrowings related to securitization entities ($48 and $51 at fair value)	396	494
Non-recourse funding obligations	3,256	3,437
Long-term borrowings	4,726	4,952
Deferred tax liability	838	861
Separate account liabilities	10,122	11,666

Total liabilities	96,009	96,818

Commitments and contingencies

Stockholders’ equity:
Class A common stock, $0.001 par value; 1.5 billion shares authorized; 579 million and 578 million shares issued as of December 31, 2011 and 2010, respectively; 491 million and 490 million shares outstanding as of December 31, 2011 and 2010, respectively	1	1
Additional paid-in capital	12,136	12,107

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,617	41
Net unrealized gains (losses) on other-than-temporarily impaired securities	(132)	(121)

Net unrealized investment gains (losses)	1,485	(80)

Derivatives qualifying as hedges	2,009	924
Foreign currency translation and other adjustments	553	662

Total accumulated other comprehensive income (loss)	4,047	1,506
Retained earnings	1,584	1,535
Treasury stock, at cost (88 million shares as of December 31, 2011 and 2010)	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	15,068	12,449
Noncontrolling interests	1,110	1,096

Total stockholders’ equity	16,178	13,545

Total liabilities and stockholders’ equity	$112,187	$110,363

See Notes to Consolidated Financial Statements

GENWORTH FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in millions, except per share amounts)

	Years ended December 31,
	2011	2010	2009
Revenues:
Premiums	$5,705	$5,854	$6,019
Net investment income	3,380	3,266	3,033
Net investment gains (losses)	(220)	(143)	(1,041)
Insurance and investment product fees and other	1,503	1,112	1,058

Total revenues	10,368	10,089	9,069

Benefits and expenses:
Benefits and other changes in policy reserves	5,941	6,001	5,866
Interest credited	794	841	984
Acquisition and operating expenses, net of deferrals	2,294	2,217	2,115
Amortization of deferred acquisition costs and intangibles	598	626	569
Goodwill impairment	29	—	—
Interest expense	506	457	393

Total benefits and expenses	10,162	10,142	9,927

Income (loss) before income taxes	206	(53)	(858)
Provision (benefit) for income taxes	18	(248)	(415)

Net income (loss)	188	195	(443)
Less: net income attributable to noncontrolling interests	139	143	61

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$49	$52	$(504)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.10	$0.11	$(1.12)

Diluted	$0.10	$0.11	$(1.12)

Weighted-average common shares outstanding:
Basic	490.6	489.3	451.1

Diluted	493.5	493.9	451.1

Supplemental disclosures:
Total other-than-temporary impairments	$(118)	$(122)	$(1,499)
Portion of other-than-temporary impairments included in other comprehensive income (loss)	(14)	(86)	441

Net other-than-temporary impairments	(132)	(208)	(1,058)
Other investments gains (losses)	(88)	65	17

Total net investment gains (losses)	$(220)	$(143)	$(1,041)

See Notes to Consolidated Financial Statements

GENWORTH FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in millions)

	Years ended December 31,
	2011	2010	2009
Net income (loss)	$188	$195	$(443)
Other comprehensive income (loss), net of taxes:
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,615	950	3,056
Net unrealized gains (losses) on other-than-temporarily impaired securities	(11)	126	14
Derivatives qualifying as hedges	1,085	122	(359)
Foreign currency translation and other adjustments	(135)	286	734

Total other comprehensive income (loss)	2,554	1,484	3,445

Total comprehensive income (loss)	2,742	1,679	3,002
Less: comprehensive income attributable to noncontrolling interests	152	209	156

Total comprehensive income (loss) available to Genworth Financial, Inc.’s common stockholders	$2,590	$1,470	$2,846

See Notes to Consolidated Financial Statements

GENWORTH FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Amounts in millions)

	Common stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Treasury stock, at cost	Total Genworth Financial, Inc.’s stockholders’ equity	Noncontrolling interests	Total stockholders’ equity
Balances as of December 31, 2010	$1	$12,107	$1,506	$1,535	$(2,700)	$12,449	$1,096	$13,545

Repurchase of subsidiary shares	—	—	—	—	—	—	(71)	(71)
Comprehensive income (loss):
Net income	—	—	—	49	—	49	139	188
Net unrealized gains (losses) on securities not other- than-temporarily impaired	—	—	1,576	—	—	1,576	39	1,615
Net unrealized gains (losses) on other-than-temporarily impaired securities	—	—	(11)	—	—	(11)	—	(11)
Derivatives qualifying as hedges	—	—	1,085	—	—	1,085	—	1,085
Foreign currency translation and other adjustments	—	—	(109)	—	—	(109)	(26)	(135)

Total comprehensive income (loss)						2,590	152	2,742
Dividends to noncontrolling interests	—	—	—	—	—	—	(67)	(67)
Stock-based compensation expense and exercises and other	—	29	—	—	—	29	—	29

Balances as of December 31, 2011	$1	$12,136	$4,047	$1,584	$(2,700)	$15,068	$1,110	$16,178

Balances as of December 31, 2009	$1	$12,046	$(172)	$1,757	$(2,700)	$10,932	$1,061	$11,993

Cumulative effect of change in accounting, net of taxes and other adjustments	—	—	260	(275)	—	(15)	—	(15)
Repurchase of subsidiary shares	—	—	—	—	—	—	(131)	(131)
Comprehensive income (loss):
Net income	—	—	—	52	—	52	143	195
Net unrealized gains (losses) on securities not other- than-temporarily impaired	—	—	939	—	—	939	11	950
Net unrealized gains (losses) on other-than-temporarily impaired securities	—	—	126	—	—	126	—	126
Derivatives qualifying as hedges	—	—	122	—	—	122	—	122
Foreign currency translation and other adjustments	—	—	231	—	—	231	55	286

Total comprehensive income (loss)						1,470	209	1,679
Dividends to noncontrolling interests	—	—	—	—	—	—	(43)	(43)
Stock-based compensation expense and exercises and other	—	38	—	—	—	38	—	38
Other capital transactions	—	23	—	1	—	24	—	24

Balances as of December 31, 2010	$1	$12,107	$1,506	$1,535	$(2,700)	$12,449	$1,096	$13,545

See Notes to Consolidated Financial Statements

GENWORTH FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY—(Continued)

(Amounts in millions)

	Common stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Treasury stock, at cost	Total Genworth Financial, Inc.’s stockholders’ equity	Noncontrolling interests	Total stockholders’ equity
Balances as of December 31, 2008	$1	$11,477	$(3,101)	$1,906	$(2,700)	$7,583	$—	$7,583

Cumulative effect of change in accounting, net of taxes and other adjustments	—	—	(349)	355	—	6	—	6
Initial sale of subsidiary shares to noncontrolling interests	—	(73)	(60)	—	—	(133)	816	683
Additional sale of subsidiary shares to noncontrolling interests	—	(3)	(12)	—	—	(15)	99	84
Issuance of common stock	—	622	—	—	—	622	—	622
Comprehensive income (loss):
Net income (loss)	—	—	—	(504)	—	(504)	61	(443)
Net unrealized gains (losses) on securities not other-than-temporarily impaired	—	—	3,039	—	—	3,039	17	3,056
Net unrealized gains (losses) on other-than-temporarily impaired securities	—	—	14	—	—	14	—	14
Derivatives qualifying as hedges	—	—	(359)	—	—	(359)	—	(359)
Foreign currency translation and other adjustments	—	—	656	—	—	656	78	734

Total comprehensive income (loss)						2,846	156	3,002
Dividends to noncontrolling interests	—	—	—	—	—	—	(10)	(10)
Stock-based compensation expense and exercises and other	—	23	—	—	—	23	—	23

Balances as of December 31, 2009	$1	$12,046	$(172)	$1,757	$(2,700)	$10,932	$1,061	$11,993

See Notes to Consolidated Financial Statements

GENWORTH FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in millions)

	Years ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net income (loss)	$188	$195	$(443)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Amortization of fixed maturity discounts and premiums and limited partnerships	(77)	(55)	84
Net investment losses (gains)	220	143	1,041
Charges assessed to policyholders	(690)	(506)	(442)
Acquisition costs deferred	(637)	(587)	(476)
Amortization of deferred acquisition costs and intangibles	598	626	569
Goodwill impairment	29	—	—
Deferred income taxes	(352)	(333)	(498)
Gain on sale of subsidiary	(36)	—	(4)
Net increase (decrease) in trading securities, held-for-sale investments and derivative instruments	1,451	(100)	(59)
Stock-based compensation expense	31	44	26
Change in certain assets and liabilities:
Accrued investment income and other assets	(140)	(33)	(90)
Insurance reserves	2,507	2,413	2,811
Current tax liabilities	131	(173)	(119)
Other liabilities and other policy-related balances	(98)	(298)	(469)

Net cash from operating activities	3,125	1,336	1,931

Cash flows from investing activities:
Proceeds from maturities and repayments of investments:
Fixed maturity securities	5,233	4,589	4,105
Commercial mortgage loans	912	769	710
Restricted commercial mortgage loans related to securitization entities	96	52	—
Proceeds from sales of investments:
Fixed maturity and equity securities	6,284	4,643	5,808
Purchases and originations of investments:
Fixed maturity and equity securities	(11,885)	(13,237)	(9,869)
Commercial mortgage loans	(300)	(105)	—
Other invested assets, net	(527)	1,579	(314)
Policy loans, net	(79)	(68)	431
Net cash transferred related to the sale of a subsidiary	211	—	(51)
Payments for businesses purchased, net of cash acquired	(4)	(37)	—

Net cash from investing activities	(59)	(1,815)	820

Cash flows from financing activities:
Deposits to universal life and investment contracts	2,664	2,737	2,271
Withdrawals from universal life and investment contracts	(3,688)	(4,429)	(7,975)
Short-term borrowings and other, net	(38)	(777)	(375)
Redemption and repurchase of non-recourse funding obligations	(130)	(6)	(12)
Proceeds from the issuance of long-term debt	545	1,204	298
Repayment and repurchase of long-term debt	(760)	(6)	(898)
Proceeds from issuance of common stock	—	—	622
Repayment of borrowings related to securitization entities	(96)	(61)	—
Repurchase of subsidiary shares	(71)	(131)	—
Dividends paid to noncontrolling interests	(67)	(43)	(10)
Proceeds from the sale of subsidiary shares to noncontrolling interests	—	—	770

Net cash from financing activities	(1,641)	(1,512)	(5,309)
Effect of exchange rate changes on cash and cash equivalents	(69)	121	232

Net change in cash and cash equivalents	1,356	(1,870)	(2,326)
Cash and cash equivalents at beginning of period	3,132	5,002	7,328

Cash and cash equivalents at end of period	$4,488	$3,132	$5,002

See Notes to Consolidated Financial Statements

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(1) Nature of Business and Formation of Genworth

Genworth Financial, Inc. (“Genworth”) was incorporated in Delaware on October 23, 2003 as an indirect subsidiary of General Electric Company (“GE”) in preparation for the initial public offering (“IPO”) of Genworth’s common stock, which was completed on May 28, 2004. In connection with our IPO, Genworth acquired substantially all of the assets and liabilities of GE Financial Assurance Holdings, Inc. (“GEFAHI”). The transaction was accounted for at book value as a transfer between entities under common control and is referred to as our corporate formation.

The accompanying financial statements include on a consolidated basis the accounts of Genworth and our affiliate companies in which we hold a majority voting interest or power to direct activities of certain variable interest entities (“VIEs”), which we refer to as the “Company,” “we,” “us” or “our” unless the context otherwise requires.

We have the following operating segments:

•	U.S. Life Insurance. We offer and manage a variety of insurance and fixed annuity products. Our primary insurance products include life and long-term care insurance.

•

International Protection. We are a leading provider of payment protection coverages (referred to as lifestyle protection) in multiple European countries. Our lifestyle protection insurance products primarily help consumers meet specified payment obligations should they become unable to pay due to accident, illness, involuntary unemployment, disability or death.

•	Wealth Management. We offer and manage a variety of wealth management products that include managed account programs together with advisor support and financial planning services.

•

International Mortgage Insurance. We are a leading provider of mortgage insurance products and related services in Canada, Australia, Mexico and multiple European countries. Our products predominantly insure prime-based, individually underwritten residential mortgage loans, also known as flow mortgage insurance. On a limited basis, we also provide mortgage insurance on a structured, or bulk, basis that aids in the sale of mortgages to the capital markets and helps lenders manage capital and risk. Additionally, we offer services, analytical tools and technology that enable lenders to operate efficiently and manage risk.

•

U.S. Mortgage Insurance. In the United States, we offer mortgage insurance products predominantly insuring prime-based, individually underwritten residential mortgage loans, also known as flow mortgage insurance. We selectively provide mortgage insurance on a bulk basis with essentially all of our bulk writings prime-based. Additionally, we offer services, analytical tools and technology that enable lenders to operate efficiently and manage risk.

•

Runoff. The Runoff segment includes the results of non-strategic products which are no longer actively sold. Our non-strategic products include our variable annuity, variable life insurance, institutional, corporate-owned life insurance and Medicare supplement insurance products. Institutional products consist of: funding agreements, funding agreements backing notes (“FABNs”) and guaranteed investment contracts (“GICs”). In January 2011, we discontinued new sales of retail and group variable annuities while continuing to service our existing blocks of business. Effective October 1, 2011, we completed the sale of our Medicare supplement insurance business.

We also have Corporate and Other activities which include debt financing expenses that are incurred at our holding company level, unallocated corporate income and expenses, eliminations of inter-segment transactions and the results of other non-core businesses that are managed outside of our operating segments.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies

Our consolidated financial statements have been prepared on the basis of U.S. generally accepted accounting principles (“U.S. GAAP”). Preparing financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

a) Premiums

For traditional long-duration insurance contracts, we report premiums as earned when due. For short-duration insurance contracts, we report premiums as revenue over the terms of the related insurance policies on a pro-rata basis or in proportion to expected claims.

For single premium mortgage insurance contracts, we report premiums over the estimated policy life in accordance with the expected pattern of risk emergence as further described in our accounting policy for unearned premiums.

Premiums received under annuity contracts without significant mortality risk and premiums received on investment and universal life insurance products are not reported as revenues but rather as deposits and are included in liabilities for policyholder account balances.

b) Net Investment Income and Net Investment Gains and Losses

Investment income is recognized when earned. Income or losses upon call or prepayment of available-for-sale fixed maturity securities is recognized in net investment income, except for hybrid securities where the income or loss upon call is recognized in net investment gains and losses. Investment gains and losses are calculated on the basis of specific identification.

Investment income on mortgage-backed and asset-backed securities is initially based upon yield, cash flow and prepayment assumptions at the date of purchase. Subsequent revisions in those assumptions are recorded using the retrospective or prospective method. Under the retrospective method, used for mortgage-backed and asset-backed securities of high credit quality (ratings equal to or greater than “AA” or that are backed by a U.S. agency) which cannot be contractually prepaid, amortized cost of the security is adjusted to the amount that would have existed had the revised assumptions been in place at the date of purchase. The adjustments to amortized cost are recorded as a charge or credit to net investment income. Under the prospective method, which is used for all other mortgage-backed and asset-backed securities, future cash flows are estimated and interest income is recognized going forward using the new internal rate of return.

c) Insurance and Investment Product Fees and Other

Insurance and investment product fees and other consist primarily of insurance charges assessed on universal and term universal life insurance contracts, fees assessed against customer account values and commission income. For universal and term universal life insurance contracts, charges to policyholder accounts for cost of insurance are recognized as revenue when due. Variable product fees are charged to variable annuity contractholders and variable life insurance policyholders based upon the daily net assets of the contractholder’s

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

and policyholder’s account values and are recognized as revenue when charged. Policy surrender fees are recognized as income when the policy is surrendered.

d) Investment Securities

At the time of purchase, we designate our investment securities as either available-for-sale or trading and report them in our consolidated balance sheets at fair value. Our portfolio of fixed maturity securities is comprised primarily of investment grade securities. Changes in the fair value of available-for-sale investments, net of the effect on deferred acquisition costs (“DAC”), present value of future profits (“PVFP”), benefit reserves and deferred income taxes, are reflected as unrealized investment gains or losses in a separate component of accumulated other comprehensive income (loss). Realized and unrealized gains and losses related to trading securities are reflected in net investment gains (losses). Trading securities are included in other invested assets in our consolidated balance sheets and primarily represent fixed maturity securities where we utilized the fair value option.

Other-Than-Temporary Impairments On Available-For-Sale Securities

As of each balance sheet date, we evaluate securities in an unrealized loss position for other-than-temporary impairments. For debt securities, we consider all available information relevant to the collectability of the security, including information about past events, current conditions, and reasonable and supportable forecasts, when developing the estimate of cash flows expected to be collected. More specifically for mortgage-backed and asset-backed securities, we also utilize performance indicators of the underlying assets including default or delinquency rates, loan to collateral value ratios, third-party credit enhancements, current levels of subordination, vintage and other relevant characteristics of the security or underlying assets to develop our estimate of cash flows. Estimating the cash flows expected to be collected is a quantitative and qualitative process that incorporates information received from third-party sources along with certain internal assumptions and judgments regarding the future performance of the underlying collateral. Where possible, this data is benchmarked against third-party sources.

Prior to adoption of new accounting guidance related to the recognition and presentation of other-than-temporary impairments on April 1, 2009, we recognized an other-than-temporary impairment on debt securities in an unrealized loss position when we did not expect full recovery of value or did not have the intent and ability to hold such securities until they had fully recovered their amortized cost. The recognition of other-than-temporary impairments prior to April 1, 2009 represented the entire difference between the amortized cost and fair value with this difference being recorded in net income (loss) as an adjustment to the amortized cost of the security.

Beginning on April 1, 2009, we recognize other-than-temporary impairments on debt securities in an unrealized loss position when one of the following circumstances exists:

•	we do not expect full recovery of our amortized cost based on the estimate of cash flows expected to be collected,

•	we intend to sell a security or

•	it is more likely than not that we will be required to sell a security prior to recovery.

For other-than-temporary impairments recognized during the period, we present the total other-than-temporary impairments, the portion of other-than-temporary impairments included in other comprehensive

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

income (loss) (“OCI”) and the net other-than-temporary impairments as supplemental disclosure presented on the face of our consolidated statements of income.

Total other-than-temporary impairments are calculated as the difference between the amortized cost and fair value that emerged in the current period. For other-than-temporarily impaired securities where we do not intend to sell the security and it is not more likely than not that we will be required to sell the security prior to recovery, total other-than-temporary impairments are adjusted by the portion of other-than-temporary impairments recognized in OCI (“non-credit”). Net other-than-temporary impairments recorded in net income (loss) represent the credit loss on the other-than-temporarily impaired securities with the offset recognized as an adjustment to the amortized cost to determine the new amortized cost basis of the securities.

For securities that were deemed to be other-than-temporarily impaired and a non-credit loss was recorded in OCI, the amount recorded as an unrealized gain (loss) represents the difference between the current fair value and the new amortized cost for each period presented. The unrealized gain (loss) on an other-than-temporarily impaired security is recorded as a separate component in OCI until the security is sold or until we record an other-than-temporary impairment where we intend to sell the security or will be required to sell the security prior to recovery.

To estimate the amount of other-than-temporary impairment attributed to credit losses on debt securities where we do not intend to sell the security and it is not more likely than not that we will be required to sell the security prior to recovery, we determine our best estimate of the present value of the cash flows expected to be collected from a security by discounting these cash flows at the current effective yield on the security prior to recording any other-than-temporary impairment. If the present value of the discounted cash flows is lower than the amortized cost of the security, the difference between the present value and amortized cost represents the credit loss associated with the security with the remaining difference between fair value and amortized cost recorded as a non-credit other-than-temporary impairment in OCI.

The evaluation of other-than-temporary impairments is subject to risks and uncertainties and is intended to determine the appropriate amount and timing for recognizing an impairment charge. The assessment of whether such impairment has occurred is based on management’s best estimate of the cash flows expected to be collected at the individual security level. We regularly monitor our investment portfolio to ensure that securities that may be other-than-temporarily impaired are identified in a timely manner and that any impairment charge is recognized in the proper period.

While the other-than-temporary impairment model for debt securities generally includes fixed maturity securities, there are certain hybrid securities that are classified as fixed maturity securities where the application of a debt impairment model depends on whether there has been any evidence of deterioration in credit of the issuer. Under certain circumstances, evidence of deterioration in credit of the issuer may result in the application of the equity securities impairment model.

For equity securities, we recognize an impairment charge in the period in which we determine that the security will not recover to book value within a reasonable period. We determine what constitutes a reasonable period on a security-by-security basis based upon consideration of all the evidence available to us, including the magnitude of an unrealized loss and its duration. In any event, this period does not exceed 18 months for common equity securities. We measure other-than-temporary impairments based upon the difference between the amortized cost of a security and its fair value.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

e) Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We have fixed maturity, equity and trading securities, derivatives, embedded derivatives, securities held as collateral, separate account assets and certain other financial instruments, which are carried at fair value.

Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our view of market assumptions in the absence of observable market information. We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. All assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

•	Level 1—Quoted prices for identical instruments in active markets.

•

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3—Instruments whose significant value drivers are unobservable.

Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded derivatives and actively traded mutual fund investments.

Level 2 includes those financial instruments that are valued using industry-standard pricing methodologies, models or other valuation methodologies. These models are primarily industry-standard models that consider various inputs, such as interest rate, credit spread and foreign exchange rates for the underlying financial instruments. All significant inputs are observable, or derived from observable, information in the marketplace or are supported by observable levels at which transactions are executed in the marketplace. Financial instruments in this category primarily include: certain public and private corporate fixed maturity and equity securities; government or agency securities; certain mortgage-backed and asset-backed securities; securities held as collateral; and certain non-exchange-traded derivatives such as interest rate or cross currency swaps.

Level 3 is comprised of financial instruments whose fair value is estimated based on industry-standard pricing methodologies and internally developed models utilizing significant inputs not based on, nor corroborated by, readily available market information. In limited instances, this category may also utilize non-binding broker quotes. This category primarily consists of certain less liquid fixed maturity, equity and trading securities and certain derivative instruments or embedded derivatives where we cannot corroborate the significant valuation inputs with market observable data.

As of each reporting period, all assets and liabilities recorded at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability, such as the relative impact on the fair value as a result of including a particular input. We review the fair value hierarchy classifications each reporting period. Changes in the observability of the valuation attributes may result in a reclassification of certain financial assets or liabilities. Such reclassifications are reported as transfers in and out of Level 3 at the beginning fair value for the reporting period in which the changes occur. See note 17 for additional information related to fair value measurements.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

f) Commercial Mortgage Loans

Commercial mortgage loans are stated at principal amounts outstanding, net of deferred expenses and allowance for loan loss. Interest on loans is recognized on an accrual basis at the applicable interest rate on the principal amount outstanding. Loan origination fees and direct costs, as well as premiums and discounts, are amortized as level yield adjustments over the respective loan terms. Unamortized net fees or costs are recognized upon early repayment of the loans. Loan commitment fees are deferred and amortized on an effective yield basis over the term of the loan. Commercial mortgage loans are considered past due when contractual payments have not been received from the borrower by the required payment date.

“Impaired” loans are defined by U.S. GAAP as loans for which it is probable that the lender will be unable to collect all amounts due according to original contractual terms of the loan agreement. In determining whether it is probable that we will be unable to collect all amounts due, we consider current payment status, debt service coverage ratios, occupancy levels and current loan-to-value. Impaired loans are carried on a non-accrual status. Loans are placed on non-accrual status when, in management’s opinion, the collection of principal or interest is unlikely, or when the collection of principal or interest is 90 days or more past due. Income on impaired loans is not recognized until the loan is sold or the cash received exceeds the carrying amount recorded.

We evaluate the impairment of commercial mortgage loans first on an individual loan basis. If an individual loan is not deemed impaired, then we evaluate the remaining loans collectively to determine whether an impairment should be recorded.

For individually impaired loans, we record an impairment charge when it is probable that a loss has been incurred. The impairment is recorded as an increase in the allowance for loan losses. All losses of principal are charged to the allowance for loan losses in the period in which the loan is deemed to be uncollectible.

For loans that are not individually impaired where we evaluate the loans collectively, the allowance for loan losses is maintained at a level that we determine is adequate to absorb estimated probable incurred losses in the loan portfolio. Our process to determine the adequacy of the allowance utilizes an analytical model based on historical loss experience adjusted for current events, trends and economic conditions that would result in a loss in the loan portfolio over the next twelve months. Key inputs into our evaluation include debt service coverage ratios, loan-to-value, property-type, occupancy levels, geographic region, and probability weighting of the scenarios generated by the model. The actual amounts realized could differ in the near term from the amounts assumed in arriving at the allowance for loan losses reported in the consolidated financial statements. Additions and reductions to the allowance through periodic provisions or benefits are recorded in net investment gains (losses).

For commercial mortgage loans classified as held-for-sale, each loan is carried at the lower of cost or market and is included in commercial mortgage loans in our consolidated balance sheets. See note 4 for additional disclosures related to commercial mortgage loans.

g) Securities Lending Activity

In the United States and Canada, we engage in certain securities lending transactions for the purpose of enhancing the yield on our investment securities portfolio. We maintain effective control over all loaned securities and, therefore, continue to report such securities as fixed maturity securities on the consolidated balance sheets. We are currently indemnified against counterparty credit risk by the intermediary.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

Under the securities lending program in the United States, the borrower is required to provide collateral, which can consist of cash or government securities, on a daily basis in amounts equal to or exceeding 102% of the applicable securities loaned. Currently, we only accept cash collateral from borrowers under the program. Cash collateral received by us on securities lending transactions is reflected in other invested assets with an offsetting liability recognized in other liabilities for the obligation to return the collateral. Any cash collateral received is reinvested by our custodian based upon the investment guidelines provided within our agreement. In the United States, the reinvested cash collateral is primarily invested in a money market fund approved by the National Association of Insurance Commissioners (“NAIC”), U.S. and foreign government securities, U.S. government agency securities, asset-backed securities and corporate debt securities. As of December 31, 2011 and 2010, the fair value of securities loaned under our securities lending program in the United States was $0.4 billion and $0.5 billion, respectively. As of December 31, 2011 and 2010, the fair value of collateral held under our securities lending program in the United States was $0.4 billion and $0.5 billion, respectively, and the offsetting obligation to return collateral of $0.4 billion and $0.5 billion, respectively, was included in other liabilities in the consolidated balance sheets. We did not have any non-cash collateral provided by the borrower in our securities lending program in the United States as of December 31, 2011 and 2010.

Under our securities lending program in Canada, the borrower is required to provide collateral consisting of government securities on a daily basis in amounts equal to or exceeding 105% of the fair value of the applicable securities loaned. Securities received from counterparties as collateral are not recorded on our consolidated balance sheet given that the risk and rewards of ownership is not transferred from the counterparties to us in the course of such transactions. Additionally, there was no cash collateral as cash collateral is not permitted as an acceptable form of collateral under the program. In Canada, the lending institution must be included on the approved Securities Lending Borrowers List with the Canadian regulator and the intermediary must be rated at least “AA-” by Standard & Poor’s Financial Services LLC. As of December 31, 2011 and 2010, the fair value of securities loaned under our securities lending program in Canada was $0.3 billion. Prior to the second quarter of 2011, we recorded non-cash collateral in other invested assets with a corresponding liability in other liabilities representing our obligation to return the non-cash collateral. Since we do not have rights to sell or pledge the non-cash collateral, we determined the gross presentation of these amounts was not required and changed our presentation of these amounts beginning in the second quarter of 2011.

h) Repurchase Agreements

We have a repurchase program in which we sell an investment security at a specified price and agree to repurchase that security at another specified price at a later date. Repurchase agreements are treated as collateralized financing transactions and are carried at the amounts at which the securities will be subsequently reacquired, including accrued interest, as specified in the respective agreement. The market value of securities to be repurchased is monitored and collateral levels are adjusted where appropriate to protect the counterparty against credit exposure. Cash received is invested in fixed maturity securities. As of December 31, 2011 and 2010, the fair value of securities pledged under the repurchase program was $1.7 billion and the repurchase obligation of $1.5 billion and $1.7 billion, respectively, was included in other liabilities in the consolidated balance sheets.

i) Cash and Cash Equivalents

Certificates of deposit, money market funds and other time deposits with original maturities of 90 days or less are considered cash equivalents in the consolidated balance sheets and consolidated statements of cash flows. Items with maturities greater than 90 days but less than one year at the time of acquisition are considered short-term investments.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

j) Deferred Acquisition Costs

Acquisition costs include costs that are related directly to the successful acquisition of new and renewal insurance policies and investment contracts. Such costs are deferred and amortized as follows:

Long-Duration Contracts. Acquisition costs include commissions in excess of ultimate renewal commissions and for contracts and policies issued, some other costs such as underwriting, medical inspection and issuance expenses. Amortization for traditional long-duration insurance products is determined as a level proportion of premium based on commonly accepted actuarial methods and reasonable assumptions about mortality, morbidity, lapse rates, expenses and future yield on related investments established when the contract or policy is issued. Amortization is adjusted each period to reflect policy lapse or termination rates as compared to anticipated experience. Amortization for annuity contracts without significant mortality risk and for investment and universal life insurance products is based on expected gross profits. Expected gross profits are adjusted quarterly to reflect actual experience to date or for the unlocking of underlying key assumptions relating to future gross profits based on experience studies.

Short-Duration Contracts. Acquisition costs consist primarily of commissions and premium taxes and are amortized ratably over the terms of the underlying policies.

We regularly review all of these assumptions and periodically test DAC for recoverability. For deposit products, if the current present value of expected future gross profits is less than the unamortized DAC for a line of business, a charge to income is recorded for additional DAC amortization, and for certain products, an increase in benefit reserves may be required. For other products, if the benefit reserve plus anticipated future premiums and interest income for a line of business are less than the current estimate of future benefits and expenses (including any unamortized DAC), a charge to income is recorded for additional DAC amortization or for increased benefit reserves. See note 6 for additional information related to DAC including loss recognition and recoverability.

k) Intangible Assets

Present Value of Future Profits. In conjunction with the acquisition of a block of insurance policies or investment contracts, a portion of the purchase price is assigned to the right to receive future gross profits arising from existing insurance and investment contracts. This intangible asset, called PVFP, represents the actuarially estimated present value of future cash flows from the acquired policies. PVFP is amortized, net of accreted interest, in a manner similar to the amortization of DAC.

We regularly review all of these assumptions and periodically test PVFP for recoverability. For deposit products, if the current present value of estimated future gross profits is less than the unamortized PVFP for a line of business, a charge to income is recorded for additional PVFP amortization. For other products, if the benefit reserve plus anticipated future premiums and interest income for a line of business are less than the current estimate of future benefits and expenses (including any unamortized PVFP), a charge to income is recorded for additional PVFP amortization or for increased benefit reserves. For the years ended December 31, 2011, 2010 and 2009, no charges to income were recorded as a result of our PVFP recoverability or loss recognition testing.

Deferred Sales Inducements to Contractholders. We defer sales inducements to contractholders for features on variable annuities that entitle the contractholder to an incremental amount to be credited to the account value upon making a deposit, and for fixed annuities with crediting rates higher than the contract’s expected ongoing crediting rates for periods after the inducement. Deferred sales inducements to contractholders are reported as a separate intangible asset and amortized in benefits and other changes in policy reserves using the same methodology and assumptions used to amortize DAC.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

Other Intangible Assets. We amortize the costs of other intangibles over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment based on undiscounted cash flows, which requires the use of estimates and judgment, and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested at least annually for impairment and written down to fair value as required.

l) Goodwill

Goodwill is not amortized but is tested for impairment at least annually and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. We test goodwill using a fair value approach, which requires the use of estimates and judgment, at the “reporting unit” level. A reporting unit is the operating segment, or a business one level below that operating segment (the “component” level) if discrete financial information is prepared and regularly reviewed by management at the component level. We recognize an impairment charge for any amount by which the carrying amount of a reporting unit’s goodwill exceeds its fair value.

The determination of fair value for our reporting units is primarily based on an income approach whereby we use discounted cash flows for each reporting unit. When available and as appropriate, we use market approaches or other valuation techniques to corroborate discounted cash flow results. The discounted cash flow model used for each reporting unit is based on either: operating income or statutory distributable income, depending on the reporting unit being valued.

The cash flows used to determine fair value are dependent on a number of significant management assumptions based on our historical experience, our expectations of future performance, and expected economic environment. Our estimates are subject to change given the inherent uncertainty in predicting future performance and cash flows, which are impacted by such things as policyholder behavior, competitor pricing, new product introductions and specific industry and market conditions. Additionally, the discount rate used in our discounted cash flow approach is based on management’s judgment of the appropriate rate for each reporting unit based on the relative risk associated with the projected cash flows.

See note 8 for additional information related to goodwill and impairments recorded.

m) Reinsurance

Premium revenue, benefits and acquisition and operating expenses, net of deferrals, are reported net of the amounts relating to reinsurance ceded to and assumed from other companies. Amounts due from reinsurers for incurred and estimated future claims are reflected in the reinsurance recoverable asset. Amounts received from reinsurers that represent recovery of acquisition costs are netted against DAC so that the net amount is capitalized. The cost of reinsurance is accounted for over the terms of the related treaties using assumptions consistent with those used to account for the underlying reinsured policies. Premium revenue, benefits and acquisition and operating expenses, net of deferrals, for reinsurance contracts that do not qualify for reinsurance accounting are accounted for under the deposit method of accounting.

n) Derivatives

Derivative instruments are used to manage risk through one of four principal risk management strategies including: (i) liabilities; (ii) invested assets; (iii) portfolios of assets or liabilities; and (iv) forecasted transactions.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

On the date we enter into a derivative contract, management designates the derivative as a hedge of the identified exposure (fair value, cash flow or foreign currency). If a derivative does not qualify for hedge accounting, the changes in its fair value and all scheduled periodic settlement receipts and payments are reported in income.

We formally document all relationships between hedging instruments and hedged items, as well as our risk management objective and strategy for undertaking various hedge transactions. In this documentation, we specifically identify the asset, liability or forecasted transaction that has been designated as a hedged item, state how the hedging instrument is expected to hedge the risks related to the hedged item, and set forth the method that will be used to retrospectively and prospectively assess the hedging instrument’s effectiveness and the method that will be used to measure hedge ineffectiveness. We generally determine hedge effectiveness based on total changes in fair value of the hedged item attributable to the hedged risk and the total changes in fair value of the derivative instrument.

We discontinue hedge accounting prospectively when: (i) it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; (ii) the derivative expires or is sold, terminated or exercised; (iii) the derivative is de-designated as a hedge instrument; or (iv) it is no longer probable that the forecasted transaction will occur.

For all qualifying and highly effective cash flow hedges, the effective portion of changes in fair value of the derivative instrument is reported as a component of OCI. The ineffective portion of changes in fair value of the derivative instrument is reported as a component of income. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative continues to be carried in the consolidated balance sheets at its fair value, and gains and losses that were accumulated in OCI are recognized immediately in income. When the hedged forecasted transaction is no longer probable, but is reasonably possible, the accumulated gain or loss remains in OCI and is recognized when the transaction affects income; however, prospective hedge accounting for the transaction is terminated. In all other situations in which hedge accounting is discontinued on a cash flow hedge, amounts previously deferred in OCI are reclassified into income when income is impacted by the variability of the cash flow of the hedged item.

For all qualifying and highly effective fair value hedges, the changes in fair value of the derivative instrument are reported in income. In addition, changes in fair value attributable to the hedged portion of the underlying instrument are reported in income. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the derivative continues to be carried in the consolidated balance sheets at its fair value, but the hedged asset or liability will no longer be adjusted for changes in fair value. In all other situations in which hedge accounting is discontinued, the derivative is carried at its fair value in the consolidated balance sheets, with changes in its fair value recognized in the current period as income.

We may enter into contracts that are not themselves derivative instruments but contain embedded derivatives. For each contract, we assess whether the economic characteristics of the embedded derivative are clearly and closely related to those of the host contract and determine whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument.

If it is determined that the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and that a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract and accounted for as a stand-alone derivative. Such embedded derivatives are recorded in the consolidated balance sheets at fair value and are classified consistent with their host contract. Changes in their fair value are

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

recognized in the current period in income. If we are unable to properly identify and measure an embedded derivative for separation from its host contract, the entire contract is carried in the consolidated balance sheets at fair value, with changes in fair value recognized in the current period in income.

Changes in the fair value of non-qualifying derivatives, including embedded derivatives, changes in fair value of certain derivatives and related hedged items in fair value hedge relationships and hedge ineffectiveness on cash flow hedges are reported in net investment gains (losses).

o) Separate Accounts

The separate account assets represent funds for which the investment income and investment gains and losses accrue directly to the variable annuity contractholders and variable life insurance policyholders. We assess mortality and expense risk fees and administration charges on the assets allocated to the separate accounts. The separate account assets are carried at fair value and are equal to the liabilities that represent the contractholders’ and policyholders’ equity in those assets.

p) Insurance Reserves

Future Policy Benefits

We include insurance-type contracts, such as traditional life insurance, in the liability for future policy benefits. Insurance-type contracts are broadly defined to include contracts with significant mortality and/or morbidity risk. The liability for future benefits of insurance contracts is the present value of such benefits less the present value of future net premiums based on mortality, morbidity and other assumptions, which are appropriate at the time the policies are issued or acquired. These assumptions are periodically evaluated for potential reserve deficiencies. For level premium term life insurance products, we floor the liability for future policy benefits on each policy at zero. Reserves for cancelable accident and health insurance are based upon unearned premiums, claims incurred but not reported and claims in the process of settlement. This estimate is based on our historical experience and that of the insurance industry, adjusted for current trends. Any changes in the estimated liability are reflected in income as the estimates are revised.

Policyholder Account Balances

We include investment-type contracts and our universal life insurance contracts in the liability for policyholder account balances. Investment-type contracts are broadly defined to include contracts without significant mortality or morbidity risk. Payments received from sales of investment contracts are recognized by providing a liability equal to the current account value of the policyholders’ contracts. Interest rates credited to investment contracts are guaranteed for the initial policy term with renewal rates determined as necessary by management.

q) Liability for Policy and Contract Claims

The liability for policy and contract claims represents the amount needed to provide for the estimated ultimate cost of settling claims relating to insured events that have occurred on or before the end of the respective reporting period. The estimated liability includes requirements for future payments of: (a) claims that have been reported to the insurer; (b) claims related to insured events that have occurred but that have not been reported to the insurer as of the date the liability is estimated; and (c) claim adjustment expenses. Claim adjustment expenses include costs incurred in the claim settlement process such as legal fees and costs to record, process and adjust claims.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

For our mortgage insurance policies, reserves for losses and loss adjustment expenses are based on notices of mortgage loan defaults and estimates of defaults that have been incurred but have not been reported by loan servicers, using assumptions of claim rates for loans in default and the average amount paid for loans that result in a claim. As is common accounting practice in the mortgage insurance industry and in accordance with U.S. GAAP, we begin to provide for the ultimate claim payment relating to a potential claim on a defaulted loan when the status of that loan first goes delinquent. Over time, as the status of the underlying delinquent loans move toward foreclosure and the likelihood of the associated claim loss increases, the amount of the loss reserves associated with the potential claims may also increase.

Management considers the liability for policy and contract claims provided to be satisfactory to cover the losses that have occurred. Management monitors actual experience, and where circumstances warrant, will revise its assumptions. The methods of determining such estimates and establishing the reserves are reviewed continuously and any adjustments are reflected in operations in the period in which they become known. Future developments may result in losses and loss expenses greater or less than the liability for policy and contract claims provided.

r) Unearned Premiums

For single premium insurance contracts, we recognize premiums over the policy life in accordance with the expected pattern of risk emergence. We recognize a portion of the revenue in premiums earned in the current period, while the remaining portion is deferred as unearned premiums and earned over time in accordance with the expected pattern of risk emergence. If single premium policies are cancelled and the premium is non-refundable, then the remaining unearned premium related to each cancelled policy is recognized to earned premiums upon notification of the cancellation. Expected pattern of risk emergence on which we base premium recognition is inherently judgmental and is based on actuarial analysis of historical experience. We periodically review our premium earnings recognition models with any adjustments to the estimates reflected in current period income. For the years ended December 31, 2011, 2010 and 2009, we updated our premium recognition factors for our international mortgage insurance business. These updates included the consideration of recent and projected loss experience, policy cancellation experience and refinement of actuarial methods. In 2011, 2010 and 2009, adjustments associated with this update resulted in an increase in earned premiums of $46 million, $52 million and $49 million, respectively.

s) Stock-Based Compensation

We determine a grant date fair value and recognize the related compensation expense, adjusted for expected forfeitures, through the income statement over the respective vesting period of the awards.

t) Employee Benefit Plans

We provide employees with a defined contribution pension plan and recognize expense throughout the year based on the employee’s age, service and eligible pay. We make an annual contribution to the plan. We also provide employees with defined contribution savings plans. We recognize expense for our contributions to the savings plans at the time employees make contributions to the plans.

Some employees participate in defined benefit pension and postretirement benefit plans. We recognize expense for these plans based upon actuarial valuations performed by external experts. We estimate aggregate benefits by using assumptions for employee turnover, future compensation increases, rates of return on pension plan assets and future health care costs. We recognize an expense for differences between actual experience and estimates over the average future service period of participants. We recognize the overfunded or underfunded

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

status of a defined benefit plan as an asset or liability in our consolidated balance sheets and recognize changes in that funded status in the year in which the changes occur through OCI.

u) Income Taxes

We determine deferred tax assets and/or liabilities by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled if there is no change in law. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances on deferred tax assets are estimated based on our assessment of the realizability of such amounts.

Effective with the period starting January 1, 2011, our companies intend to elect to file a single U.S. consolidated income tax return (the “life/non-life consolidated return”). Such election can only be made with the filing of the first life/non-life consolidated return which is anticipated to be filed on or before September 15, 2012. All companies domesticated in the United States and our Bermuda subsidiaries which have elected to be taxed as U.S. domestic companies will be included in the life/non-life consolidated return as allowed by the tax law and regulations. A new tax sharing agreement which is anticipated to be substantially similar to the prior separate agreements, but applicable to all the includable companies, will be provided to the appropriate state insurance regulators for approval. Intercompany balances relating to the impacts of the new agreement will be settled with the insurance companies after approval is received from the insurance regulators. Intercompany balances under all agreements are settled at least annually. For years before 2011, our U.S. non-life insurance entities were included in the consolidated federal income tax return of Genworth and subject to a tax sharing arrangement that allocated tax on a separate company basis but provided benefit for current utilization of losses and credits. Also, our U.S. life insurance entities filed a consolidated life insurance federal income tax return, and were subject to a separate tax sharing agreement, as approved by state insurance regulators, which allocated taxes on a separate company basis but provided benefit for current utilization of losses and credits.

Our subsidiaries based in Bermuda are treated as U.S. life insurance companies under provisions of the U.S. Internal Revenue Code. Jurisdictions outside the United States in which our various subsidiaries incur significant taxes include Australia, Canada and the United Kingdom.

v) Foreign Currency Translation

The determination of the functional currency is made based on the appropriate economic and management indicators. The assets and liabilities of foreign operations are translated into U.S. dollars at the exchange rates in effect at the consolidated balance sheet date. Translation adjustments are included as a separate component of accumulated other comprehensive income (loss). Revenues and expenses of the foreign operations are translated into U.S. dollars at the average rates of exchange during the period of the transaction. Gains and losses from foreign currency transactions are reported in income and have not been material in any years presented in our consolidated statements of income.

w) Variable Interest Entities

We are involved in certain entities that are considered VIEs as defined under U.S. GAAP, and, accordingly, we evaluate the VIE to determine whether we are the primary beneficiary and are required to consolidate the assets and liabilities of the entity. The primary beneficiary of a VIE is the enterprise that has the power to direct the activities of a VIE that most significantly impacts the VIE’s economic performance and has the obligation to absorb losses or receive benefits that could potentially be significant to the VIE. The determination of the primary beneficiary for a VIE can be complex and requires management judgment regarding the expected results

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

of the entity and how those results are absorbed by beneficial interest holders, as well as which party has the power to direct activities that most significantly impact the performance of the VIEs.

Our primary involvement related to VIEs includes securitization transactions, certain investments and certain mortgage insurance policies.

We have retained interests in VIEs where we are the servicer and transferor of certain assets that were sold to a newly created VIE. Additionally, for certain securitization transactions, we were the transferor of certain assets that were sold to a newly created VIE but did not retain any beneficial interest in the VIE other than acting as the servicer of the underlying assets.

We hold investments in certain structures that are considered VIEs. Our investments represent beneficial interests that are primarily in the form of structured securities or alternative investments. Our involvement in these structures typically represent a passive investment in the returns generated by the VIE and typically do not result in having significant influence over the economic performance of the VIE.

We also provide mortgage insurance on certain residential mortgage loans originated and securitized by third parties using VIEs to issue mortgage-backed securities. While we provide mortgage insurance on the underlying loans, we do not typically have any on-going involvement with the VIE other than our mortgage insurance coverage and do not act in a servicing capacity for the underlying loans held by the VIE.

On January 1, 2010, we were required to consolidate certain VIEs. See note 18 for additional information related to these consolidated entities. As of December 31, 2009, we were not required to consolidate any VIEs where there were third-party beneficial interest holders.

x) Accounting Changes

Testing Goodwill For Impairment

In September 2011, the Financial Accounting Standards Board (the “FASB”) issued new accounting guidance related to goodwill impairment testing. The new guidance permits the use of a qualitative assessment prior to, and potentially instead of, the two step quantitative goodwill impairment test. We elected to early adopt this new guidance effective on July 1, 2011 in order to apply the new guidance in our annual goodwill impairment testing performed during the third quarter. The adoption of this new accounting guidance did not have an impact on our consolidated financial statements.

A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring

On July 1, 2011, we adopted new accounting guidance related to additional disclosures for troubled debt restructurings. The adoption of this new accounting guidance did not have a material impact on our consolidated financial statements.

When to Perform Step 2 of the Goodwill Impairment Test For Reporting Units With Zero or Negative Carrying Value

On January 1, 2011, we adopted new accounting guidance related to goodwill impairment testing when a reporting unit’s carrying value is zero or negative. This guidance did not impact our consolidated financial statements upon adoption, as all of our reporting units with goodwill balances have positive carrying values.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

How Investments Held Through Separate Accounts Affect an Insurer’s Consolidation Analysis of Those Investments

On January 1, 2011, we adopted new accounting guidance related to how investments held through separate accounts affect an insurer’s consolidation analysis of those investments. The adoption of this new accounting guidance did not have a material impact on our consolidated financial statements.

Fair Value Measurements and Disclosures—Improving Disclosures about Fair Value Measurements

On January 1, 2011, we adopted new accounting guidance related to additional disclosures about purchases, sales, issuances and settlements in the rollforward of Level 3 fair value measurements. The adoption of this new accounting guidance did not have a material impact on our consolidated financial statements.

Disclosures Related To Financing Receivables

On December 31, 2010, we adopted new accounting guidance related to additional disclosures about the credit quality of loans, lease receivables and other long-term receivables and the related allowance for credit losses. Certain other additional disclosures were effective for us on March 31, 2011. The adoption of this new accounting guidance did not have a material impact on our consolidated financial statements.

Scope Exception for Embedded Credit Derivatives

On July 1, 2010, we adopted new accounting guidance related to embedded credit derivatives. This accounting guidance clarified the scope exception for embedded credit derivatives and when those features would be bifurcated from the host contract. Under the new accounting guidance, only embedded credit derivative features that are in the form of subordination of one financial instrument to another would not be subject to the bifurcation requirements. Accordingly, upon adoption, we were required to bifurcate embedded credit derivatives that no longer qualified under the amended scope exception. In conjunction with our adoption, we elected fair value option for certain fixed maturity securities. The following summarizes the components for the cumulative effect adjustment recorded on July 1, 2010 related to the adoption of this new accounting guidance:

(Amounts in millions)	Accumulated other comprehensive income (loss)	Retained earnings	Total stockholders’ equity
Investment securities	$267	$(267)	$—
Adjustment to DAC	(4)	1	(3)
Adjustment to sales inducements	(1)	1	—
Provision for income taxes	(93)	94	1

Net cumulative effect adjustment	$169	$(171)	$(2)

For certain securities where the embedded credit derivative would require bifurcation, we elected the fair value option to carry the entire instrument at fair value to reduce the cost of calculating and recording the fair value of the embedded derivative feature separate from the debt security. Additionally, we elected the fair value option for a portion of other asset-backed securities for operational ease and to record and present the securities at fair value in future periods. Upon electing fair value option on July 1, 2010, these securities were reclassified into the trading category included in other invested assets and had a fair value of $407 million. Prior to electing fair value option, these securities were classified as available-for-sale fixed maturity securities.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

Accounting for Transfers of Financial Assets

On January 1, 2010, we adopted new accounting guidance related to accounting for transfers of financial assets. This accounting guidance amends the previous guidance on transfers of financial assets by eliminating the qualifying special-purpose entity concept, providing certain conditions that must be met to qualify for sale accounting, changing the amount of gain or loss recognized on certain transfers and requiring additional disclosures. The adoption of this accounting guidance did not have a material impact on our consolidated financial statements. The elimination of the qualifying special-purpose entity concept requires that these entities be considered for consolidation as a result of the new guidance related to VIEs as discussed below.

Improvements to Financial Reporting by Enterprises Involved with VIEs

On January 1, 2010, we adopted new accounting guidance for determining which enterprise, if any, has a controlling financial interest in a VIE and requires additional disclosures about involvement in VIEs. Under this new accounting guidance, the primary beneficiary of a VIE is the enterprise that has the power to direct the activities of a VIE that most significantly impacts the VIE’s economic performance and has the obligation to absorb losses or receive benefits that could potentially be significant to the VIE. Upon adoption of this new accounting guidance, we were required to consolidate certain VIEs, including previously qualifying special-purpose entities and investment structures. We recorded a transition adjustment for the impact upon adoption to reflect the difference between the assets and liabilities of the newly consolidated entities and the amounts recorded for our interests in these entities prior to adoption. On January 1, 2010, we recorded a net cumulative effect adjustment of $104 million to retained earnings with a partial offset to accumulated other comprehensive income (loss) of $91 million related to the adoption of this new accounting guidance.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The assets and liabilities of the newly consolidated entities were as follows as of January 1, 2010:

(Amounts in millions)	Carrying value (1)	Adjustment for election of fair value option (2)	Amounts recorded upon consolidation
Assets
Restricted commercial mortgage loans	$564	$—	$564
Restricted other invested assets	409	(30)	379
Accrued investment income	2	—	2

Total assets	975	(30)	945

Liabilities
Other liabilities	138	—	138
Borrowings related to securitization entities	644	(80)	564

Total liabilities	782	(80)	702

Net assets and liabilities of newly consolidated entities	$193	$50	243

Less: amortized cost of fixed maturity securities previously recorded (3)			404

Cumulative effect adjustment to retained earnings upon adoption, pre-tax			(161)
Tax effect			57

Net cumulative effect adjustment to retained earnings upon adoption			$(104)

(1)

Carrying value represents the amounts that would have been recorded in the consolidated financial statements on January 1, 2010 had we recorded the assets and liabilities in our financial statements from the date we first met the conditions for consolidation based on the criteria in the new accounting guidance.

(2)	Amount represents the difference between book value and fair value of the investments and borrowings related to consolidated securitization entities where we have elected fair value option.
(3)	Fixed maturity securities that were previously recorded had net unrealized investment losses of $91 million included in accumulated other comprehensive income (loss) as of December 31, 2009.

For commercial mortgage loans, the carrying amounts represent the unpaid principal balance less any allowance for losses. Restricted other invested assets are comprised of trading securities that are recorded at fair value. Trading securities represent asset-backed securities where we elected fair value option. Borrowings related to securitization entities are recorded at unpaid principal except for the borrowings related to entities where we elected fair value option for all assets and liabilities.

For certain entities consolidated upon adoption of the new accounting guidance on January 1, 2010, we elected fair value option to measure all assets and liabilities at current fair value with future changes in fair value being recording in income (loss). We elected fair value option for certain entities as a method to better present the offsetting changes in assets and liabilities related to third-party interests in those entities and eliminated the potential accounting mismatch between the measurement of the assets and derivatives of the entity compared to the borrowings issued by the entity. The entities where we did not elect fair value option did not have the same accounting mismatch since the assets held by the securitization entity and the borrowings of the entity were recorded at cost. See note 18 for additional information related to consolidation of VIEs.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The new accounting guidance related to consolidation of VIEs has been deferred for a reporting entity’s interest in an entity that has all of the attributes of an investment company as long as there is no implicit or explicit obligation to fund losses of the entity. For entities that meet these criteria, the new accounting guidance related to VIE consolidation would not be applicable until further guidance is issued. Accordingly, we did not have any impact upon adoption related to entities that meet the deferral criteria, such as certain limited partnership and fund investments.

Fair Value Measurements and Disclosures—Improving Disclosures about Fair Value Measurements

On January 1, 2010, we adopted new accounting guidance requiring additional disclosures for significant transfers between Level 1 and 2 fair value measurements and clarifications to existing fair value disclosures related to the level of disaggregation, inputs and valuation techniques. The adoption of this new accounting guidance did not have a material impact on our consolidated financial statements.

Fair Value Measurements and Disclosures—Measuring Liabilities At Fair Value

On October 1, 2009, we adopted new accounting guidance related to measuring liabilities at fair value. This accounting guidance clarified techniques for measuring the fair value of liabilities when quoted market prices for the identical liability are not available. The adoption of this new accounting guidance did not have a material impact on our consolidated financial statements.

Fair Value Measurements and Disclosures—Investments In Certain Entities That Calculate Net Asset Value Per Share

On October 1, 2009, we adopted new accounting guidance related to fair value measurements and disclosures that provided guidance on the fair value measurement in certain entities that calculate net asset value per share. The adoption of this new accounting guidance did not have a material impact on our consolidated financial statements.

The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles

On July 1, 2009, we adopted new accounting guidance related to the codification of accounting standards and the hierarchy of U.S. GAAP established by the FASB. This accounting guidance established two levels of U.S. GAAP, authoritative and nonauthoritative. The FASB Accounting Standards Codification (the “Codification”) is the source of authoritative, nongovernmental U.S. GAAP, except for rules and interpretive releases of the United States Securities and Exchange Commission (“SEC”), which are also sources of authoritative U.S. GAAP for SEC registrants. All other accounting literature is nonauthoritative. The adoption of this new accounting guidance did not have a material impact on our consolidated financial statements.

Recognition and Presentation of Other-Than-Temporary Impairments

On April 1, 2009, we adopted new accounting guidance related to the recognition and presentation of other-than-temporary impairments. This accounting guidance amended the other-than-temporary impairment guidance for debt securities and modified the presentation and disclosure requirements for other-than-temporary impairment disclosures for debt and equity securities. This accounting guidance also amended the requirement for management to positively assert the ability and intent to hold a debt security to recovery to determine whether an other-than-temporary impairment exists and replaced this provision with the assertion that we do not intend to sell or it is not more likely than not that we will be required to sell a security prior to recovery. Additionally, this accounting guidance modified the presentation of other-than-temporary impairments for certain debt securities to

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

only present the impairment loss in net income (loss) that represents the credit loss associated with the other-than-temporary impairment with the remaining impairment loss being presented in OCI. The following summarizes the components for the cumulative effect adjustment recorded on April 1, 2009 related to the adoption of this new accounting guidance:

(Amounts in millions)	Accumulated other comprehensive income (loss)	Retained earnings	Total stockholders’ equity
Investment securities	$(588)	$588	$—
Adjustment to DAC	33	(26)	7
Adjustment to PVFP	9	(7)	2
Adjustment to sales inducements	5	(5)	—
Adjustment to certain benefit reserves	—	1	1
Provision for income taxes	192	(196)	(4)

Net cumulative effect adjustment	$(349)	$355	$6

Interim Disclosures About Fair Value of Financial Instruments

On April 1, 2009, we adopted new accounting guidance related to interim disclosures about fair value of financial instruments. This accounting guidance amended the fair value disclosure requirements for certain financial instruments to require disclosures during interim reporting periods of publicly traded entities in addition to requiring them in annual financial statements. The adoption of this new accounting guidance did not have a material impact on our consolidated financial statements.

Determining Fair Value When the Volume and Level of Activity For the Asset Or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly

On April 1, 2009, we adopted new accounting guidance related to determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. This accounting guidance provided additional guidance for determining fair value when the volume or level of activity for an asset or liability has significantly decreased and identified circumstances that indicate a transaction is not orderly. The adoption of this new accounting guidance did not have a material impact on our consolidated financial statements.

Fair Value Measurements of Certain Nonfinancial Assets and Liabilities

On January 1, 2009, we adopted new accounting guidance related to fair value measurements of certain nonfinancial assets and liabilities, such as impairment testing of goodwill and indefinite-lived intangible assets. The adoption of this new accounting guidance did not have a material impact on our consolidated financial statements.

Disclosures About Derivative Instruments and Hedging Activities

On January 1, 2009, we adopted new accounting guidance related to disclosures about derivative instruments and hedging activities. This statement required enhanced disclosures about an entity’s derivative and hedging activities. The adoption of this new accounting guidance did not have a material impact on our consolidated financial statements.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

Business Combinations

On January 1, 2009, we adopted new accounting guidance related to business combinations. This accounting guidance established principles and requirements for how an acquirer recognizes and measures certain items in a business combination, as well as disclosures about the nature and financial effects of a business combination. The adoption of this new accounting guidance did not have a material impact on our consolidated financial statements.

Noncontrolling Interests In Consolidated Financial Statements

On January 1, 2009, we adopted new accounting guidance related to noncontrolling interests in consolidated financial statements. This accounting guidance established accounting and reporting standards for noncontrolling interests in a subsidiary and for deconsolidation of a subsidiary. The adoption of this new accounting guidance did not have a material impact on our consolidated financial statements.

y) Retrospective Accounting Changes

On January 1, 2012, we adopted new accounting guidance requiring presentation of the components of net income (loss), the components of OCI and total comprehensive income either in a single continuous statement of comprehensive income (loss) or in two separate but consecutive statements. We chose to present two separate but consecutive statements. We adopted this new guidance retrospectively. The adoption of this new accounting guidance did not have a material impact on our consolidated financial results.

On January 1, 2012, we adopted new accounting guidance related to accounting for costs associated with acquiring or renewing insurance contracts. We adopted this new guidance retrospectively, which reduced retained earnings and stockholders’ equity by $1.2 billion as of January 1, 2009, and reduced net income (loss) by $63 million, $86 million and $12 million for the years ended December 31, 2011, 2010 and 2009, respectively. This new guidance results in lower amortization and fewer deferred costs, specifically related to underwriting, inspection and processing for contracts that are not issued, as well as advertising and customer solicitation.

Effective January 1, 2012, we changed our treatment of the liability for future policy benefits for our level premium term life insurance products when the liability for a policy falls below zero. Previously, the total liability for future policy benefits included negative reserves calculated at an individual policy level. Through 2010, we issued level premium term life insurance products whose premiums are contractually determined to be level through a period of time and then increase thereafter. Our previous accounting policy followed the accounting for traditional, long-duration insurance contracts where the reserves are calculated as the present value of expected benefit payments minus the present value of net premiums based on assumptions determined on the policy issuance date including mortality, interest, and lapse rates. This accounting has the effect of causing profits to emerge as a level percentage of premiums, subject to differences in assumed versus actual experience which flow through income as they occur, and for products with an increasing premium stream, such as the level premium term life insurance product, may result in negative reserves for a given policy.

More recent insurance-specific accounting guidance reflects a different accounting philosophy, emphasizing the balance sheet over the income statement, or matching, focus which was the philosophy in place when the traditional, long-duration insurance contract guidance was issued (the accounting model for traditional, long-duration insurance contracts draws upon the principles of matching and conservatism originating in the 1970’s, and does not specifically address negative reserves). More recent accounting models for long-duration contracts specifically prohibit negative reserves, e.g., non-traditional contracts with annuitization benefits and certain

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

participating contracts. These recent accounting models did not impact the reserving for our level premium term life insurance products.

We believe that industry accounting practices for level premium term life insurance product reserving is mixed with some companies “flooring” reserves at zero and others applying our current accounting policy described above. In 2010, we stopped issuing new level premium term life insurance policies. Thus, as the level premium term policies reach the end of their level premium term periods, the portion of policies with negative reserves in relation to the reserve for all level premium term life insurance products will continue to increase. Our new method of accounting floors the liability for future policy benefits on each level premium term life insurance policy at zero. We believe that flooring reserves at zero is preferable in our circumstances as this alternative accounting policy will not allow negative reserves to accumulate on the balance sheet for this closed block of insurance policies. In implementing this change in accounting, no changes were made to the assumptions that were locked-in at policy inception. We implemented this accounting change retrospectively, which reduced retained earnings and stockholders’ equity by approximately $74 million as of January 1, 2009, and reduced net income (loss) by approximately $10 million, $4 million and $32 million for the years ended December 31, 2011, 2010 and 2009, respectively.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table presents the balance sheet as of December 31, 2011 reflecting the impact of the accounting changes that were retrospectively adopted on January 1, 2012:

(Amounts in millions)	As Originally Reported	Effect of DAC Change	Effect of Reserve Change	As Currently Reported
Assets
Total investments	$71,904	$—	$—	$71,904
Cash and cash equivalents	4,488	—	—	4,488
Accrued investment income	691	—	—	691
Deferred acquisition costs	7,327	(2,134)	—	5,193
Intangible assets	577	3	—	580
Goodwill	1,253	—	—	1,253
Reinsurance recoverable	16,982	—	16	16,998
Other assets	958	—	—	958
Separate account assets	10,122	—	—	10,122

Total assets	$114,302	$(2,131)	$16	$112,187

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$31,971	$3	$201	$32,175
Policyholder account balances	26,345	—	—	26,345
Liability for policy and contract claims	7,620	—	—	7,620
Unearned premiums	4,257	(34)	—	4,223
Other liabilities	6,308	—	—	6,308
Borrowings related to securitization entities	396	—	—	396
Non-recourse funding obligations	3,256	—	—	3,256
Long-term borrowings	4,726	—	—	4,726
Deferred tax liability	1,636	(733)	(65)	838
Separate account liabilities	10,122	—	—	10,122

Total liabilities	96,637	(764)	136	96,009

Stockholders’ equity:
Class A common stock	1	—	—	1
Additional paid-in capital	12,124	12	—	12,136
Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,586	31	—	1,617
Net unrealized gains (losses) on other-than-temporarily impaired securities	(132)	—	—	(132)

Net unrealized investment gains (losses)	1,454	31	—	1,485

Derivatives qualifying as hedges	2,009	—	—	2,009
Foreign currency translation and other adjustments	558	(5)	—	553

Total accumulated other comprehensive income (loss)	4,021	26	—	4,047
Retained earnings	3,095	(1,391)	(120)	1,584
Treasury stock, at cost	(2,700)	—	—	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	16,541	(1,353)	(120)	15,068
Noncontrolling interests	1,124	(14)	—	1,110

Total stockholders’ equity	17,665	(1,367)	(120)	16,178

Total liabilities and stockholders’ equity	$114,302	$(2,131)	$16	$112,187

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table presents the balance sheet as of December 31, 2010 reflecting the impact of the accounting changes that were retrospectively adopted on January 1, 2012:

(Amounts in millions)	As Originally Reported	Effect of DAC Change	Effect of Reserve Change	As Currently Reported
Assets
Total investments	$68,437	$—	$—	$68,437
Cash and cash equivalents	3,132	—	—	3,132
Accrued investment income	733	—	—	733
Deferred acquisition costs	7,256	(2,061)	—	5,195
Intangible assets	741	3	—	744
Goodwill	1,329	—	—	1,329
Reinsurance recoverable	17,191	—	15	17,206
Other assets	810	—	—	810
Deferred tax asset	1,100	11	—	1,111
Separate account assets	11,666	—	—	11,666

Total assets	$112,395	$(2,047)	$15	$110,363

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$30,717	$3	$185	$30,905
Policyholder account balances	26,978	—	—	26,978
Liability for policy and contract claims	6,933	—	—	6,933
Unearned premiums	4,541	(34)	—	4,507
Other liabilities	6,085	—	—	6,085
Borrowings related to securitization entities	494	—	—	494
Non-recourse funding obligations	3,437	—	—	3,437
Long-term borrowings	4,952	—	—	4,952
Deferred tax liability	1,621	(700)	(60)	861
Separate account liabilities	11,666	—	—	11,666

Total liabilities	97,424	(731)	125	96,818

Stockholders’ equity:
Class A common stock	1	—	—	1
Additional paid-in capital	12,095	12	—	12,107
Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	21	20	—	41
Net unrealized gains (losses) on other-than-temporarily impaired securities	(121)	—	—	(121)

Net unrealized investment gains (losses)	(100)	20	—	(80)

Derivatives qualifying as hedges	924	—	—	924
Foreign currency translation and other adjustments	668	(6)	—	662

Total accumulated other comprehensive income (loss)	1,492	14	—	1,506
Retained earnings	2,973	(1,328)	(110)	1,535
Treasury stock, at cost	(2,700)	—	—	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	13,861	(1,302)	(110)	12,449
Noncontrolling interests	1,110	(14)	—	1,096

Total stockholders’ equity	14,971	(1,316)	(110)	13,545

Total liabilities and stockholders’ equity	$112,395	$(2,047)	$15	$110,363

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table presents the income statement for year ended December 31, 2011 reflecting the impact of the accounting changes that were retrospectively adopted on January 1, 2012:

(Amounts in millions)	As Originally Reported	Effect of DAC Change	Effect of Reserve Change	As Currently Reported
Revenues:
Premiums	$5,705	$—	$—	$5,705
Net investment income	3,380	—	—	3,380
Net investment gains (losses)	(220)	—	—	(220)
Insurance and investment product fees and other	1,479	24	—	1,503

Total revenues	10,344	24	—	10,368

Benefits and expenses:
Benefits and other changes in policy reserves	5,926	—	15	5,941
Interest credited	794	—	—	794
Acquisition and operating expenses, net of deferrals	2,032	262	—	2,294
Amortization of deferred acquisition costs and intangibles	743	(145)	—	598
Goodwill impairment	29	—	—	29
Interest expense	506	—	—	506

Total benefits and expenses	10,030	117	15	10,162

Income before income taxes	314	(93)	(15)	206
Provision for income taxes	53	(30)	(5)	18

Net income	261	(63)	(10)	188
Less: net income attributable to noncontrolling interests	139	—	—	139

Net income available to Genworth Financial, Inc.’s common stockholders	$122	$(63)	$(10)	$49

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic (1)	$0.25	$(0.13)	$(0.02)	$0.10

Diluted (1)	$0.25	$(0.13)	$(0.02)	$0.10

(1)	May not total due to whole number calculation.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table presents the income statement for year ended December 31, 2010 reflecting the impact of the accounting changes that were retrospectively adopted on January 1, 2012:

(Amounts in millions)	As Originally Reported	Effect of DAC Change	Effect of Reserve Change	As Currently Reported
Revenues:
Premiums	$5,854	$—	$—	$5,854
Net investment income	3,266	—	—	3,266
Net investment gains (losses)	(143)	—	—	(143)
Insurance and investment product fees and other	1,112	—	—	1,112

Total revenues	10,089	—	—	10,089

Benefits and expenses:
Benefits and other changes in policy reserves	5,994	1	6	6,001
Interest credited	841	—	—	841
Acquisition and operating expenses, net of deferrals	1,965	252	—	2,217
Amortization of deferred acquisition costs and intangibles	756	(130)	—	626
Interest expense	457	—	—	457

Total benefits and expenses	10,013	123	6	10,142

Income before income taxes	76	(123)	(6)	(53)
Benefit for income taxes	(209)	(37)	(2)	(248)

Net income	285	(86)	(4)	195
Less: net income attributable to noncontrolling interests	143	—	—	143

Net income available to Genworth Financial, Inc.’s common stockholders	$142	$(86)	$(4)	$52

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic (1)	$0.29	$(0.18)	$(0.01)	$0.11

Diluted (1)	$0.29	$(0.17)	$(0.01)	$0.11

(1)	May not total due to whole number calculation.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table presents the income statement for year ended December 31, 2009 reflecting the impact of the accounting changes that were retrospectively adopted on January 1, 2012:

(Amounts in millions)	As Originally Reported	Effect of DAC Change	Effect of Reserve Change	As Currently Reported
Revenues:
Premiums	$6,019	$—	$—	$6,019
Net investment income	3,033	—	—	3,033
Net investment gains (losses)	(1,041)	—	—	(1,041)
Insurance and investment product fees and other	1,058	—	—	1,058

Total revenues	9,069	—	—	9,069

Benefits and expenses:
Benefits and other changes in policy reserves	5,818	(2)	50	5,866
Interest credited	984	—	—	984
Acquisition and operating expenses, net of deferrals	1,884	231	—	2,115
Amortization of deferred acquisition costs and intangibles	782	(213)	—	569
Interest expense	393	—	—	393

Total benefits and expenses	9,861	16	50	9,927

Loss before income taxes	(792)	(16)	(50)	(858)
Benefit for income taxes	(393)	(4)	(18)	(415)

Net loss	(399)	(12)	(32)	(443)
Less: net income attributable to noncontrolling interests	61	—	—	61

Net loss available to Genworth Financial, Inc.’s common stockholders	$(460)	$(12)	$(32)	$(504)

Net loss available to Genworth Financial, Inc.’s common stockholders per common share:
Basic (1)	$(1.02)	$(0.03)	$(0.07)	$(1.12)

Diluted (1)	$(1.02)	$(0.03)	$(0.07)	$(1.12)

(1)	May not total due to whole number calculation.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table presents the cash flows from operating activities for the year ended December 31, 2011 reflecting the impact of the accounting changes that were retrospectively adopted on January 1, 2012:

(Amounts in millions)	As Originally Reported	Effect of DAC Change	Effect of Reserve Change	As Currently Reported
Cash flows from operating activities:
Net income	$261	$(63)	$(10)	$188
Adjustments to reconcile net income to net cash from operating activities:
Amortization of fixed maturity discounts and premiums and limited partnerships	(77)	—	—	(77)
Net investment losses	220	—	—	220
Charges assessed to policyholders	(690)	—	—	(690)
Acquisition costs deferred	(899)	262	—	(637)
Amortization of deferred acquisition costs and intangibles	743	(145)	—	598
Goodwill impairment	29	—	—	29
Deferred income taxes	(309)	(38)	(5)	(352)
Gain on sale of subsidiary	(20)	(16)	—	(36)
Net increase in trading securities, held-for-sale investments and derivative instruments	1,451	—	—	1,451
Stock-based compensation expense	31	—	—	31
Change in certain assets and liabilities:
Accrued investment income and other assets	(140)	—	—	(140)
Insurance reserves	2,492	—	15	2,507
Current tax liabilities	131	—	—	131
Other liabilities and policy-related balances	(98)	—	—	(98)

Net cash from operating activities	$3,125	$—	$—	$3,125

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table presents the cash flows from operating activities for the year ended December 31, 2010 reflecting the impact of the accounting changes that were retrospectively adopted on January 1, 2012:

(Amounts in millions)	As Originally Reported	Effect of DAC Change	Effect of Reserve Change	As Currently Reported
Cash flows from operating activities:
Net income	$285	$(86)	$(4)	$195
Adjustments to reconcile net income to net cash from operating activities:
Amortization of fixed maturity discounts and premiums and limited partnerships	(55)	—	—	(55)
Net investment losses	143	—	—	143
Charges assessed to policyholders	(506)	—	—	(506)
Acquisition costs deferred	(839)	252	—	(587)
Amortization of deferred acquisition costs and intangibles	756	(130)	—	626
Deferred income taxes	(294)	(37)	(2)	(333)
Net decrease in trading securities, held-for-sale investments and derivative instruments	(100)	—	—	(100)
Stock-based compensation expense	44	—	—	44
Change in certain assets and liabilities:
Accrued investment income and other assets	(33)	—	—	(33)
Insurance reserves	2,406	1	6	2,413
Current tax liabilities	(173)	—	—	(173)
Other liabilities and policy-related balances	(298)	—	—	(298)

Net cash from operating activities	$1,336	$—	$—	$1,336

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table presents the cash flows from operating activities for the year ended December 31, 2009 reflecting the impact of the accounting changes that were retrospectively adopted on January 1, 2012:

(Amounts in millions)	As Originally Reported	Effect of DAC Change	Effect of Reserve Change	As Currently Reported
Cash flows from operating activities:
Net loss	$(399)	$(12)	$(32)	$(443)
Adjustments to reconcile net loss to net cash from operating activities:
Amortization of fixed maturity discounts and premiums and limited partnerships	84	—	—	84
Net investment losses	1,041	—	—	1,041
Charges assessed to policyholders	(442)	—	—	(442)
Acquisition costs deferred	(707)	231	—	(476)
Amortization of deferred acquisition costs and intangibles	782	(213)	—	569
Deferred income taxes	(476)	(4)	(18)	(498)
Gain on sale of subsidiary	(4)	—	—	(4)
Net decrease in trading securities, held-for-sale investments and derivative instruments	(59)	—	—	(59)
Stock-based compensation expense	26	—	—	26
Change in certain assets and liabilities:
Accrued investment income and other assets	(90)	—	—	(90)
Insurance reserves	2,763	(2)	50	2,811
Current tax liabilities	(119)	—	—	(119)
Other liabilities and policy-related balances	(469)	—	—	(469)

Net cash from operating activities	$1,931	$—	$—	$1,931

z) Accounting Pronouncements Not Yet Adopted

In May 2011, the FASB issued new accounting guidance for fair value measurements. This new accounting guidance clarifies existing fair value measurement requirements and changes certain fair value measurement principles and disclosure requirements that will be effective for us on January 1, 2012. We do not expect the adoption of this accounting guidance to have a material impact on our consolidated financial statements.

In April 2011, the FASB issued new accounting guidance for repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. The new guidance removes the requirement to consider a transferor’s ability to fulfill its contractual rights from the criteria when determining effective control and is effective, for us, prospectively to any transactions occurring on or after January 1, 2012. We do not expect the adoption of this accounting guidance to have a material impact on our consolidated financial statements.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(3) Earnings (Loss) Per Share

Basic and diluted earnings (loss) per share are calculated by dividing each income (loss) category presented below by the weighted-average basic and diluted shares outstanding for the periods indicated:

(Amounts in millions, except per share amounts)	2011	2010	2009
Net income (loss)	$188	$195	$(443)
Less: net income attributable to noncontrolling interests	139	143	61

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$49	$52	$(504)

Basic per common share:
Net income (loss)	$0.38	$0.40	$(0.98)
Less: net income attributable to noncontrolling interests	0.28	0.29	0.14

Net income (loss) available to Genworth Financial, Inc.’s common stockholders (1)	$0.10	$0.11	$(1.12)

Diluted per common share:
Net income (loss)	$0.38	$0.40	$(0.98)
Less: net income attributable to noncontrolling interests	0.28	0.29	0.14

Net income (loss) available to Genworth Financial, Inc.’s common stockholders (1)	$0.10	$0.11	$(1.12)

Weighted-average shares used in basic earnings per common share calculations	490.6	489.3	451.1
Potentially dilutive securities:
Stock options, restricted stock units and stock appreciation rights	2.9	4.6	—

Weighted-average shares used in diluted earnings per common share calculations (2)	493.5	493.9	451.1

(1)	May not total due to whole number calculation.
(2)

Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of our net loss for the year ended December 31, 2009, we were required to use basic weighted-average common shares outstanding in the calculation of the 2009 diluted loss per share, as the inclusion of shares for stock options, restricted stock units (“RSUs”) and stock appreciation rights (“SARs”) of 1.9 million would have been antidilutive to the calculation. If we had not incurred a net loss in 2009, dilutive potential common shares would have been 453.0 million.

On September 21, 2009, we completed the public offering of 55.2 million shares of our Class A Common Stock, par value $0.001 per share (including the exercise in full of the underwriters’ option to purchase up to an additional 7.2 million shares of our Class A Common Stock). Net proceeds were $622 million.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(4) Investments

(a) Net Investment Income

Sources of net investment income were as follows for the years ended December 31:

(Amounts in millions)	2011	2010	2009
Fixed maturity securities—taxable	$2,697	$2,619	$2,458
Fixed maturity securities—non-taxable	35	59	107
Commercial mortgage loans	365	391	432
Restricted commercial mortgage loans related to securitization entities (1)	40	39	—
Equity securities	19	14	16
Other invested assets (2)	162	104	(82)
Restricted other invested assets related to securitization entities (1)	—	2	—
Policy loans	120	112	143
Cash, cash equivalents and short-term investments	37	21	49

Gross investment income before expenses and fees	3,475	3,361	3,123
Expenses and fees	(95)	(95)	(90)

Net investment income	$3,380	$3,266	$3,033

(1)	See note 18 for additional information related to consolidated securitization entities.
(2)	Included in other invested assets was $15 million, $14 million and $7 million of net investment income related to trading securities in 2011, 2010 and 2009, respectively.

(b) Net Investment Gains (Losses)

The following table sets forth net investment gains (losses) for the years ended December 31:

(Amounts in millions)	2011	2010	2009
Available-for-sale securities:
Realized gains	$210	$156	$255
Realized losses	(160)	(151)	(226)

Net realized gains (losses) on available-for-sale securities	50	5	29

Impairments:
Total other-than-temporary impairments	(118)	(122)	(1,499)
Portion of other-than-temporary impairments included in other comprehensive income (loss)	(14)	(86)	441

Net other-than-temporary impairments	(132)	(208)	(1,058)

Trading securities	27	19	22
Commercial mortgage loans	6	(29)	(28)
Net gains (losses) related to securitization entities (1)	(47)	(3)	—
Derivative instruments (2)	(99)	50	21
Contingent purchase price valuation change	(25)	—	—
Other	—	23	(27)

Net investment gains (losses)	$(220)	$(143)	$(1,041)

(1)	See note 18 for additional information related to consolidated securitization entities.
(2)	See note 5 for additional information on the impact of derivative instruments included in net investment gains (losses).

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

We generally intend to hold securities in unrealized loss positions until they recover. However, from time to time, our intent on an individual security may change, based upon market or other unforeseen developments. In such instances, we sell securities in the ordinary course of managing our portfolio to meet diversification, credit quality, yield and liquidity requirements. If a loss is recognized from a sale subsequent to a balance sheet date due to these unexpected developments, the loss is recognized in the period in which we determined that we have the intent to sell the securities or it is more likely than not that we will be required to sell the securities prior to recovery. The aggregate fair value of securities sold at a loss during the years ended December 31, 2011, 2010 and 2009 was $1,884 million, $1,932 million and $1,513 million, respectively, which was approximately 93%, 93% and 88%, respectively, of book value.

The following represents the activity for credit losses recognized in net income (loss) on debt securities where an other-than-temporary impairment was identified and a portion of other-than-temporary impairments was included in OCI as of and for the years ended December 31:

(Amounts in millions)	2011	2010	2009
Beginning balance	$784	$1,059	$—
Adoption of new accounting guidance related to other-than-temporary impairments	—	—	1,204
Adoption of new accounting guidance related to securitization entities	—	(36)	—
Additions:
Other-than-temporary impairments not previously recognized	39	63	120
Increases related to other-than-temporary impairments previously recognized	82	117	227
Reductions:
Securities sold, paid down or disposed	(259)	(419)	(485)
Securities where there is intent to sell	—	—	(7)

Ending balance	$646	$784	$1,059

c) Unrealized Investment Gains and Losses

Net unrealized gains and losses on available-for-sale investment securities reflected as a separate component of accumulated other comprehensive income (loss) were as follows as of December 31:

(Amounts in millions)	2011	2010	2009
Net unrealized gains (losses) on investment securities:
Fixed maturity securities	$3,742	$511	$(2,245)
Equity securities	5	9	20
Other invested assets	(30)	(22)	(29)

Subtotal	3,717	498	(2,254)
Adjustments to DAC, PVFP, sales inducements and benefit reserves	(1,303)	(553)	127
Income taxes, net	(840)	25	761

Net unrealized investment gains (losses)	1,574	(30)	(1,366)
Less: net unrealized investment gains (losses) attributable to noncontrolling interests	89	50	39

Net unrealized investment gains (losses) attributable to Genworth Financial, Inc.	$1,485	$(80)	$(1,405)

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The change in net unrealized gains (losses) on available-for-sale investment securities reported in accumulated other comprehensive income (loss) was as follows as of and for the years ended December 31:

(Amounts in millions)	2011	2010	2009
Beginning balance	$(80)	$(1,405)	$(4,087)
Cumulative effect of changes in accounting	—	260	(349)
Unrealized gains (losses) arising during the period:
Unrealized gains (losses) on investment securities	3,137	2,141	4,379
Adjustment to DAC	(101)	(233)	(461)
Adjustment to PVFP	(86)	(134)	(178)
Adjustment to sales inducements	(3)	(35)	(20)
Adjustment to benefit reserves	(560)	(273)	—
Provision for income taxes	(836)	(523)	(1,319)

Change in unrealized gains (losses) on investment securities	1,551	943	2,401
Reclassification adjustments to net investment (gains) losses, net of taxes of $(29), $(71) and $(360)	53	133	669

Change in net unrealized investment gains (losses)	1,604	1,336	2,721
Less: change in net unrealized investment gains (losses) attributable to noncontrolling interests	39	11	39

Ending balance	$1,485	$(80)	$(1,405)

(d) Fixed Maturity and Equity Securities

As of December 31, 2011, the amortized cost or cost, gross unrealized gains (losses) and fair value of our fixed maturity and equity securities classified as available-for-sale were as follows:

		Gross unrealized gains		Gross unrealized losses
(Amounts in millions)	Amortized cost or cost	Not other-than- temporarily impaired	Other-than- temporarily impaired	Not other-than- temporarily impaired	Other-than- temporarily impaired	Fair value
Fixed maturity securities:
U.S. government, agencies and government-sponsored enterprises	$3,946	$918	$—	$(1)	$—	$4,863
Tax-exempt	564	15	—	(76)	—	503
Government—non-U.S.	2,017	196	—	(2)	—	2,211
U.S. corporate	23,024	2,542	18	(325)	(1)	25,258
Corporate—non-U.S.	13,156	819	—	(218)	—	13,757
Residential mortgage-backed	5,695	446	9	(252)	(203)	5,695
Commercial mortgage-backed	3,470	157	4	(179)	(52)	3,400
Other asset-backed	2,686	18	—	(95)	(1)	2,608

Total fixed maturity securities	54,558	5,111	31	(1,148)	(257)	58,295
Equity securities	356	19	—	(14)	—	361

Total available-for-sale securities	$54,914	$5,130	$31	$(1,162)	$(257)	$58,656

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

As of December 31, 2010, the amortized cost or cost, gross unrealized gains (losses) and fair value of our fixed maturity and equity securities classified as available-for-sale were as follows:

		Gross unrealized gains		Gross unrealized losses
(Amounts in millions)	Amortized cost or cost	Not other-than- temporarily impaired	Other-than- temporarily impaired	Not other-than- temporarily impaired	Other-than- temporarily impaired	Fair value
Fixed maturity securities:
U.S. government, agencies and government-sponsored enterprises	$3,568	$145	$—	$(8)	$—	$3,705
Tax-exempt	1,124	19	—	(113)	—	1,030
Government—non-U.S.	2,257	118	—	(6)	—	2,369
U.S. corporate	23,282	1,123	10	(448)	—	23,967
Corporate—non-U.S.	13,180	485	—	(167)	—	13,498
Residential mortgage-backed	4,821	116	18	(304)	(196)	4,455
Commercial mortgage-backed	3,936	132	6	(286)	(45)	3,743
Other asset-backed	2,494	18	—	(94)	(2)	2,416

Total fixed maturity securities	54,662	2,156	34	(1,426)	(243)	55,183
Equity securities	323	13	—	(4)	—	332

Total available-for-sale securities	$54,985	$2,169	$34	$(1,430)	$(243)	$55,515

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table presents the gross unrealized losses and fair values of our investment securities, aggregated by investment type and length of time that individual investment securities have been in a continuous unrealized loss position, as of December 31, 2011:

	Less than 12 months			12 months or more			Total
(Dollar amounts in millions)	Fair value	Gross unrealized losses	Number of securities	Fair value	Gross unrealized losses (1)	Number of securities	Fair value	Gross unrealized losses (2)	Number of securities
Description of Securities
Fixed maturity securities:
U.S. government, agencies and government-sponsored enterprises	$160	$(1)	2	$—	$—	—	$160	$(1)	2
Tax-exempt	—	—	—	230	(76)	72	230	(76)	72
Government—non-U.S.	90	(1)	25	8	(1)	8	98	(2)	33
U.S. corporate	1,721	(68)	175	1,416	(258)	136	3,137	(326)	311
Corporate—non-U.S.	1,475	(86)	188	705	(132)	75	2,180	(218)	263
Residential mortgage-backed	276	(5)	68	727	(450)	359	1,003	(455)	427
Commercial mortgage- backed	282	(36)	49	831	(195)	159	1,113	(231)	208
Other asset-backed	623	(3)	83	309	(93)	35	932	(96)	118

Subtotal, fixed maturity securities	4,627	(200)	590	4,226	(1,205)	844	8,853	(1,405)	1,434
Equity securities	92	(11)	39	25	(3)	13	117	(14)	52

Total for securities in an unrealized loss position	$4,719	$(211)	629	$4,251	$(1,208)	857	$8,970	$(1,419)	1,486

% Below cost—fixed maturity securities:
<20% Below cost	$4,545	$(156)	548	$2,758	$(252)	435	$7,303	$(408)	983
20%-50% Below cost	78	(30)	27	1,335	(653)	283	1,413	(683)	310
>50% Below cost	4	(14)	15	133	(300)	126	137	(314)	141

Total fixed maturity securities	4,627	(200)	590	4,226	(1,205)	844	8,853	(1,405)	1,434

% Below cost—equity securities:
<20% Below cost	80	(6)	36	21	(1)	12	101	(7)	48
20%-50% Below cost	12	(5)	3	4	(2)	1	16	(7)	4

Total equity securities	92	(11)	39	25	(3)	13	117	(14)	52

Total for securities in an unrealized loss position	$4,719	$(211)	629	$4,251	$(1,208)	857	$8,970	$(1,419)	1,486

Investment grade	$4,292	$(165)	502	$3,066	$(577)	479	$7,358	$(742)	981
Below investment grade (3)	427	(46)	127	1,185	(631)	378	1,612	(677)	505

Total for securities in an unrealized loss position	$4,719	$(211)	629	$4,251	$(1,208)	857	$8,970	$(1,419)	1,486

(1)	Amounts included $248 million of unrealized losses on other-than-temporarily impaired securities.
(2)	Amounts included $257 million of unrealized losses on other-than-temporarily impaired securities.
(3)	Amounts that have been in a continuous loss position for 12 months or more included $235 million of unrealized losses on other-than-temporarily impaired securities.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

As indicated in the table above, the majority of the securities in a continuous unrealized loss position for less than 12 months were investment grade and less than 20% below cost. These unrealized losses were primarily attributable to credit spreads that have widened since acquisition for corporate securities across various industry sectors, including finance and insurance as well as utilities and energy. For securities that have been in a continuous unrealized loss for less than 12 months, the average fair value percentage below cost was approximately 4% as of December 31, 2011.

Fixed Maturity Securities In A Continuous Unrealized Loss Position For 12 Months Or More

Of the $252 million of unrealized losses on fixed maturity securities in a continuous unrealized loss for 12 months or more that were less than 20% below cost, the weighted-average rating was “BBB” and approximately 73% of the unrealized losses were related to investment grade securities as of December 31, 2011. These unrealized losses were attributable to the widening of credit spreads for these securities since acquisition, primarily associated with corporate securities in the finance and insurance sector as well as mortgage-backed and asset-backed securities. The average fair value percentage below cost for these securities was approximately 8% as of December 31, 2011. See below for additional discussion related to fixed maturity securities that have been in a continuous loss position for 12 months or more with a fair value that was more than 20% below cost.

The following tables present the concentration of gross unrealized losses and fair values of fixed maturity securities that were more than 20% below cost and in a continuous loss position for 12 months or more by asset class as of December 31, 2011:

	Investment Grade
	20% to 50%				Greater than 50%
(Dollar amounts in millions)	Fair value	Gross unrealized losses	% of total gross unrealized losses	Number of securities	Fair value	Gross unrealized losses	% of total gross unrealized losses	Number of securities
Fixed maturity securities:
Tax-exempt	$144	$(67)	5%	28	$—	$—	—%	—
Government—non-U.S.	2	(1)	—	1	—	—	—	—
U.S. corporate	322	(134)	9	22	—	—	—	—
Corporate—non-U.S.	223	(98)	7	21	—	—	—	—
Structured securities:
Residential mortgage-backed	69	(29)	2	26	11	(27)	2	14
Commercial mortgage-backed	60	(23)	2	14	—	(1)	—	3
Other asset-backed	27	(8)	1	3	1	(2)	—	1

Total structured securities	156	(60)	5	43	12	(30)	2	18

Total	$847	$(360)	26%	115	$12	$(30)	2%	18

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

	Below Investment Grade
	20% to 50%				Greater than 50%
(Dollar amounts in millions)	Fair value	Gross unrealized losses	% of total gross unrealized losses	Number of securities	Fair value	Gross unrealized losses	% of total gross unrealized losses	Number of securities
Fixed maturity securities:
U.S. corporate	$40	$(28)	2%	11	$—	$—	—%	—
Structured securities:
Residential mortgage- backed	263	(158)	11	117	82	(205)	14	90
Commercial mortgage- backed	112	(53)	4	36	29	(51)	4	16
Other asset-backed	73	(54)	4	4	10	(14)	1	2

Total structured securities	448	(265)	19	157	121	(270)	19	108

Total	$488	$(293)	21%	168	$121	$(270)	19%	108

For all securities in an unrealized loss position, we expect to recover the amortized cost based on our estimate of cash flows to be collected. We do not intend to sell and it is not more likely than not that we will be required to sell these securities prior to recovering our amortized cost. See below for further discussion of gross unrealized losses by asset class.

Tax-Exempt Securities

As indicated in the table above, $67 million of gross unrealized losses were related to tax-exempt securities that have been in a continuous unrealized loss position for more than 12 months and were more than 20% below cost. The unrealized losses for tax-exempt securities represent municipal bonds that were diversified by state as well as municipality or political subdivision within those states. Of these tax-exempt securities, the average unrealized loss was approximately $2 million which represented an average of 32% below cost. The unrealized losses primarily related to widening of credit spreads on these securities since acquisition as a result of higher risk premiums being attributed to these securities from uncertainty in many political subdivisions related to special revenues supporting these obligations as well as certain securities having longer duration that may be viewed as less desirable in the current market place. Additionally, the fair value of certain of these securities has been negatively impacted as a result of having certain bond insurers associated with the security. In our analysis of impairment for these securities, we expect to recover our amortized cost from the cash flows of the underlying securities before any guarantee support. However, the existence of these guarantees may negatively impact the value of the debt security in certain instances. We performed an analysis of these securities and the underlying activities that are expected to support the cash flows and determined we expect to recover our amortized cost.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

Corporate Debt Securities

The following tables present the concentration of gross unrealized losses and fair values related to corporate debt fixed maturity securities that were more than 20% below cost and in a continuous loss position for 12 months or more by industry as of December 31, 2011:

	Investment Grade
	20% to 50%				Greater than 50%
(Dollar amounts in millions)	Fair value	Gross unrealized losses	% of total gross unrealized losses	Number of securities	Fair value	Gross unrealized losses	% of total gross unrealized losses	Number of securities
Industry:
Finance and insurance	$455	$(203)	14%	38	$—	$—	—%	—
Utilities and energy	18	(6)	—	1	—	—	—	—
Consumer-non-cyclical	30	(10)	1	1	—	—	—	—
Capital goods	11	(4)	—	1	—	—	—	—
Technology and communications	31	(9)	1	2	—	—	—	—

Total	$545	$(232)	16%	43	$—	$—	—%	—

	Below Investment Grade
	20% to 50%				Greater than 50%
(Dollar amounts in millions)	Fair value	Gross unrealized losses	% of total gross unrealized losses	Number of securities	Fair value	Gross unrealized losses	% of total gross unrealized losses	Number of securities
Industry:
Finance and insurance	$32	$(24)	2%	3	$—	$—	—%	—
Consumer-cyclical	2	(1)	—	6	—	—	—	—
Capital goods	4	(2)	—	1	—	—	—	—
Technology and communications	2	(1)	—	1	—	—	—	—

Total	$40	$(28)	2%	11	$—	$—	—%	—

Of the total unrealized losses of $260 million for corporate fixed maturity securities presented in the preceding tables, $227 million, or 87%, of the unrealized losses related to issuers in the finance and insurance sector that were 32% below cost on average. Given the current market conditions, including current financial industry events and uncertainty around global economic conditions, the fair value of these debt securities has declined due to credit spreads that have widened since acquisition. In our examination of these securities, we considered all available evidence, including the issuers’ financial condition and current industry events to develop our conclusion on the amount and timing of the cash flows expected to be collected. Based on this evaluation, we determined that the unrealized losses on these debt securities represented temporary impairments as of December 31, 2011. Of the $227 million of unrealized losses related to the finance and insurance industry, $171 million related to financial hybrid securities on which a debt impairment model was employed. Most of our hybrid securities retained a credit rating of investment grade. The fair value of these hybrid securities has been impacted by credit spreads that have widened since acquisition and reflect uncertainty surrounding the extent and duration of government involvement, potential capital restructuring of these institutions, and continued but diminishing risk that income payments may be deferred. We continue to receive our contractual payments and expect to fully recover our amortized cost.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

We expect that our investments in corporate securities will continue to perform in accordance with our expectations about the amount and timing of estimated cash flows. Although we do not anticipate such events, it is at least reasonably possible that issuers of our investments in corporate securities will perform worse than current expectations. Such events may lead us to recognize write-downs within our portfolio of corporate securities in the future.

Structured Securities

Of the $625 million of unrealized losses related to structured securities that have been in an unrealized loss position for 12 months or more and were more than 20% below cost, $217 million related to other-than-temporarily impaired securities where the unrealized losses represented the non-credit portion of the impairment. The extent and duration of the unrealized loss position on our structured securities is due to the ongoing concern and uncertainty about the residential and commercial real estate market and unemployment, resulting in credit spreads that have widened since acquisition. Additionally, the fair value of certain structured securities has been significantly impacted from high risk premiums being incorporated into the valuation as a result of the amount of potential losses that may be absorbed by the security in the event of additional deterioration in the U.S. housing market.

While we considered the length of time each security had been in an unrealized loss position, the extent of the unrealized loss position and any significant declines in fair value subsequent to the balance sheet date in our evaluation of impairment for each of these individual securities, the primary factor in our evaluation of impairment is the expected performance for each of these securities. Our evaluation of expected performance is based on the historical performance of the associated securitization trust as well as the historical performance of the underlying collateral. Our examination of the historical performance of the securitization trust included consideration of the following factors for each class of securities issued by the trust: i) the payment history, including failure to make scheduled payments; ii) current payment status; iii) current and historical outstanding balances; iv) current levels of subordination and losses incurred to date; and v) characteristics of the underlying collateral. Our examination of the historical performance of the underlying collateral included: i) historical default rates, delinquency rates, voluntary and involuntary prepayments and severity of losses, including recent trends in this information; ii) current payment status; iii) loan to collateral value ratios, as applicable; iv) vintage; and v) other underlying characteristics such as current financial condition.

We used our assessment of the historical performance of both the securitization trust and the underlying collateral for each security, along with third-party sources, when available, to develop our best estimate of cash flows expected to be collected. These estimates reflect projections for future delinquencies, prepayments, defaults and losses for the assets that collateralize the securitization trust and are used to determine the expected cash flows for our security, based on the payment structure of the trust. Our projection of expected cash flows is primarily based on the expected performance of the underlying assets that collateralize the securitization trust and is not directly impacted by the rating of our security. While we consider the rating of the security as an indicator of the financial condition of the issuer, this factor does not have a significant impact on our expected cash flows for each security. In limited circumstances, our expected cash flows include expected payments from reliable financial guarantors where we believe the financial guarantor will have sufficient assets to pay claims under the financial guarantee when the cash flows from the securitization trust are not sufficient to make scheduled payments. We then discount the expected cash flows using the effective yield of each security to determine the present value of expected cash flows.

Based on this evaluation, the present value of expected cash flows was greater than or equal to the amortized cost for each security. Accordingly, we determined that the unrealized losses on each of our structured securities represented temporary impairments as of December 31, 2011.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

Despite the considerable analysis and rigor employed on our structured securities, it is at least reasonably possible that the underlying collateral of these investments will perform worse than current market expectations. Such events may lead to adverse changes in cash flows on our holdings of structured securities and future write-downs within our portfolio of structured securities.

The following table presents the gross unrealized losses and fair values of our investment securities, aggregated by investment type and length of time that individual investment securities have been in a continuous unrealized loss position, as of December 31, 2010:

	Less than 12 months			12 months or more			Total
(Dollar amounts in millions)	Fair value	Gross unrealized losses	Number of securities	Fair value	Gross unrealized losses (1)	Number of securities	Fair value	Gross unrealized losses (2)	Number of securities
Description of Securities
U.S. government, agencies and government-sponsored enterprises	$545	$(8)	36	$—	$—	—	$545	$(8)	36
Tax-exempt	285	(12)	101	244	(101)	90	529	(113)	191
Government—non- U.S.	431	(5)	69	21	(1)	7	452	(6)	76
U.S. corporate	3,615	(125)	443	2,338	(323)	191	5,953	(448)	634
Corporate—non-U.S.	2,466	(53)	296	1,141	(114)	102	3,607	(167)	398
Residential mortgage-backed	461	(23)	92	1,031	(477)	416	1,492	(500)	508
Commercial mortgage-backed	177	(8)	26	1,167	(323)	225	1,344	(331)	251
Other asset-backed	401	(2)	37	512	(94)	53	913	(96)	90

Subtotal, fixed maturity securities	8,381	(236)	1,100	6,454	(1,433)	1,084	14,835	(1,669)	2,184
Equity securities	77	(3)	48	5	(1)	4	82	(4)	52

Total for securities in an unrealized loss position	$8,458	$(239)	1,148	$6,459	$(1,434)	1,088	$14,917	$(1,673)	2,236

% Below cost—fixed maturity securities:
<20% Below cost	$8,359	$(226)	1,076	$4,852	$(418)	588	$13,211	$(644)	1,664
20%-50% Below cost	22	(8)	18	1,428	(652)	328	1,450	(660)	346
>50% Below cost	—	(2)	6	174	(363)	168	174	(365)	174

Total fixed maturity securities	8,381	(236)	1,100	6,454	(1,433)	1,084	14,835	(1,669)	2,184

% Below cost—equity securities:
<20% Below cost	72	(2)	47	5	(1)	4	77	(3)	51
20%-50% Below cost	5	(1)	1	—	—	—	5	(1)	1

Total equity securities	77	(3)	48	5	(1)	4	82	(4)	52

Total for securities in an unrealized loss position	$8,458	$(239)	1,148	$6,459	$(1,434)	1,088	$14,917	$(1,673)	2,236

Investment grade	$8,249	$(231)	1,060	$4,850	$(764)	683	$13,099	$(995)	1,743
Below investment grade (3)	209	(8)	88	1,609	(670)	405	1,818	(678)	493

Total for securities in an unrealized loss position	$8,458	$(239)	1,148	$6,459	$(1,434)	1,088	$14,917	$(1,673)	2,236

(1)	Amounts included $240 million of unrealized losses on other-than-temporarily impaired securities.
(2)	Amounts included $243 million of unrealized losses on other-than-temporarily impaired securities.
(3)	Amounts that have been in a continuous loss position for 12 months or more included $213 million of unrealized losses on other-than-temporarily impaired securities.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The scheduled maturity distribution of fixed maturity securities as of December 31, 2011 is set forth below. Actual maturities may differ from contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties.

(Amounts in millions)	Amortized cost or cost	Fair value
Due one year or less	$2,731	$2,756
Due after one year through five years	10,916	11,225
Due after five years through ten years	9,760	10,472
Due after ten years	19,300	22,139

Subtotal	42,707	46,592
Residential mortgage-backed	5,695	5,695
Commercial mortgage-backed	3,470	3,400
Other asset-backed	2,686	2,608

Total	$54,558	$58,295

As of December 31, 2011, $4,191 million of our investments (excluding mortgage-backed and asset-backed securities) were subject to certain call provisions.

As of December 31, 2011, securities issued by utilities and energy, finance and insurance, and consumer—non-cyclical industry groups represented approximately 23%, 21% and 12% of our domestic and foreign corporate fixed maturity securities portfolio, respectively. No other industry group comprised more than 10% of our investment portfolio. This portfolio is widely diversified among various geographic regions in the United States and internationally, and is not dependent on the economic stability of one particular region.

As of December 31, 2011, we did not hold any fixed maturity securities in any single issuer, other than securities issued or guaranteed by the U.S. government, which exceeded 10% of stockholders’ equity.

As of December 31, 2011 and 2010, $900 million and $857 million, respectively, of securities were on deposit with various state or foreign government insurance departments in order to comply with relevant insurance regulations.

(e) Commercial Mortgage Loans

Our mortgage loans are collateralized by commercial properties, including multi-family residential buildings. The carrying value of commercial mortgage loans is stated at original cost net of prepayments, amortization and allowance for loan losses.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

We diversify our commercial mortgage loans by both property type and geographic region. The following tables set forth the distribution across property type and geographic region for commercial mortgage loans as of December 31:

	2011		2010
(Amounts in millions)	Carrying value	% of total	Carrying value	% of total
Property type:
Retail	$1,898	31%	$1,974	29%
Industrial	1,707	28	1,788	26
Office	1,590	26	1,850	27
Apartments	641	10	725	11
Mixed use/other	304	5	435	7

Subtotal	6,140	100%	6,772	100%

Unamortized balance of loan origination fees and costs	3		5
Allowance for losses	(51)		(59)

Total	$6,092		$6,718

	2011		2010
(Amounts in millions)	Carrying value	% of total	Carrying value	% of total
Geographic region:
South Atlantic	$1,631	27%	$1,583	23%
Pacific	1,539	25	1,769	26
Middle Atlantic	734	12	937	14
East North Central	557	9	612	9
Mountain	497	8	540	8
New England	388	6	482	7
West North Central	337	5	369	6
West South Central	298	5	297	4
East South Central	159	3	183	3

Subtotal	6,140	100%	6,772	100%

Unamortized balance of loan origination fees and costs	3		5
Allowance for losses	(51)		(59)

Total	$6,092		$6,718

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following tables set forth the aging of past due commercial mortgage loans by property type as of December 31:

	2011
(Amounts in millions)	31 - 60 days past due	61 - 90 days past due	Greater than 90 days past due	Total past due	Current	Total
Property type:
Retail	$107	$—	$—	$107	$1,791	$1,898
Industrial	3	—	—	3	1,704	1,707
Office	4	3	15	22	1,568	1,590
Apartments	—	—	—	—	641	641
Mixed use/other	1	—	—	1	303	304

Total recorded investment	$115	$3	$15	$133	$6,007	$6,140

% of total commercial mortgage loans	2%	—%	—%	2%	98%	100%

	2010
(Amounts in millions)	31 - 60 days past due	61 - 90 days past due	Greater than 90 days past due	Total past due	Current	Total
Property type:
Retail	$—	$—	$—	$—	$1,974	$1,974
Industrial	—	6	27	33	1,755	1,788
Office	—	—	12	12	1,838	1,850
Apartments	—	—	—	—	725	725
Mixed use/other	—	—	—	—	435	435

Total recorded investment	$—	$6	$39	$45	$6,727	$6,772

% of total commercial mortgage loans	—%	—%	1%	1%	99%	100%

As of December 31, 2011 and 2010, we had no commercial mortgage loans that were past due for more than 90 days and still accruing interest.

As of and for the years ended December 31, 2011 and 2010, we modified or extended 39 and 28 commercial mortgage loans, respectively, with a total carrying value of $252 million and $331 million, respectively. All of these modifications or extensions were based on current market interest rates, did not result in any forgiveness in the outstanding principal amount owed by the borrower and were not considered troubled debt restructurings. As of and for the year ended December 31, 2011, we modified or extended one commercial mortgage loan with a total carrying value of $3 million that was considered a troubled debt restructuring. As part of this troubled debt restructuring, we forgave default penalties and fees. This troubled debt restructuring did not result in any forgiveness in the outstanding principal amount owed by the borrower or a change to the original contractual interest rate.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table sets forth the commercial mortgage loans on nonaccrual status by property type as of December 31:

(Amounts in millions)	2011	2010
Property type:
Retail	$—	$—
Industrial	—	27
Office	15	12
Apartments	—	—
Mixed use/other	—	—

Total recorded investment	$15	$39

The following table sets forth the allowance for credit losses and recorded investment in commercial mortgage loans as of or for the years ended December 31:

(Amounts in millions)	2011	2010
Allowance for credit losses:
Beginning balance	$59	$48
Charge-offs (1)	(5)	(23)
Recoveries	—	—
Provision	(3)	34

Ending balance	$51	$59

Ending allowance for individually impaired loans	$—	$—

Ending allowance for loans not individually impaired that were evaluated collectively for impairment	$51	$59

Recorded investment:
Ending balance	$6,140	$6,772

Ending balance of individually impaired loans	$10	$30

Ending balance of loans not individually impaired that were evaluated collectively for impairment	$6,130	$6,742

(1)	Charge-offs in 2010 included $13 million related to held-for-sale commercial mortgage loans that were sold in the third quarter of 2010.

The following table presents the activity in the allowance for losses as of or for the year ended December 31:

(Amounts in millions)	2009
Beginning balance	$23
Provision	25
Release	—

Ending balance	$48

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following tables set forth our individually impaired commercial mortgage loans by property type as of December 31:

2011
(Amounts in millions)	Recorded investment	Unpaid principal balance	Charge- offs	Related allowance	Average recorded investment	Interest income recognized
Property type:
Retail	$—	$—	$—	$—	$—	$—
Industrial	—	—	—	—	$—	—
Office	10	13	3	—	$10	—
Apartments	—	—	—	—	$—	—
Mixed use/other	—	—	—	—	$—	—

Total	$10	$13	$3	$—	$10	$—

	2010
(Amounts in millions)	Recorded investment	Unpaid principal balance	Charge- offs	Related allowance	Average recorded investment	Interest income recognized
Property type:
Retail	$5	$8	$3	$—	$2	$—
Industrial	19	24	5	—	$3	—
Office	6	8	2	—	$2	—
Apartments	—	—	—	—	$—	—
Mixed use/other	—	—	—	—	$—	—

Total	$30	$40	$10	$—	$3	$—

In evaluating the credit quality of commercial mortgage loans, we assess the performance of the underlying loans using both quantitative and qualitative criteria. Certain risks associated with commercial mortgages loans can be evaluated by reviewing both the loan-to-value and debt service coverage ratio to understand both the probability of the borrower not being able to make the necessary loan payments as well as the ability to sell the underlying property for an amount that would enable us to recover our unpaid principal balance in the event of default by the borrower. The average loan-to-value ratio is based on our most recent estimate of the fair value for the underlying property which is evaluated at least annually and updated more frequently if necessary to better indicate risk associated with the loan. A lower loan-to-value indicates that our loan value is more likely to be recovered in the event of default by the borrower if the property was sold. The debt service coverage ratio is based on “normalized” annual net operating income of the property compared to the payments required under the terms of the loan. Normalization allows for the removal of annual one-time events such as capital expenditures, prepaid or late real estate tax payments or non-recurring third-party fees (such as legal, consulting or contract fees). This ratio is evaluated at least annually and updated more frequently if necessary to better indicate risk associated with the loan. A higher debt service coverage ratio indicates the borrower is less likely to default on the loan. The debt service coverage ratio should not be used without considering other factors associated with the borrower, such as the borrower’s liquidity or access to other resources that may result in our expectation that the borrower will continue to make the future scheduled payments.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following tables set forth the loan-to-value of commercial mortgage loans by property type as of December 31:

	2011
(Amounts in millions)	0% - 50%	51% -60%	61% -75%	76% -100%	Greater than 100% (1)	Total
Property type:
Retail	$453	$247	$900	$268	$30	$1,898
Industrial	445	332	642	261	27	1,707
Office	364	281	546	283	116	1,590
Apartments	164	110	321	31	15	641
Mixed use/other	81	47	89	15	72	304

Total	$1,507	$1,017	$2,498	$858	$260	$6,140

% of total	25%	17%	40%	14%	4%	100%

Weighted-average debt service coverage ratio	2.28	1.89	2.16	1.19	2.26	2.01

(1)

Included $260 million of loans in good standing, with a total weighted-average loan-to-value of 117%, where borrowers continued to make timely payments and have no history of delinquencies or distress.

	2010
(Amounts in millions)	0% - 50%	51% -60%	61% -75%	76% -100%	Greater than 100% (1)	Total
Property type:
Retail	$477	$287	$805	$363	$42	$1,974
Industrial	431	361	625	284	87	1,788
Office	320	327	612	446	145	1,850
Apartments	99	172	321	133	—	725
Mixed use/other	123	10	63	221	18	435

Total	$1,450	$1,157	$2,426	$1,447	$292	$6,772

% of total	22%	17%	36%	21%	4%	100%

Weighted-average debt service coverage ratio	2.24	1.99	1.79	2.42	0.75	2.01

(1)

Included $25 million of impaired loans and $267 million of loans in good standing, with a total weighted-average loan-to-value of 119%, where borrowers continued to make timely payments and have no history of delinquencies or distress.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following tables set forth the debt service coverage ratio for fixed rate commercial mortgage loans by property type as of December 31:

	2011
(Amounts in millions)	Less than 1.00	1.00 -1.25	1.26 -1.50	1.51 -2.00	Greater than 2.00	Total
Property type:
Retail	$91	$322	$445	$595	$340	$1,793
Industrial	197	238	278	652	334	1,699
Office	188	130	341	395	452	1,506
Apartments	15	80	76	295	174	640
Mixed use/other	22	23	53	61	59	218

Total	$513	$793	$1,193	$1,998	$1,359	$5,856

% of total	9%	14%	20%	34%	23%	100%

Weighted-average loan-to-value	86%	72%	68%	59%	50%	63%

	2010
(Amounts in millions)	Less than 1.00	1.00 -1.25	1.26 -1.50	1.51 -2.00	Greater than 2.00	Total
Property type:
Retail	$125	$317	$490	$512	$415	$1,859
Industrial	260	166	292	698	346	1,762
Office	176	186	238	524	547	1,671
Apartments	7	62	160	290	135	654
Mixed use/other	49	12	17	78	94	250

Total	$617	$743	$1,197	$2,102	$1,537	$6,196

% of total	10%	12%	19%	34%	25%	100%

Weighted-average loan-to-value	90%	71%	68%	62%	50%	64%

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following tables set forth the debt service coverage ratio for floating rate commercial mortgage loans by property type as of December 31:

	2011
(Amounts in millions)	Less than 1.00	1.00 -1.25	1.26 -1.50	1.51 -2.00	Greater than 2.00	Total
Property type:
Retail	$—	$—	$1	$—	$104	$105
Industrial	—	—	—	5	3	8
Office	—	—	8	—	76	84
Apartments	—	—	—	—	1	1
Mixed use/other	—	—	—	—	86	86

Total	$—	$—	$9	$5	$270	$284

% of total	—%	—%	3%	2%	95%	100%

Weighted-average loan-to-value	—%	—%	54%	44%	74%	72%

	2010
(Amounts in millions)	Less than 1.00	1.00 -1.25	1.26 -1.50	1.51 -2.00	Greater than 2.00	Total
Property type:
Retail	$—	$—	$—	$2	$113	$115
Industrial	1	5	—	1	19	26
Office	—	—	—	57	122	179
Apartments	—	4	—	21	46	71
Mixed use/other	—	—	—	—	185	185

Total	$1	$9	$—	$81	$485	$576

% of total	—%	2%	—%	14%	84%	100%

Weighted-average loan-to-value	30%	62%	—%	83%	77%	78%

(f) Restricted Commercial Mortgage Loans Related To Securitization Entities

The following tables set forth additional information regarding our restricted commercial mortgage loans related to securitization entities as of December 31:

	2011		2010
(Amounts in millions)	Carrying value	% of total	Carrying value	% of total
Property type:
Retail	$161	38%	$182	36%
Industrial	99	24	124	24
Office	86	21	117	23
Apartments	60	15	64	13
Mixed use/other	7	2	22	4

Subtotal	413	100%	509	100%

Allowance for losses	(2)		(2)

Total	$411		$507

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

	2011		2010
(Amounts in millions)	Carrying value	% of total	Carrying value	% of total
Geographic region:
South Atlantic	$146	35%	$189	37%
Pacific	74	18	90	18
Middle Atlantic	65	16	70	14
East North Central	42	10	51	10
Mountain	28	7	32	6
West North Central	28	7	31	6
East South Central	17	4	32	6
West South Central	12	3	13	3
New England	1	—	1	—

Subtotal	413	100%	509	100%

Allowance for losses	(2)		(2)

Total	$411		$507

Of our restricted commercial mortgage loans as of December 31, 2011, $408 million were current, $2 million were 61 to 90 days past due and $3 million were past due for more than 90 days and still accruing interest. As of December 31, 2010, all restricted commercial mortgage loans were current and there were no restricted commercial mortgage loans on nonaccrual status.

As of December 31, 2011 and 2010, loans not individually impaired that were evaluated collectively for impairment were $412 million and $509 million, respectively, of the total recorded investment of restricted commercial mortgage loans of $413 million and $509 million, respectively. There was no provision for credit losses recorded during the year ended December 31, 2011 related to restricted commercial mortgage loans. A provision for credit losses of $2 million was recorded during the year ended December 31, 2010 related to restricted commercial mortgage loans, which reflected our ending allowance for credit losses balance and was required upon consolidation of securitization entities as of January 1, 2010.

In evaluating the credit quality of restricted commercial mortgage loans, we assess the performance of the underlying loans using both quantitative and qualitative criteria. The risks associated with restricted commercial mortgage loans can typically be evaluated by reviewing both the loan-to-value and debt service coverage ratio to understand both the probability of the borrower not being able to make the necessary loan payments as well as the ability to sell the underlying property for an amount that would enable us to recover our unpaid principal balance in the event of default by the borrower. The average loan-to-value ratio is based on our most recent estimate of the fair value for the underlying property which is evaluated at least annually and updated more frequently if necessary to better indicate risk associated with the loan. A lower loan-to-value indicates that our loan value is more likely to be recovered in the event of default by the borrower if the property was sold. The debt service coverage ratio is based on “normalized” annual net operating income of the property compared to the payments required under the terms of the loan. Normalization allows for the removal of annual one-time events such as capital expenditures, prepaid or late real estate tax payments or non-recurring third-party fees (such as legal, consulting or contract fees). This ratio is evaluated at least annually and updated more frequently if necessary to better indicate risk associated with the loan. A higher debt service coverage ratio indicates the borrower is less likely to default on the loan. The debt service coverage ratio should not be used without

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

considering other factors associated with the borrower, such as the borrower’s liquidity or access to other resources that may result in our expectation that the borrower will continue to make the future scheduled payments.

The following tables set forth the loan-to-value of restricted commercial mortgage loans by property type as of December 31:

	2011
(Amounts in millions)	0% - 50%	51% -60%	61% -75%	76% -100%	Greater than 100%	Total
Property type:
Retail	$147	$9	$2	$—	$3	$161
Industrial	87	5	—	5	2	99
Office	63	9	6	6	2	86
Apartments	34	3	—	23	—	60
Mixed use/other	7	—	—	—	—	7

Total recorded investments	$338	$26	$8	$34	$7	$413

% of total	82%	6%	2%	8%	2%	100%

Weighted-average debt service coverage ratio	1.78	1.16	2.07	0.88	0.49	1.65

	2010
(Amounts in millions)	0% -50%	51% -60%	61% -75%	76% -100%	Greater than 100%	Total
Property type:
Retail	$141	$34	$1	$3	$3	$182
Industrial	108	8	4	2	2	124
Office	90	19	5	3	—	117
Apartments	35	9	—	20	—	64
Mixed use/other	17	5	—	—	—	22

Total recorded investments	$391	$75	$10	$28	$5	$509

% of total	77%	15%	2%	5%	1%	100%

Weighted-average debt service coverage ratio	1.82	1.35	1.05	1.18	0.52	1.69

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following tables set forth the debt service coverage ratio for fixed rate restricted commercial mortgage loans by property type as of December 31:

	2011
(Amounts in millions)	Less than 1.00	1.00 -1.25	1.26 -1.50	1.51 -2.00	Greater than 2.00	Total
Property type:
Retail	$5	$17	$49	$62	$28	$161
Industrial	15	10	21	23	30	99
Office	12	23	4	37	10	86
Apartments	12	14	7	22	5	60
Mixed use/other	—	—	—	2	5	7

Total recorded investments	$44	$64	$81	$146	$78	$413

% of total	10%	16%	20%	35%	19%	100%

Weighted-average loan-to-value	73%	48%	39%	36%	28%	41%

	2010
(Amounts in millions)	Less than 1.00	1.00 -1.25	1.26 -1.50	1.51 -2.00	Greater than 2.00	Total
Property type:
Retail	$14	$6	$52	$77	$33	$182
Industrial	11	9	25	50	29	124
Office	14	14	23	45	21	117
Apartments	—	21	10	26	7	64
Mixed use/other	—	—	7	11	4	22

Total recorded investments	$39	$50	$117	$209	$94	$509

% of total	8%	10%	23%	41%	18%	100%

Weighted-average loan-to-value	65%	55%	42%	41%	31%	43%

There were no floating rate restricted commercial mortgage loans as of December 31, 2011 or 2010.

See note 18 for additional information related to consolidated securitization entities.

(g) Restricted Other Invested Assets Related To Securitization Entities

We have consolidated securitization entities that hold certain investments that are recorded as restricted other invested assets related to securitization entities. The consolidated securitization entities hold certain investments as trading securities whereby the changes in fair value are recorded in current period income (loss). The trading securities are comprised of asset-backed securities, including residual interest in certain policy loan securitization entities and highly rated bonds that are primarily backed by credit card receivables. See note 18 for additional information related to consolidated securitization entities.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(5) Derivative Instruments

Our business activities routinely deal with fluctuations in interest rates, equity prices, currency exchange rates and other asset and liability prices. We use derivative instruments to mitigate or reduce certain of these risks. We have established policies for managing each of these risks, including prohibitions on derivatives market-making and other speculative derivatives activities. These policies require the use of derivative instruments in concert with other techniques to reduce or mitigate these risks. While we use derivatives to mitigate or reduce risks, certain derivatives do not meet the accounting requirements to be designated as hedging instruments and are denoted as “derivatives not designated as hedges” in the following disclosures. For derivatives that meet the accounting requirements to be designated as hedges, the following disclosures for these derivatives are denoted as “derivatives designated as hedges,” which include both cash flow and fair value hedges.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table sets forth our positions in derivative instruments as of December 31:

	Derivative assets			Derivative liabilities
(Amounts in millions)	Balance sheet classification	Fair value		Balance sheet classification	Fair value
		2011	2010		2011	2010
Derivatives designated as hedges
Cash flow hedges:
Interest rate swaps	Other invested assets	$602	$222	Other liabilities	$1	$56
Forward bond purchase commitments	Other invested assets	47	—	Other liabilities	—	—
Inflation indexed swaps	Other invested assets	—	—	Other liabilities	43	33
Foreign currency swaps	Other invested assets	—	205	Other liabilities	—	—

Total cash flow hedges		649	427		44	89

Fair value hedges:
Interest rate swaps	Other invested assets	43	95	Other liabilities	1	8
Foreign currency swaps	Other invested assets	32	35	Other liabilities	—	—

Total fair value hedges		75	130		1	8

Total derivatives designated as hedges		724	557		45	97

Derivatives not designated as hedges
Interest rate swaps	Other invested assets	705	446	Other liabilities	374	74
Equity return swaps	Other invested assets	7	—	Other liabilities	4	3
Interest rate swaps related to securitization entities (1)	Restricted other invested assets	—	—	Other liabilities	28	19
Interest rate swaptions	Other invested assets	—	—	Other liabilities	—	—
Credit default swaps	Other invested assets	1	11	Other liabilities	59	7
Credit default swaps related to securitization entities (1)	Restricted other invested assets	—	—	Other liabilities	177	129
Equity index options	Other invested assets	39	33	Other liabilities	—	3
Financial futures	Other invested assets	—	—	Other liabilities	—	—
Other foreign currency contracts	Other invested assets	9	—	Other liabilities	11	—
Reinsurance embedded derivatives (2)	Other assets	29	1	Other liabilities	—	—
GMWB embedded derivatives	Reinsurance recoverable (3)	16	(5)	Policyholder account balances (4)	492	121

Total derivatives not designated as hedges		806	486		1,145	356

Total derivatives		$1,530	$1,043		$1,190	$453

(1)	See note 18 for additional information related to consolidated securitization entities.
(2)	Represents embedded derivatives associated with certain reinsurance agreements.
(3)	Represents embedded derivatives associated with the reinsured portion of our guaranteed minimum withdrawal benefits (“GMWB”) liabilities.
(4)	Represents the embedded derivatives associated with our GMWB liabilities, excluding the impact of reinsurance.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The fair value of derivative positions presented above was not offset by the respective collateral amounts retained or provided under these agreements. The amounts recognized for derivative counterparty collateral retained by us was recorded in other invested assets with a corresponding amount recorded in other liabilities to represent our obligation to return the collateral retained by us.

The activity associated with derivative instruments can generally be measured by the change in notional value over the periods presented. However, for GMWB embedded derivatives, the change between periods is best illustrated by the number of policies. The following tables represent activity associated with derivative instruments as of the dates indicated:

(Notional in millions)	Measurement	December 31, 2010	Additions	Maturities/ terminations	December 31, 2011
Derivatives designated as hedges
Cash flow hedges:
Interest rate swaps	Notional	$12,355	$11,781	$(11,737)	$12,399
Forward bond purchase commitments	Notional	—	504	—	504
Inflation indexed swaps	Notional	525	19	—	544
Foreign currency swaps	Notional	491	—	(491)	—

Total cash flow hedges		13,371	12,304	(12,228)	13,447

Fair value hedges:
Interest rate swaps	Notional	1,764	—	(725)	1,039
Foreign currency swaps	Notional	85	—	—	85

Total fair value hedges		1,849	—	(725)	1,124

Total derivatives designated as hedges		15,220	12,304	(12,953)	14,571

Derivatives not designated as hedges
Interest rate swaps	Notional	7,681	1,433	(1,914)	7,200
Equity return swaps	Notional	208	363	(245)	326
Interest rate swaps related to securitization entities (1)	Notional	129	—	(12)	117
Interest rate swaptions	Notional	200	—	(200)	—
Credit default swaps	Notional	1,195	115	(200)	1,110
Credit default swaps related to securitization entities (1)	Notional	317	—	(3)	314
Equity index options	Notional	744	614	(836)	522
Financial futures	Notional	3,937	6,393	(7,406)	2,924
Other foreign currency contracts	Notional	521	868	(610)	779
Reinsurance embedded derivatives	Notional	72	317	(161)	228

Total derivatives not designated as hedges		15,004	10,103	(11,587)	13,520

Total derivatives		$30,224	$22,407	$(24,540)	$28,091

(1)	See note 18 for additional information related to consolidated securitization entities.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(Number of policies)	Measurement	December 31, 2010	Additions	Maturities/ terminations	December 31, 2011
Derivatives not designated as hedges
GMWB embedded derivatives	Policies	49,566	701	(2,551)	47,716

We did not have any derivatives with counterparties that can be terminated at the option of the derivative counterparty as of December 31, 2011.

Cash Flow Hedges

Certain derivative instruments are designated as cash flow hedges. The changes in fair value of these instruments are recorded as a component of OCI. We designate and account for the following as cash flow hedges when they have met the effectiveness requirements: (i) various types of interest rate swaps to convert floating rate investments to fixed rate investments; (ii) various types of interest rate swaps to convert floating rate liabilities into fixed rate liabilities; (iii) receive U.S. dollar fixed on foreign currency swaps to hedge the foreign currency cash flow exposure of foreign currency denominated investments; (iv) pay U.S. dollar fixed on foreign currency swaps to hedge the foreign currency cash flow exposure on liabilities denominated in foreign currencies; (v) forward starting interest rate swaps to hedge against changes in interest rates associated with future fixed rate bond purchases and/or interest income; (vi) forward bond purchase commitments to hedge against the variability in the anticipated cash flows required to purchase future fixed rate bonds; and (vii) other instruments to hedge the cash flows of various forecasted transactions.

The following table provides information about the pre-tax income (loss) effects of cash flow hedges for the year ended December 31, 2011:

(Amounts in millions)	Gain (loss) recognized in OCI	Gain (loss) reclassified into net income (loss) from OCI	Classification of gain (loss) reclassified into net income (loss)	Gain (loss) recognized in net income (loss) (1)	Classification of gain (loss) recognized in net income (loss)
Interest rate swaps hedging assets	$1,642	$27	Net investment income	$49	Net investment gains (losses)
Interest rate swaps hedging assets	—	2	Net investment gains (losses)	—	Net investment gains (losses)
Interest rate swaps hedging liabilities	—	2	Interest expense	—	Net investment gains (losses)
Forward bond purchase commitments	47	—	Net investment income	—	Net investment gains (losses)
Inflation indexed swaps	(10)	(25)	Net investment income	—	Net investment gains (losses)
Foreign currency swaps	4	(5)	Interest expense	—	Net investment gains (losses)

Total	$1,683	$1		$49

(1)	Represents ineffective portion of cash flow hedges as there were no amounts excluded from the measurement of effectiveness.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table provides information about the pre-tax income (loss) effects of cash flow hedges for the year ended December 31, 2010:

(Amounts in millions)	Gain (loss) recognized in OCI	Gain (loss) reclassified into net income (loss) from OCI (1)	Classification of gain (loss) reclassified into net income (loss)	Gain (loss) recognized in net income (loss) (2)	Classification of gain (loss) recognized in net income (loss)
Interest rate swaps hedging assets	$206	$15	Net investment income	$3	Net investment gains (losses)
Interest rate swaps hedging assets	—	2	Net investment gains (losses)	—	Net investment gains (losses)
Interest rate swaps hedging liabilities	(3)	2	Interest expense	—	Net investment gains (losses)
Inflation indexed swaps	(12)	—	Net investment income	—	Net investment gains (losses)
Foreign currency swaps	13	(6)	Interest expense	—	Net investment gains (losses)

Total	$204	$13		$3

(1)

Amounts included $2 million of gains reclassified into net income (loss) for cash flow hedges that were terminated or de-designated where the effective portion is reclassified into net income (loss) when the underlying hedge item affects net income (loss).

(2)	Represents ineffective portion of cash flow hedges, as there were no amounts excluded from the measurement of effectiveness.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table provides information about the pre-tax income (loss) effects of cash flow hedges for the year ended December 31, 2009:

(Amounts in millions)	Gain (loss) recognized in OCI	Gain (loss) reclassified into net income (loss) from OCI (1)	Classification of gain (loss) reclassified into net income (loss)	Gain (loss) recognized in net income (loss) (2)	Classification of gain (loss) recognized in net income (loss)
Interest rate swaps hedging assets	$(516)	$13	Net investment income	$(19)	Net investment gains (losses)
Interest rate swaps hedging assets	—	(6)	Net investment gains (losses)	—	Net investment gains (losses)
Interest rate swaps hedging liabilities	—	3	Interest expense	—	Net investment gains (losses)
Inflation indexed swaps	(35)	—	Net investment income	—	Net investment gains (losses)
Foreign currency swaps	—	(1)	Net investment gains (losses)	—	Net investment gains (losses)
Foreign currency swaps	(9)	(10)	Interest expense	—	Net investment gains (losses)

Total	$(560)	$(1)		$(19)

(1)

Amounts included $7 million of losses reclassified into net income (loss) for cash flow hedges that were terminated or de-designated where the effective portion is reclassified into net income (loss) when the underlying hedge item affects net income (loss).

(2)	Represents ineffective portion of cash flow hedges, as there were no amounts excluded from the measurement of effectiveness.

The following table provides a reconciliation of current period changes, net of applicable income taxes, for these designated derivatives presented in the separate component of stockholders’ equity labeled “derivatives qualifying as hedges,” for the years ended December 31:

(Amounts in millions)	2011	2010	2009
Derivatives qualifying as effective accounting hedges as of January 1	$924	$802	$1,161
Current period increases (decreases) in fair value, net of deferred taxes of $(597), $(73) and $201	1,086	131	(359)
Reclassification to net (income) loss, net of deferred taxes of $—, $4 and $(1)	(1)	(9)	—

Derivatives qualifying as effective accounting hedges as of December 31	$2,009	$924	$802

The total of derivatives designated as cash flow hedges of $2,009 million, net of taxes, recorded in stockholders’ equity as of December 31, 2011 is expected to be reclassified to future net income (loss), concurrently with and primarily offsetting changes in interest expense and interest income on floating rate instruments and interest income on future fixed rate bond purchases. Of this amount, $29 million, net of taxes, is expected to be reclassified to net income (loss) in the next 12 months. Actual amounts may vary from this amount as a result of market conditions. All forecasted transactions associated with qualifying cash flow hedges are expected to occur by 2045. No amounts were reclassified to net income (loss) during the years ended December 31, 2011, 2010 and 2009 in connection with forecasted transactions that were no longer considered probable of occurring.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

Fair Value Hedges

Certain derivative instruments are designated as fair value hedges. The changes in fair value of these instruments are recorded in net income (loss). In addition, changes in the fair value attributable to the hedged portion of the underlying instrument are reported in net income (loss). We designate and account for the following as fair value hedges when they have met the effectiveness requirements: (i) interest rate swaps to convert fixed rate investments to floating rate investments; (ii) interest rate swaps to convert fixed rate liabilities into floating rate liabilities; (iii) cross currency swaps to convert non-U.S. dollar fixed rate liabilities to floating rate U.S. dollar liabilities; and (iv) other instruments to hedge various fair value exposures of investments.

The following table provides information about the pre-tax income (loss) effects of fair value hedges and related hedged items for the year ended December 31, 2011:

	Derivative instrument				Hedged item
(Amounts in millions)	Gain (loss) recognized in net income (loss)	Classification of gain (losses) recognized in net income (loss)	Other impacts to net income (loss)	Classification of other impacts to net income (loss)	Gain (loss) recognized in net income (loss)	Classification of gain (losses) recognized in net income (loss)
Interest rate swaps hedging assets	$3	Net investment gains (losses)	$(9)	Net investment income	$(3)	Net investment gains (losses)
Interest rate swaps hedging liabilities	(52)	Net investment gains (losses)	66	Interest credited	52	Net investment gains (losses)
Foreign currency swaps	(3)	Net investment gains (losses)	3	Interest credited	3	Net investment gains (losses)

Total	$(52)		$60		$52

The following table provides information about the pre-tax income (loss) effects of fair value hedges and related hedged items for the year ended December 31, 2010:

	Derivative instrument				Hedged item
(Amounts in millions)	Gain (loss) recognized in net income (loss)	Classification of gain (losses) recognized in net income (loss)	Other impacts to net income (loss)	Classification of other impacts to net income (loss)	Gain (loss) recognized in net income (loss)	Classification of gain (losses) recognized in net income (loss)
Interest rate swaps hedging assets	$3	Net investment gains (losses)	$(12)	Net investment income	$(3)	Net investment gains (losses)
Interest rate swaps hedging liabilities	(32)	Net investment gains (losses)	96	Interest credited	32	Net investment gains (losses)
Foreign currency swaps	12	Net investment gains (losses)	3	Interest credited	(12)	Net investment gains (losses)

Total	$(17)		$87		$17

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table provides information about the pre-tax income (loss) effects of fair value hedges and related hedged items for the year ended December 31, 2009:

	Derivative instrument				Hedged item
(Amounts in millions)	Gain (loss) recognized in net income (loss)	Classification of gain (losses) recognized in net income (loss)	Other impacts to net income (loss)	Classification of other impacts to net income (loss)	Gain (loss) recognized in net income (loss)	Classification of gain (losses) recognized in net income (loss)
Interest rate swaps hedging assets	$10	Net investment gains (losses)	$(16)	Net investment income	$(11)	Net investment gains (losses)
Interest rate swaps hedging liabilities	(52)	Net investment gains (losses)	94	Interest credited	48	Net investment gains (losses)
Foreign currency swaps	(10)	Net investment gains (losses)	2	Interest credited	7	Net investment gains (losses)

Total	$(52)		$80		$44

The difference between the gain (loss) recognized for the derivative instrument and the hedged item presented above represents the net ineffectiveness of the fair value hedging relationships. The other impacts presented above represent the net income (loss) effects of the derivative instruments that are presented in the same location as the income (loss) activity from the hedged item. There were no amounts excluded from the measurement of effectiveness.

Derivatives Not Designated As Hedges

We also enter into certain non-qualifying derivative instruments such as: (i) interest rate swaps, swaptions and financial futures to mitigate interest rate risk as part of managing regulatory capital positions; (ii) credit default swaps to enhance yield and reproduce characteristics of investments with similar terms and credit risk; (iii) equity index options, equity return swaps, interest rate swaps and financial futures to mitigate the risks associated with liabilities that have guaranteed minimum benefits; (iv) interest rate swaps where the hedging relationship does not qualify for hedge accounting; (v) credit default swaps to mitigate loss exposure to certain credit risk; (vi) foreign currency forward contracts to mitigate currency risk associated with future dividends and other cash flows from certain foreign subsidiaries to our holding company; and (vii) equity index options and credit default swaps to mitigate certain macroeconomic risks associated with certain foreign subsidiaries. Additionally, we provide GMWBs on certain products that are required to be bifurcated as embedded derivatives and have reinsurance agreements with certain features that are required to be bifurcated as embedded derivatives.

We also have derivatives related to securitization entities where we were required to consolidate the related securitization entity as a result of our involvement in the structure. The counterparties for these derivatives typically only have recourse to the securitization entity. The interest rate swaps used for these entities are typically used to effectively convert the interest payments on the assets of the securitization entity to the same basis as the interest rate on the borrowings issued by the securitization entity. Credit default swaps are utilized in certain securitization entities to enhance the yield payable on the borrowings issued by the securitization entity and also include a settlement feature that allows the securitization entity to provide the par value of assets in the securitization entity for the amount of any losses incurred under the credit default swap.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table provides the pre-tax gain (loss) recognized in net income (loss) for the effects of derivatives not designated as hedges for the years ended December 31:

(Amounts in millions)	2011	2010	2009	Classification of gain (loss) recognized in net income (loss)
Interest rate swaps	$11	$105	$277	Net investment gains (losses)
Interest rate swaps related to securitization entities (1)	(16)	(11)	—	Net investment gains (losses)
Interest rate swaptions	—	53	(627)	Net investment gains (losses)
Credit default swaps	(45)	7	50	Net investment gains (losses)
Credit default swaps related to securitization entities (1)	(46)	(9)	—	Net investment gains (losses)
Equity index options	8	(75)	(134)	Net investment gains (losses)
Equity return swaps	3	(11)	—	Net investment gains (losses)
Financial futures	175	(109)	(233)	Net investment gains (losses)
Inflation indexed swaps	—	—	(4)	Net investment gains (losses)
Foreign currency swaps	—	—	6	Net investment gains (losses)
Other foreign currency contracts	(16)	(11)	10	Net investment gains (losses)
Reinsurance embedded derivatives	29	1	—	Net investment gains (losses)
GMWB embedded derivatives	(315)	85	710	Net investment gains (losses)

Total derivatives not designated as hedges	$(212)	$25	$55

(1)	See note 18 for additional information related to consolidated securitization entities.

Derivative Counterparty Credit Risk

As of December 31, 2011 and 2010, net fair value assets by counterparty totaled $1,027 million and $888 million, respectively. As of December 31, 2011 and 2010, net fair value liabilities by counterparty totaled $240 million and $172 million, respectively. As of December 31, 2011 and 2010, we retained collateral of $1,023 million and $794 million, respectively, related to these agreements, including over collateralization of $50 million and $29 million, respectively, from certain counterparties. As of December 31, 2011 and 2010, we posted $28 million and $30 million, respectively, of collateral to derivative counterparties, including over collateralization of $11 million in both years. For derivatives related to securitization entities, there are no arrangements that require either party to provide collateral and the recourse of the derivative counterparty is typically limited to the assets held by the securitization entity and there is no recourse to any entity other than the securitization entity.

Except for derivatives related to securitization entities, all of our master swap agreements contain credit downgrade provisions that allow either party to assign or terminate derivative transactions if the other party’s long-term unsecured debt rating or financial strength rating is below the limit defined in the applicable agreement. If the downgrade provisions had been triggered as of December 31, 2011 and 2010, we could have been allowed to claim up to $54 million and $123 million, respectively, from counterparties and required to disburse up to $18 million and $5 million, respectively. This represented the net fair value of gains and losses by counterparty, less available collateral held, and did not include any fair value gains or losses for derivatives related to securitization entities.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

Credit Derivatives

We sell protection under single name credit default swaps and credit default swap index tranches in combination with purchasing securities to replicate characteristics of similar investments based on the credit quality and term of the credit default swap. Credit default triggers for both indexed reference entities and single name reference entities follow the Credit Derivatives Physical Settlement Matrix published by the International Swaps and Derivatives Association. Under these terms, credit default triggers are defined as bankruptcy, failure to pay or restructuring, if applicable. Our maximum exposure to credit loss equals the notional value for credit default swaps. In the event of default for credit default swaps, we are typically required to pay the protection holder the full notional value less a recovery rate determined at auction.

In addition to the credit derivatives discussed above, we also have credit derivative instruments related to securitization entities that we consolidated in 2010. These derivatives represent a customized index of reference entities with specified attachment points for certain derivatives. The credit default triggers are similar to those described above. In the event of default, the securitization entity will provide the counterparty with the par value of assets held in the securitization entity for the amount of incurred loss on the credit default swap. The maximum exposure to loss for the securitization entity is the notional value of the derivatives. Certain losses on these credit default swaps would be absorbed by the third-party noteholders of the securitization entity and the remaining losses on the credit default swaps would be absorbed by our portion of the notes issued by the securitization entity.

The following table sets forth our credit default swaps where we sell protection on single name reference entities and the fair values as of December 31:

	2011			2010
(Amounts in millions)	Notional value	Assets	Liabilities	Notional value	Assets	Liabilities
Reference entity credit rating and maturity:
AAA
Matures after one year through five years	$5	$—	$—	$5	$—	$—
AA
Matures after one year through five years	6	—	—	6	—	—
Matures after five years through ten years	5	—	—	5	—	—
A
Matures after one year through five years	37	—	—	37	1	—
Matures after five years through ten years	10	—	1	5	—	—
BBB
Matures after one year through five years	68	1	—	68	2	—
Matures after five years through ten years	24	—	1	29	—	—

Total credit default swaps on single name reference entities	$155	$1	$2	$155	$3	$—

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table sets forth our credit default swaps where we sell protection on credit default swap index tranches and the fair values as of December 31:

	2011			2010
(Amounts in millions)	Notional value	Assets	Liabilities	Notional value	Assets	Liabilities
Original index tranche attachment/detachment point and maturity:
9% - 12% matures after one year through five years (1)	$300	$—	$27	$300	$—	$3
10% - 15% matures after one year through five years (2)	250	—	—	250	4	—
12% - 22% matures after five years through ten years (3)	248	—	28	248	—	4
15% - 30% matures after five years through ten years (4)	127	—	2	127	2	—

Total credit default swap index tranches	925	—	57	925	6	7

Customized credit default swap index tranches related to securitization entities:
Portion backing third-party borrowings maturing 2017 (5)	14	—	7	17	—	8
Portion backing our interest maturing 2017 (6)	300	—	170	300	—	121

Total customized credit default swap index tranches related to securitization entities	314	—	177	317	—	129

Total credit default swaps on index tranches	$1,239	$—	$234	$1,242	$6	$136

(1)	The current attachment/detachment as of December 31, 2011 and 2010 was 9%—12%.
(2)	The current attachment/detachment as of December 31, 2011 and 2010 was 10%—15%.
(3)	The current attachment/detachment as of December 31, 2011 and 2010 was 12%—22%.
(4)	The current attachment/detachment as of December 31, 2011 and 2010 was 14.8%—30.3%.
(5)	Original notional value was $39 million.
(6)	Original notional value was $300 million.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(6) Deferred Acquisition Costs

The following table presents the activity impacting DAC as of and for the years ended December 31:

(Amounts in millions)	2011	2010 (2)	2009 (3)
Unamortized balance as of January 1	$5,359	$5,297	$5,285
Impact of foreign currency translation	(8)	(16)	49
Costs deferred	637	587	476
Amortization, net of interest accretion	(460)	(510)	(482)
Cumulative effect of changes in accounting	—	1	(26)
Other (1)	(70)	—	(5)

Unamortized balance as of December 31	5,458	5,359	5,297
Accumulated effect of net unrealized investment (gains) losses	(265)	(164)	73

Balance as of December 31	$5,193	$5,195	$5,370

(1)	Relates to the sale of our Medicare supplement insurance business in 2011 and the sale of one of our Mexican subsidiaries in 2009. See note 8 for additional information.
(2)	On July 1, 2010, we adopted a new accounting standard related to embedded credit derivatives. The adoption of this standard had a net unfavorable impact of $3 million on DAC.
(3)	On April 1, 2009, we adopted a new accounting standard related to the recognition of other-than-temporary impairments. The adoption of this standard had a net favorable impact of $7 million on DAC.

We regularly review DAC to determine if it is recoverable from future income. As of December 31, 2011 and 2010, we believe all of our businesses have sufficient future income and therefore the related DAC is recoverable.

(7) Intangible Assets

The following table presents our intangible assets as of December 31:

	2011		2010
(Amounts in millions)	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
PVFP	$1,972	$(1,807)	$2,075	$(1,733)
Capitalized software	617	(426)	560	(364)
Deferred sales inducements to contractholders	151	(70)	143	(48)
Other	190	(47)	156	(45)

Total	$2,930	$(2,350)	$2,934	$(2,190)

Amortization expense related to PVFP, capitalized software and other intangible assets for the years ended December 31, 2011, 2010 and 2009 was $138 million, $116 million and $87 million, respectively. Amortization expense related to deferred sales inducements of $22 million, $19 million and $7 million, respectively, for the years ended December 31, 2011, 2010 and 2009 was included in benefits and other changes in policy reserves.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

Present Value of Future Profits

The following table presents the activity in PVFP as of and for the years ended December 31:

(Amounts in millions)	2011	2010	2009
Unamortized balance as of January 1	$430	$487	$532
Interest accreted at 5.7%, 5.7% and 5.7%	22	26	29
Amortization	(96)	(83)	(67)
Other (1)	(17)	—	—
Cumulative effect of change in accounting (2)	—	—	(7)

Unamortized balance as of December 31	339	430	487
Accumulated effect of net unrealized investment (gains) losses	(174)	(88)	46

Balance as of December 31	$165	$342	$533

(1)	Relates to the sale of the Medicare supplement insurance business.
(2)	On April 1, 2009, we adopted a new accounting standard related to the recognition of other-than-temporary impairments. The adoption of this standard had a net favorable impact of $2 million on PVFP.

The percentage of the December 31, 2011 PVFP balance net of interest accretion, before the effect of unrealized investment gains or losses, estimated to be amortized over each of the next five years is as follows:

2012	7.6%
2013	6.4%
2014	6.8%
2015	8.3%
2016	8.6%

Amortization expense for PVFP in future periods will be affected by acquisitions, dispositions, net investment gains (losses) or other factors affecting the ultimate amount of gross profits realized from certain lines of business. Similarly, future amortization expense for other intangibles will depend on future acquisitions, dispositions and other business transactions.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(8) Goodwill, Acquisitions and Dispositions

Goodwill

The following is a summary of our goodwill balance by segment and Corporate and Other activities as of the dates indicated:

(Amounts in millions)	U.S. Life Insurance	International Protection	Wealth Management	International Mortgage Insurance	U.S. Mortgage Insurance	Runoff	Corporate and Other	Total
Balance as of December 31, 2009:
Gross goodwill	$1,034	$97	$289	$18	$22	$112	$29	$1,601
Accumulated impairment losses	(185)	—	—	—	(22)	(70)	—	(277)

Goodwill	849	97	289	18	—	42	29	1,324

Acquisitions	—	—	8	—	—	—	—	8
Foreign exchange translation	—	(4)	—	1	—	—	—	(3)

Balance as of December 31, 2010:
Gross goodwill	1,034	93	297	19	22	112	29	1,606
Accumulated impairment losses	(185)	—	—	—	(22)	(70)	—	(277)

Goodwill	849	93	297	19	—	42	29	1,329

Impairment losses	—	—	—	—	—	—	(29)	(29)
Dispositions (1)	—	—	—	—	—	(42)	—	(42)
Acquisitions	—	—	(2)	—	—	—	—	(2)
Foreign exchange translation	—	(3)	—	—	—	—	—	(3)

Balance as of December 31, 2011:
Gross goodwill	1,034	90	295	19	22	70	29	1,559
Accumulated impairment losses	(185)	—	—	—	(22)	(70)	(29)	(306)

Goodwill	$849	$90	$295	$19	$—	$—	$—	$1,253

(1)	Relates to the sale of our Medicare supplement insurance business in 2011.

Goodwill impairment losses

During the fourth quarter of 2011, as a result of our reorganized operating segments, our reverse mortgage business was newly identified as a separate reporting unit. Previously, this business was a component of the long-term care insurance reporting unit. Due to historical business performance and recent adverse developments within the industry that negatively impacted the valuation of the business, we impaired all of the goodwill related to our reverse mortgage business reported in Corporate and Other activities in the fourth quarter of 2011. The key assumptions utilized in this valuation included expected future business performance and the discount rate, both

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

of which were adversely impacted as a result of the recent industry developments. There were no goodwill impairment charges recorded in 2010 and 2009. Deteriorating or adverse market conditions for certain businesses may have a significant impact on the fair value of our reporting units and could result in future impairments of goodwill.

Acquisitions

On December 31, 2010, we acquired the operating assets of Altegris Capital, LLC. (“Altegris”) in our Wealth Management segment. Altegris, based in La Jolla, California, provides a platform of alternative investments, including hedge funds and managed futures products. Under the terms of the agreement, we paid approximately $40 million at closing and may pay additional performance-based payments of up to $88 million during the five-year period following closing. We recorded consideration of $65 million consisting of the closing cash payment, estimated working capital adjustment and level 3 fair value of $21 million for contingent consideration, determined using an income approach. As part of the business combination, we recognized goodwill of $8 million and level 3 fair values of acquired identifiable intangible assets of $52 million. In 2011, upon finalization of the valuation, we recorded a reduction to goodwill of $3 million.

On August 29, 2008, we acquired Quantuvis Consulting, Inc., an investment advisor consulting business, for $3 million plus potential contingent consideration of up to $3 million. In 2011, we paid $1 million of contingent consideration related to this acquisition.

Dispositions

Effective October 1, 2011, we completed the sale of our Medicare supplement insurance business for total proceeds of $276 million. The sale resulted in an after-tax gain of $36 million. Our Medicare supplement insurance business is included in our Runoff segment. The transaction included the sale of Continental Life Insurance Company of Brentwood, Tennessee and its subsidiary, American Continental Insurance Company, and the reinsurance of the Medicare supplement insurance in-force business written by other Genworth life insurance subsidiaries.

On September 30, 2009, we closed a transaction for the sale of one of our Mexican subsidiaries, Genworth Seguros Mexico, S.A. de C.V. (“Seguros”), to HDI-Gerling International Holding AG. The sale included the automobile, property and casualty, life and personal accident insurance business lines that Seguros distributed through independent professional insurance agents. The net cash proceeds of $38 million were received on October 1, 2009. As of December 31, 2009, we recorded a receivable for contingent consideration of $8 million in the consolidated balance sheet. The sale resulted in an after-tax gain of $4 million.

In January 2012, we reached an agreement to sell our tax and accounting financial advisor unit, Genworth Financial Investment Services (“GFIS”), for approximately $79 million at closing, plus an earnout provision. The earnout provides the opportunity for us to receive additional future compensation based on achieving certain revenue goals. We expect to recognize a realized gain on the sale, with the closing of the sale expected in the first half of 2012, subject to customary closing conditions and regulatory approvals. GFIS is included in our Wealth Management segment.

(9) Reinsurance

We reinsure a portion of our policy risks to other insurance companies in order to reduce our ultimate losses and to diversify our exposures. We also assume certain policy risks written by other insurance companies. Reinsurance accounting is followed for assumed and ceded transactions when there is adequate risk transfer. Otherwise, the deposit method of accounting is followed.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

Reinsurance does not relieve us from our obligations to policyholders. In the event that the reinsurers are unable to meet their obligations, we remain liable for the reinsured claims. We monitor both the financial condition of individual reinsurers and risk concentrations arising from similar geographic regions, activities and economic characteristics of reinsurers to lessen the risk of default by such reinsurers. Other than the relationship discussed below with Union Fidelity Life Insurance Company (“UFLIC”), we do not have significant concentrations of reinsurance with any one reinsurer that could have a material impact on our financial position.

As of December 31, 2011, the maximum amount of individual ordinary life insurance normally retained by us on any one individual life policy was $5 million.

Prior to our IPO, we entered into several significant reinsurance transactions (“Reinsurance Transactions”) with UFLIC. In these transactions, we ceded to UFLIC in-force blocks of structured settlements, substantially all of our in-force blocks of variable annuities and a block of long-term care insurance policies that we reinsured in 2000 from MetLife Insurance Company of Connecticut. Although we remain directly liable under these contracts and policies as the ceding insurer, the Reinsurance Transactions have the effect of transferring the financial results of the reinsured blocks to UFLIC. As of December 31, 2011 and 2010, we had a reinsurance recoverable of $14,780 million and $14,866 million, respectively, associated with those Reinsurance Transactions.

To secure the payment of its obligations to us under the reinsurance agreements governing the Reinsurance Transactions, UFLIC has established trust accounts to maintain an aggregate amount of assets with a statutory book value at least equal to the statutory general account reserves attributable to the reinsured business less an amount required to be held in certain claims paying accounts. A trustee administers the trust accounts and we are permitted to withdraw from the trust accounts amounts due to us pursuant to the terms of the reinsurance agreements that are not otherwise paid by UFLIC. In addition, pursuant to a Capital Maintenance Agreement, General Electric Capital Corporation (“GE Capital”), an indirect subsidiary of GE, agreed to maintain sufficient capital in UFLIC to maintain UFLIC’s risk-based capital (“RBC”) at not less than 150% of its company action level, as defined from time to time by the NAIC.

Under the terms of certain reinsurance agreements that our life insurance subsidiaries have with external parties, we pledged assets in either separate portfolios or in trust for the benefit of external reinsurers. These assets support the reserves ceded to those external reinsurers. We had pledged fixed maturity securities and commercial mortgage loans of $8,294 million and $919 million, respectively, as of December 31, 2011 and $7,646 million and $822 million, respectively, as of December 31, 2010 in connection with these reinsurance agreements. However, we maintain the ability to substitute these pledged assets for other qualified collateral, and may use, commingle, encumber or dispose of any portion of the collateral as long as there is no event of default and the remaining qualified collateral is sufficient to satisfy the collateral maintenance level.

The following table sets forth net domestic life insurance in-force as of December 31:

(Amounts in millions)	2011	2010	2009
Direct life insurance in-force	$719,094	$693,459	$676,549
Amounts assumed from other companies	1,239	1,323	1,406
Amounts ceded to other companies (1)	(240,019)	(224,013)	(239,960)

Net life insurance in-force	$480,314	$470,769	$437,995

Percentage of amount assumed to net	—%	—%	—%

(1)	Includes amounts accounted for under the deposit method.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table sets forth the effects of reinsurance on premiums written and earned for the years ended December 31:

	Written			Earned
(Amounts in millions)	2011	2010	2009	2011	2010	2009
Direct:
Life insurance	$1,351	$1,471	$1,567	$1,370	$1,501	$1,620
Accident and health insurance	2,893	2,819	2,724	2,912	2,928	2,872
Property and casualty insurance	121	129	212	111	121	206
Mortgage insurance	1,618	1,531	1,415	1,723	1,702	1,696

Total direct	5,983	5,950	5,918	6,116	6,252	6,394

Assumed:
Life insurance	12	10	9	11	15	20
Accident and health insurance	426	422	416	492	450	464
Property and casualty insurance	—	—	—	—	—	—
Mortgage insurance	23	44	140	44	49	101

Total assumed	461	476	565	547	514	585

Ceded:
Life insurance	(254)	(281)	(287)	(254)	(280)	(266)
Accident and health insurance	(549)	(470)	(447)	(564)	(468)	(457)
Property and casualty insurance	—	—	(4)	—	—	(4)
Mortgage insurance	(145)	(163)	(232)	(140)	(164)	(233)

Total ceded	(948)	(914)	(970)	(958)	(912)	(960)

Net premiums	$5,496	$5,512	$5,513	$5,705	$5,854	$6,019

Percentage of amount assumed to net				10%	9%	10%

Reinsurance recoveries recognized as a reduction of benefits and other changes in policy reserves amounted to $2,492 million, $2,527 million and $2,485 million during 2011, 2010 and 2009, respectively.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(10) Insurance Reserves

Future Policy Benefits

The following table sets forth our recorded liabilities and the major assumptions underlying our future policy benefits as of December 31:

(Amounts in millions)	Mortality/ morbidity assumption		Interest rate assumption	2011	2010
Long-term care insurance contracts	(a	)	4.5% - 7.5%	$14,773	$13,434
Structured settlements with life contingencies	(b	)	2.0% - 8.5%	9,503	9,593
Annuity contracts with life contingencies	(b	)	2.0% - 8.5%	4,907	4,889
Traditional life insurance contracts	(c	)	2.5% - 7.5%	2,730	2,676
Supplementary contracts with life contingencies	(b	)	2.0% - 8.5%	255	258
Accident and health insurance contracts	(d	)	3.5% - 7.0%	7	55

Total future policy benefits				$32,175	$30,905

(a)	The 1983 Individual Annuitant Mortality Table or 2000 U.S. Annuity Table, or 1983 Group Annuitant Mortality Table and the 1985 National Nursing Home Study and company experience.
(b)	Assumptions for limited-payment contracts come from either the U.S. Population Table, 1983 Group Annuitant Mortality Table, 1983 Individual Annuitant Mortality Table or a-2000 Mortality Table.
(c)

Principally modifications of the 1965-70 or 1975-80 Select and Ultimate Tables, 1941, 1958, 1980 and 2001 Commissioner’s Standard Ordinary Tables, 1980 Commissioner’s Extended Term table and (IA) Standard Table 1996 (modified).

(d)

The 1958 and 1980 Commissioner’s Standard Ordinary Tables, or 2000 U.S. Annuity Table, or 1983 Group Annuitant Mortality and the 1959 Accidental Death Benefits Table, or 1964 Commissioners Disability Table, or 1956 Intercompany Hospital Table or 1972 TNW Major Medical Male-Female Table and company experience.

Assumptions as to persistency are based on company experience.

Policyholder Account Balances

The following table sets forth our recorded liabilities for policyholder account balances as of December 31:

(Amounts in millions)	2011	2010
Annuity contracts	$13,353	$13,126
GICs, funding agreements and FABNs	2,623	3,717
Structured settlements without life contingencies	2,195	2,317
Supplementary contracts without life contingencies	671	573
Other	38	39

Total investment contracts	18,880	19,772
Universal life insurance contracts	7,465	7,206

Total policyholder account balances	$26,345	$26,978

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

Certain of our U.S. life insurance companies are members of the Federal Home Loan Bank (the “FHLB”) system in their respective regions. As of December 31, 2011 and 2010, we held $84 million and $71 million of FHLB common stock, respectively, related to those memberships which was included in equity securities. We have outstanding funding agreements with the FHLBs and also have letters of credit which have not been drawn upon. The FHLBs have been granted a lien on certain of our invested assets to collateralize our obligations; however, we maintain the ability to substitute these pledged assets for other qualified collateral, and may use, commingle, encumber or dispose of any portion of the collateral as long as there is no event of default and the remaining qualified collateral is sufficient to satisfy the collateral maintenance level. Upon any event of default by us, the FHLB’s recovery on the collateral is limited to the amount of our funding agreement liabilities to the FHLB. The amount of funding agreements outstanding with the FHLB was $633 million as of December 31, 2011 and 2010, which was included in policyholder account balances. We had letters of credit related to the FHLB of $462 million as of December 31, 2011 and 2010. These funding agreements and letters of credit were collateralized by fixed maturity securities with a fair value of $1,312 million and $1,233 million as of December 31, 2011 and 2010, respectively.

Certain Nontraditional Long-Duration Contracts

Our variable annuity contracts provide a basic guaranteed minimum death benefit (“GMDB”) which provides a minimum account value to be paid upon the annuitant’s death. Some variable annuity contracts may permit contractholders to have the option to purchase through riders, at an additional charge, enhanced death benefits. Our separate account guarantees are primarily death benefits; we also have some GMWBs and guaranteed annuitization benefits.

As of December 31, 2011 and 2010, our liability associated with certain nontraditional long-duration contracts was approximately $8,008 million and $8,675 million, respectively.

The following table sets forth total account values, net of reinsurance, with death benefit and living benefit guarantees as of December 31:

(Dollar amounts in millions)	2011	2010
Account values with death benefit guarantees (net of reinsurance):
Standard death benefits (return of net deposits) account value	$2,802	$3,049
Net amount at risk	$67	$37
Average attained age of contractholders	70	70
Enhanced death benefits (step-up, roll-up, payment protection) account value	$4,038	$4,658
Net amount at risk	$428	$301
Average attained age of contractholders	69	69
Account values with living benefit guarantees:
GMWBs	$4,068	$4,500
Guaranteed annuitization benefits	$1,462	$1,627

The GMDB liability for our variable annuity contracts with death benefits, net of reinsurance, was $24 million and $13 million as of December 31, 2011 and 2010, respectively.

The assets supporting the separate accounts of the variable contracts are primarily mutual fund equity securities and are reflected in our consolidated balance sheets at fair value and reported as summary total separate account assets with an equivalent summary total reported for liabilities. Amounts assessed against the

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

contractholders for mortality, administrative and other services are included in revenues. Changes in liabilities for minimum guarantees are included in benefits and other changes in policy reserves.

Net investment income, net investment gains (losses) and the related liability changes associated with the separate account are offset within the same line item in the consolidated statements of income. There were no gains or losses on transfers of assets from the general account to the separate account.

The contracts underlying the GMWB and guaranteed annuitization benefits are considered “in the money” if the contractholder’s benefit base, defined as the greater of the contract value or the protected value, is greater than the account value. As of December 31, 2011 and 2010, our exposure related to GMWB and guaranteed annuitization benefit contracts that were considered “in the money” was $1,033 million and $692 million, respectively. For GMWBs and guaranteed annuitization benefits, the only way the contractholder can monetize the excess of the benefit base over the account value of the contract is upon annuitization and the amount to be paid by us will either be in the form of a lump sum, or over the annuity period for certain GMWBs and guaranteed annuitization benefits.

Account balances of variable annuity contracts with living benefit guarantees were invested in separate account investment options as follows as of December 31:

(Amounts in millions)	2011	2010
Balanced funds	$3,770	$4,162
Equity funds	958	1,028
Bond funds	758	849
Money market funds	30	51
Other	14	37

Total	$5,530	$6,127

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(11) Liability for Policy and Contract Claims

The following table sets forth changes in the liability for policy and contract claims for the dates indicated:

(Amounts in millions)	2011 (1)	2010 (2)	2009 (3)
Beginning as of January 1	$6,933	$6,567	$5,322
Less reinsurance recoverables	(1,654)	(1,769)	(1,454)

Net balance as of January 1	5,279	4,798	3,868

Incurred related to insured events of:
Current year	3,562	3,436	3,768
Prior years	651	799	421

Total incurred	4,213	4,235	4,189

Paid related to insured events of:
Current year	(1,238)	(1,217)	(1,441)
Prior years	(2,379)	(2,669)	(2,013)

Total paid	(3,617)	(3,886)	(3,454)

Interest on liability for policy and contract claims	136	121	121
Foreign currency translation	(17)	11	95
Other (4)	(28)	—	(21)

Net balance as of December 31	5,966	5,279	4,798
Add reinsurance recoverables	1,654	1,654	1,769

Balance as of December 31	$7,620	$6,933	$6,567

(1)

Current year reserves related to our U.S. Mortgage Insurance segment for the year ended December 31, 2011 were reduced by loss mitigation activities of $95 million, including $88 million related to workouts, loan modifications and pre-sales, and $7 million related to rescissions, net of reinstatements. Loss mitigation actions related to prior year delinquencies resulted in a reduction of expected losses of $472 million to date, including $434 million related to workouts, loan modifications and pre-sales, and $38 million related to rescissions, net of reinstatements of $84 million.

(2)

Current year reserves related to our U.S. Mortgage Insurance segment for the year ended December 31, 2010 were reduced by loss mitigation activities of $194 million, including $186 million related to workouts, loan modifications and pre-sales, and $8 million related to rescissions, net of reinstatements. Loss mitigation actions related to prior year delinquencies resulted in a reduction of expected losses of $540 million to date, including $390 million related to workouts, loan modifications and pre-sales, and $150 million related to rescissions, net of reinstatements of $175 million.

(3)

Current year reserves related to our U.S. Mortgage Insurance segment for the year ended December 31, 2009 were reduced by loss mitigation activities of $382 million, including $232 million related to rescissions, net of reinstatements, and $150 million related to workouts, loan modifications and pre-sales. Prior year reserves related to our U.S. Mortgage Insurance segment for the year ended December 31, 2009 were reduced by current year loss mitigation activities of $465 million, including $351 million related to rescissions, net of reinstatements, and $114 million related to workouts, loan modifications and pre-sales. Reinstatements were not material in 2009.

(4)	The amounts relate to the sale of our Medicare supplement insurance business in 2011 and one of our Mexican subsidiaries in 2009. See note 8 for additional information.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

As described in note 2, we establish reserves for the ultimate cost of settling claims on reported and unreported insured events that have occurred on or before the respective reporting period. These liabilities are associated primarily with our mortgage, lifestyle protection and long-term care insurance products and represent our best estimates of the liabilities at the time based on known facts, historical trends of claim payments and other external factors, such as various trends in economic conditions, housing prices, employment rates, mortality, morbidity and medical costs.

While the liability for policy and contract claims represents our current best estimates, there may be additional adjustments to these amounts based on information and trends not presently known. Such adjustments, reflecting any variety of new and adverse or favorable trends, could possibly be significant, exceeding the currently recorded reserves by an amount that could be material to our results of operations, financial condition and liquidity.

For 2011, the increase in the ending liability for policy and contract claims was primarily related to our long-term care insurance business due to growth and aging of the in-force block and claims experience including the severity and duration of existing claims, particularly in older issued policies. In addition, our U.S. Mortgage Insurance segment increased the ending liability due primarily to a reserve strengthening in the second quarter of 2011, partially offset by lower new delinquencies in the current year along with stable aging of existing delinquencies in the second half of 2011. The decline in paid claims was primarily driven by lower claim counts and lower average claim payments reflecting lower loan balances, partially offset by lower benefits from our captive reinsurance arrangements.

During 2011, 2010 and 2009, we strengthened reserves by $651 million, $799 million and $421 million, respectively, as a result of changes in estimates related to prior year insured events and the development of information and trends not previously known when establishing the reserves in prior periods.

In 2011, we increased prior year reserves in our U.S. Mortgage Insurance segment by $415 million from $2,282 million as of December 31, 2010. During 2011, we strengthened reserves due to worsening trends in recent experience as well as market trends in an environment of continuing weakness in the U.S. residential real estate market. These trends reflected a decline in cure rates in the second half of 2011 for delinquent loans and continued aging trends in the delinquent loan inventory. These trends were associated with a range of factors, including slow-moving pipelines of mortgages in some stage of foreclosure and delinquent loans under consideration for loan modifications. Specifically, reduced cure rates were driven by lower borrower self-cures and lower levels of lender loan modifications outside of government-sponsored modification programs. The decline in cure rates was also concentrated in earlier term delinquencies at a level higher than expected or historically experienced. In our U.S. Mortgage Insurance segment, loss mitigation actions that occurred during 2011 resulted in a reduction of expected losses of $567 million.

In 2011, we increased prior year claim reserves related to our long-term care insurance business by $232 million from $3,633 million as of December 31, 2010. We have experienced an increase in severity and duration of claims associated with observed loss development, particularly in older issued policies along with refinements to our estimated claim reserves all of which contributed to the reserve increase.

For our other businesses, the remaining unfavorable development in 2011 related to refinements to our estimates as part of our reserving process on both reported and unreported insured events occurring in the prior year that were not significant.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

For 2010, the increase in the ending liability for policy and contract claims was primarily related to our long-term care insurance business as a result of the aging of existing claims coupled with emerging claim experience. Our ending liability for policy and contract claims related to our U.S. Mortgage Insurance segment as of December 31, 2010 remained relatively flat as the increase in reserves during the year were largely offset by paid claims.

In 2010, we increased prior year reserves in our U.S. Mortgage Insurance segment by $514 million from $2,289 million as of December 31, 2009. As part of our reserving methodology, we estimate the number of loans in our delinquent loan inventory that we expect to be rescinded or modified over time as part of our loss mitigation activities, as well as estimates of the number of loans for which coverage may be reinstated under certain conditions following a rescission or modification action. The strengthening of reserves in 2010, particularly in the second half of 2010, related to a more significant decline in expected benefits from our loss mitigation activities than we had estimated at the end of 2009. Underperforming loan servicers and government programs contributed to higher foreclosure levels than expected that resulted in the continued aging of the delinquent loan inventory and thus reduced our benefits related to loan modifications. In our U.S. Mortgage Insurance segment, loss mitigation actions that occurred during 2010 resulted in a reduction of expected losses of $734 million.

In 2010, we increased prior year claim reserves related to our long-term care insurance business by $276 million from $3,138 million as of December 31, 2009. We experienced an increase in severity and duration of claims associated with observed loss development, particularly in older issued policies, along with refinements to our estimated claim reserves all of which contributed to the reserve increase.

For our other businesses, the remaining unfavorable development in 2010 related to refinements to our estimates as part of our reserving process on both reported and unreported insured events occurring in the prior year that were not significant.

For 2009, the increase in the ending liability for policy and contract claims was primarily related to our U.S. mortgage, long-term care and international mortgage insurance businesses as a result of the unfavorable global economic and housing market conditions. Reinsurance recoverable amounts associated with captive reinsurance in our U.S. mortgage insurance business increased moderately during 2009. However, benefits associated with certain of these arrangements were limited during 2009 due to trust account balance restrictions and loss level limitations.

In 2009, we increased prior year reserves in our U.S. Mortgage Insurance segment by $515 million from $1,711 million as of December 31, 2008. The strengthening of reserves related to the aging of the underlying delinquent loans. With the decline in home values and tightening credit liquidity in 2009, the ability to cure a delinquent loan has become increasingly difficult to achieve and caused an increase in the aging of delinquent loans. These aged delinquent loans also had a higher estimated claim rate as compared to the prior year as a result of deteriorating loss development trends and the adverse market and economic conditions. The rapid increase in unemployment levels and home price depreciation as well as the severe deterioration of the overall economic environment in early 2009 could not have been predicted at the time these reserves were established. The increase in reserves was partially offset by our loss mitigation activities which reduced our prior year reserves by $465 million.

As of December 31, 2009, our policy and contract claims liability related to our U.S. Mortgage Insurance segment also included a settlement of arbitration proceedings with a lender regarding certain bulk transactions in

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

the third quarter of 2009 of $95 million, consisting of net paid claims of $203 million and a decrease in reserves of $108 million which were included in the current year incurred and paid claims in the chart above.

In 2009, we strengthened prior year claim reserves related to our long-term care insurance business by $223 million from $2,735 million as of December 31, 2008. We experienced an increase in severity and duration of claims associated with observed loss development, particularly in older issued policies, along with refinements to our estimated claim reserves all of which contributed to the reserve increase.

We also strengthened prior year claim reserves related to our international mortgage insurance business in 2009 by $125 million from $366 million as of December 31, 2008. This strengthening was primarily related to an increase in delinquencies, particularly in Canada and Europe, as a result of slowing economies, rising unemployment, falling real estate values and reduced consumer spending in those countries that were experienced at the end of 2008. The impact of these market and economic events could not have been predicted at the time these reserves were established.

For our other businesses, the remaining unfavorable prior year development in 2009 related to refinements to our estimates as part of our reserving process on both reported and unreported insured events occurring in the prior year that were not significant.

(12) Employee Benefit Plans

(a) Pension and Retiree Health and Life Insurance Benefit Plans

Essentially all of our employees are enrolled in a qualified defined contribution pension plan. The plan is 100% funded by Genworth. We make annual contributions to each employee’s pension plan account based on the employee’s age, service and eligible pay. Employees are vested in the plan after three years of service. In addition, certain employees also participate in non-qualified defined contribution plans and in qualified and non-qualified defined benefit pension plans. The plan assets, projected benefit obligation and accumulated benefit obligation liabilities of these defined benefit pension plans were not material to our consolidated financial statements individually or in the aggregate. As of December 31, 2011 and 2010, we recorded a liability related to these benefits of $58 million and $39 million, respectively. We recognized a decrease in OCI of $17 million in 2011 and an increase in OCI of less than $1 million in 2010.

We provide retiree health benefits to domestic employees hired prior to January 1, 2005 who meet certain service requirements. Under this plan, retirees over 65 years of age receive a subsidy towards the purchase of a Medigap policy, and retirees under 65 years of age receive medical benefits similar to our employees’ medical benefits. In December 2009, we announced that eligibility for retiree medical benefits will be limited to associates who are within 10 years of retirement eligibility as of January 1, 2010. This resulted in a negative plan amendment which will be amortized over the average future service of the participants. We also provide retiree life and long-term care insurance benefits. The plans are funded as claims are incurred. As of December 31, 2011 and 2010, the accumulated postretirement benefit obligation associated with these benefits was $80 million and $74 million, respectively, which we accrued in other liabilities in the consolidated balance sheets. We recognized a decrease in OCI of $2 million in 2011 and an increase in OCI of $3 million in 2010.

Our cost associated with our pension, retiree health and life insurance benefit plans was $27 million, $39 million and $40 million for the years ended December 31, 2011, 2010 and 2009, respectively.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(b) Savings Plans

Our domestic employees participate in qualified and non-qualified defined contribution savings plans that allow employees to contribute a portion of their pay to the plan on a pre-tax basis. We match these contributions, which vest immediately, up to 6% of the employee’s pay. In December 2010, we announced employees hired on or after January 1, 2011 will not vest immediately in Genworth matching contributions but will fully vest after two complete years of service. One option available to employees in the defined contribution savings plan is the ClearCourse® variable annuity option offered by certain of our life insurance subsidiaries. The amount of deposits recorded by our life insurance subsidiaries in 2011 and 2010 in relation to this plan option was $1 million for each year. Employees also have the option of purchasing a fund which invests primarily in Genworth stock as part of the defined contribution plan. Our cost associated with these plans was $19 million, $13 million and $12 million for the years ended December 31, 2011, 2010 and 2009, respectively.

(c) Health and Welfare Benefits for Active Employees

We provide health and welfare benefits to our employees, including health, life, disability, dental and long-term care insurance. Our long-term care insurance is provided through our group long-term care insurance business. The premiums recorded by these businesses related to these benefits were insignificant during 2011, 2010 and 2009.

(13) Borrowings and Other Financings

(a) Short-Term Borrowings

Commercial Paper Facility

We have a $1.0 billion commercial paper program whereby notes are offered pursuant to an exemption from registration under the Securities Act of 1933 and may have a maturity of up to 364 days from the date of issue. As of December 31, 2011, we had no commercial paper outstanding.

Revolving Credit Facilities

We have two five-year revolving credit facilities that mature in May 2012 and August 2012. These facilities bear variable interest rates based on one-month London Interbank Offered Rate (“LIBOR”) plus a margin and we have access to $1.9 billion under these facilities. As of December 31, 2011, we had no borrowings under these facilities; however, we utilized $257 million under these facilities primarily for the issuance of letters of credit for the benefit of one of our life insurance subsidiaries. As of December 31, 2010, we had no borrowings under these facilities; however, we utilized $56 million under these facilities primarily for the issuance of letters of credit for the benefit of one of our lifestyle protection insurance subsidiaries. In June 2010, we repaid $100 million of outstanding borrowings under each of our five-year revolving credit facilities using the net proceeds from our senior notes offering that was completed in June 2010. In November 2010, we repaid $125 million of outstanding borrowings under each of our five-year revolving credit facilities with cash on hand. The remaining outstanding borrowings of $240 million under each of our five-year revolving credit facilities were repaid with net proceeds from our senior notes offering that was completed in November 2010, together with cash on hand.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(b) Long-Term Borrowings

The following table sets forth total long-term borrowings as of December 31:

(Amounts in millions)	2011	2010
1.6% Notes (Japanese Yen), due 2011	$—	$702
5.65% Senior Notes, due 2012 (1)	222	222
5.75% Senior Notes, due 2014 (1)	600	600
4.59% Senior Notes, due 2015 (2)	147	151
4.95% Senior Notes, due 2015 (1)	350	350
8.625% Senior Notes, due 2016 (1)	300	299
6.52% Senior Notes, due 2018 (1)	600	600
5.68% Senior Notes, due 2020 (2)	270	277
7.70% Senior Notes, due 2020 (1)	400	400
7.20% Senior Notes, due 2021 (1)	399	399
7.625% Senior Notes, due 2021 (1)	400	—
Floating Rate Junior Notes, due 2021 (3)	143	—
6.50% Senior Notes, due 2034 (1)	297	297
6.15% Junior Notes, due 2066	598	598
Mandatorily redeemable preferred stock	—	57

Total	$4,726	$4,952

(1)

We have the option to redeem all or a portion of the senior notes at any time with proper notice to the note holders at a price equal to the greater of 100% of principal or the sum of the present value of the remaining scheduled payments of principal and interest discounted at the then-current treasury rate plus an applicable spread.

(2)	Senior notes issued by our majority-owned subsidiary, Genworth MI Canada Inc. (“Genworth Canada”).
(3)	Subordinated floating rate notes issued by our indirect wholly-owned subsidiary, Genworth Financial Mortgage Insurance Pty Limited.

Long-Term Senior Notes

In March 2011, we issued senior notes having an aggregate principal amount of $400 million, with an interest rate equal to 7.625% per year payable semi-annually, and maturing in September 2021 (“September 2021 Notes”). The September 2021 Notes are our direct, unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. The net proceeds of $397 million from the issuance of the September 2021 Notes were used for general corporate purposes.

In December 2010, our majority-owned subsidiary, Genworth Canada, issued CAD$150 million of 4.59% senior notes due 2015. The net proceeds of the offering were used to fund transactions among Genworth Canada and its wholly-owned Canadian subsidiaries. Genworth Canada used the proceeds it received from such transactions for general corporate and investment purposes, and/or to fund a distribution to, or a repurchase of common shares from, Genworth Canada’s shareholders.

In November 2010, we issued senior notes having an aggregate principal amount of $400 million, with an interest rate equal to 7.200% per year payable semi-annually, and maturing in February 2021 (“February 2021 Notes”). The February 2021 Notes are our direct, unsecured obligations and will rank equally in right of payment

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

with all of our existing and future unsecured and unsubordinated obligations. The net proceeds of $396 million from the issuance of the February 2021 Notes, together with cash on hand, were used to repay in full the outstanding borrowings under our two five-year revolving credit facilities.

In June 2010, we issued senior notes having an aggregate principal amount of $400 million, with an interest rate equal to 7.700% per year payable semi-annually, and maturing in June 2020 (“2020 Notes”). The 2020 Notes are our direct, unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. The net proceeds of $397 million from the issuance of the 2020 Notes were used to repay $100 million of outstanding borrowings under each of our five-year revolving credit facilities and the remainder of the proceeds were used for general corporate purposes.

In June 2010, our majority-owned subsidiary, Genworth Canada, issued CAD$275 million of 5.68% senior notes due 2020. The net proceeds of the offering were used to fund transactions among Genworth Canada and its Canadian wholly-owned subsidiaries. Genworth Canada used the proceeds it received from such transactions for general corporate and investment purposes and to fund a repurchase of common shares from Genworth Canada’s shareholders.

During 2009, we repurchased principal of $128 million of our 5.65% senior notes that mature in June 2012, plus accrued interest, for a pre-tax gain of $5 million. We repaid the remaining principal of $329 million of our 5.23% senior notes that matured in May 2009, plus accrued interest. In the first quarter of 2009, we repurchased $79 million of our 4.75% senior notes that matured in June 2009, plus accrued interest. We repaid the remaining principal of $331 million of our 4.75% senior notes that matured in June 2009, plus accrued interest.

In December 2009, we issued senior notes having an aggregate principal amount of $300 million, with an interest rate equal to 8.625% per year payable semi-annually, and maturing in December 2016 (“2016 Notes”). The 2016 Notes are our direct, unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. The net proceeds of $298 million from the issuance of the 2016 Notes were used for general corporate purposes.

In May 2008, we issued senior notes having an aggregate principal amount of $600 million, with an interest rate equal to 6.515% per year payable semi-annually, and maturing in May 2018 (“2018 Notes”). The 2018 Notes are our direct, unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. The net proceeds of $597 million from the issuance of the 2018 Notes were used for general corporate purposes.

In June 2007, we issued senior notes having an aggregate principal amount of $350 million, with an interest rate equal to 5.65% per year payable semi-annually, and maturing in June 2012 (“2012 Notes”). The 2012 Notes are our direct, unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. The net proceeds of $349 million from the issuance of the 2012 Notes were used to partially repay $500 million of our senior notes which matured in June 2007, with the remainder repaid with cash on hand.

In September 2005, we issued senior notes having an aggregate principal amount of $350 million, with an interest rate equal to 4.95% per year payable semi-annually, and maturing in October 2015 (“2015 Notes”). The 2015 Notes are our direct, unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. The net proceeds of $348 million from the issuance of the 2015 Notes were used to reduce our outstanding commercial paper borrowings.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

In June 2004, we issued senior notes having an aggregate principal amount of $1.9 billion. As a result of hedging arrangements entered into with respect to these securities, our effective interest rates were 4.48% on the senior notes that matured in 2009 and will be 5.51% on the senior notes maturing in 2014 and 6.35% on the senior notes maturing in 2034. These senior notes are direct unsecured obligations and will rank without preference or priority among themselves and equally with all of our existing and future unsecured and unsubordinated obligations.

In June 2001, GEFAHI issued ¥60.0 billion of unsecured senior notes through a public offering at a price of ¥59.9 billion. ¥3.0 billion of the notes were retired during 2004. We entered into arrangements to swap our obligations under these notes to a U.S. dollar obligation with a notional principal amount of $491 million and bearing interest at a rate of 4.84% per annum. We assumed this obligation under these notes in 2004 in connection with our corporation formation and IPO. During the second quarter of 2011, we repaid ¥57.0 billion of senior notes that matured in June 2011, plus accrued and unpaid interest. In addition, the arrangements to swap our obligations under these notes to a U.S. dollar obligation matured. Upon maturity of these swaps, we received $212 million from the derivative counterparty resulting in a net repayment of $491 million of principal related to these notes.

Long-Term Junior Subordinated Notes

In June 2011, our indirect wholly-owned subsidiary, Genworth Financial Mortgage Insurance Pty Limited, issued AUD$140 million of subordinated floating rate notes due 2021 with an interest rate of three-month Bank Bill Swap reference rate plus a margin of 4.75%. Genworth Financial Mortgage Insurance Pty Limited used the proceeds it received from this transaction for general corporate purposes.

In November 2006, we issued fixed-to-floating rate junior notes having an aggregate principal amount of $600 million, with an annual interest rate equal to 6.15% payable semi-annually, until November 15, 2016, at which point the annual interest rate will be equal to the three-month LIBOR plus 2.0025% payable quarterly, until the notes mature in November 2066 (“2066 Notes”). Subject to certain conditions, we have the right, on one or more occasions, to defer the payment of interest on the 2066 Notes during any period of up to ten years without giving rise to an event of default and without permitting acceleration under the terms of the 2066 Notes. We will not be required to settle deferred interest payments until we have deferred interest for five years or made a payment of current interest. In the event of our bankruptcy, holders will have a limited claim for deferred interest.

We may redeem the 2066 Notes on November 15, 2036, the “scheduled redemption date,” but only to the extent that we have received net proceeds from the sale of certain qualifying capital securities. We may redeem the 2066 Notes (i) in whole or in part, at any time on or after November 15, 2016 at their principal amount plus accrued and unpaid interest to the date of redemption or (ii) in whole or in part, prior to November 15, 2016 at their principal amount plus accrued and unpaid interest to the date of redemption or, if greater, a make-whole price.

The 2066 Notes will be subordinated to all existing and future senior, subordinated and junior subordinated debt of the Company, except for any future debt that by its terms is not superior in right of payment, and will be effectively subordinated to all liabilities of our subsidiaries.

Mandatorily Redeemable Preferred Stock

As part of our corporate formation, we issued $100 million of 5.25% Series A Preferred Stock (“Series A Preferred Stock”) to GEFAHI. GEFAHI sold all of our Series A Preferred Stock in a public offering concurrent

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

with our IPO. Two million shares of our authorized preferred stock were designated 5.25% Cumulative Series A Preferred Stock. As of December 31, 2009, approximately 1.3 million shares of our Series A Preferred Stock were outstanding. During August 2010, we repurchased 120,000 shares of our Series A Preferred Stock for $6 million. As of December 31, 2010, approximately 1.2 million shares of our Series A Preferred Stock were outstanding. On June 1, 2011, we redeemed all the remaining outstanding shares of our Series A Preferred Stock at a price of $50 per share, plus unpaid dividends accrued to the date of redemption, for $57 million.

Dividends on the Series A Preferred Stock were fixed at an annual rate equal to 5.25% of the sum of (1) the stated liquidation value of $50 per share plus (2) accumulated and unpaid dividends. Dividends were payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year. For the years ended December 31, 2011, 2010 and 2009, we paid dividends of $2 million, $3 million and $5 million, respectively, which was recorded as interest expense in the consolidated statements of income.

(c) Non-Recourse Funding Obligations

We issued non-recourse funding obligations in connection with our capital management strategy related to our term and universal life insurance products.

The following table sets forth the non-recourse funding obligations (surplus notes) of our wholly-owned, special purpose consolidated captive insurance subsidiaries as of December 31:

(Amounts in millions)
Issuance	2011	2010
River Lake Insurance Company (a), due 2033	$570	$570
River Lake Insurance Company (b), due 2033	500	500
River Lake Insurance Company II (a), due 2035	192	300
River Lake Insurance Company II (b), due 2035	520	550
River Lake Insurance Company III (a), due 2036	411	430
River Lake Insurance Company III (b), due 2036	240	250
River Lake Insurance Company IV Limited (b) , due 2028	508	522
Rivermount Insurance Company I (a), due 2050	315	315

Total	$3,256	$3,437

(a)	Accrual of interest based on one-month LIBOR that resets every 28 days plus a fixed margin.
(b)	Accrual of interest based on one-month LIBOR that resets on a specified date each month plus a contractual margin.

The floating rate notes have been deposited into a series of trusts that have issued money market or term securities. Both principal and interest payments on the money market and term securities are guaranteed by a third-party insurance company. The holders of the money market or term securities cannot require repayment from us or any of our subsidiaries, other than the River Lake and Rivermont Insurance Companies, as applicable, the direct issuers of the notes. We have provided a limited guarantee to Rivermont Insurance Company (“Rivermont I”), where under adverse interest rate, mortality or lapse scenarios (or combination thereof), which we consider remote, we may be required to provide additional funds to Rivermont I. Genworth Life and Annuity Insurance Company, our wholly-owned subsidiary, has agreed to indemnify the issuers and the third-party insurer for certain limited costs related to the issuance of these obligations.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

Any payment of principal, including by redemption, or interest on the notes may only be made with the prior approval of the Director of Insurance of the State of South Carolina in accordance with the terms of its licensing orders and in accordance with applicable law, except for non-recourse funding obligations issued by River Lake Insurance Company IV Limited (“River Lake IV”), a Bermuda domiciled insurance company. River Lake IV may repay principal up to 15% of its capital without prior approval. The holders of the notes have no rights to accelerate payment of principal of the notes under any circumstances, including without limitation, for nonpayment or breach of any covenant. Each issuer reserves the right to repay the notes that it has issued at any time, subject to prior regulatory approval.

During 2011, we acquired $175 million principal amount of notes secured by our non-recourse funding obligations, plus accrued interest, for a pre-tax gain of $48 million. We have accounted for these transactions as redemptions of our non-recourse funding obligations. On March 25, 2011, River Lake IV repaid $6 million of its total outstanding $22 million Class B Floating Rate Subordinated Notes due May 25, 2028 following an early redemption event, in accordance with the priority of payments. On March 25, 2010, River Lake IV repaid $6 million of its total outstanding $28 million Class B Floating Rate Subordinated Notes due May 25, 2028 following an early redemption event, in accordance with the priority of payments. On March 25, 2009, River Lake IV repaid $12 million of its total outstanding $40 million Class B Floating Rate Subordinated Notes due May 25, 2028 following an early redemption event, in accordance with the priority of payments.

On January 24, 2012, as part of a life block transaction, we repurchased $475 million of our non-recourse funding obligations. In connection with the repurchase, we ceded certain term life insurance policies to a third-party reinsurer. The combined transactions will result in a U.S. GAAP after-tax loss of approximately $40 million that will be recorded in the first quarter of 2012.

The weighted-average interest rates on the non-recourse funding obligations as of December 31, 2011 and 2010 were 1.41% and 1.44%, respectively.

(d) Liquidity

Principal amounts under our long-term borrowings (including senior notes) and non-recourse funding obligations by maturity were as follows as of December 31, 2011:

(Amounts in millions)	Amount
2012	$222
2013	—
2014	600
2015	497
2016 and thereafter (1)	6,669

Total	$7,988

(1)	Repayment of $3.3 billion of our non-recourse funding obligations requires regulatory approval.

Our liquidity requirements are principally met through our revolving credit facilities and cash flows from operations. As of December 31, 2011, we had an unused credit capacity within our revolving credit facilities of $1.6 billion.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(14) Income Taxes

The total provision (benefit) for income taxes was as follows for the years ended December 31:

(Amounts in millions)	2011	2010	2009
Current federal income taxes	$25	$(97)	$(100)
Deferred federal income taxes	(255)	(365)	(520)

Total federal income taxes	(230)	(462)	(620)

Current state income taxes	8	(9)	3
Deferred state income taxes	(7)	(1)	(5)

Total state income taxes	1	(10)	(2)

Current foreign income taxes	329	191	180
Deferred foreign income taxes	(82)	33	27

Total foreign income taxes	247	224	207

Total provision (benefit) for income taxes	$18	$(248)	$(415)

Our current income tax payable was $140 million as of December 31, 2011 and our current income tax receivable was $58 million as of December 31, 2010.

The reconciliation of the federal statutory tax rate to the effective income tax rate was as follows for the years ended December 31:

	2011	2010	2009
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
Increase (reduction) in rate resulting from:
State income tax, net of federal income tax effect	0.7	12.7	—
Benefit on tax favored investments	(12.8)	61.3	6.1
Effect of foreign operations	(23.2)	165.7	5.7
Interest on uncertain tax positions	(0.1)	12.2	0.7
Non-deductible expenses	—	(5.2)	0.7
Non-deductible goodwill related to sale of subsidiary	7.8	—	—
Tax benefits related to separation from our former parent	—	200.9	—
Other, net	1.3	(14.7)	0.2

Effective rate	8.7%	467.9%	48.4%

The effective tax rate decreased from the prior year primarily due to changes in uncertain tax benefits related to our 2004 separation from our former parent, GE. At the time of the separation, we made certain joint tax elections and realized certain tax benefits. During the first quarter of 2010, the Internal Revenue Service (“IRS”) completed an examination of GE’s 2004 tax return, including these tax impacts. Therefore, $106 million of previously uncertain tax benefits related to separation became certain and we recognized those in the first quarter of 2010. Additionally, we recorded $23 million as additional paid-in capital related to our 2004 separation. The effective tax rate also decreased due to lower pre-tax results in the prior year, which increased the relative magnitude of tax provision items.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The components of the net deferred income tax asset (liability) were as follows as of December 31:

(Amounts in millions)	2011	2010
Assets:
Investments	$584	$574
Net unrealized losses on investment securities	—	67
Foreign tax credit carryforwards	120	20
Accrued commission and general expenses	230	114
Net operating loss carryforwards	1,760	1,803
Other	194	438

Gross deferred income tax assets	2,888	3,016
Valuation allowance	(234)	(189)

Total deferred income tax assets	2,654	2,827

Liabilities:
Net unrealized gains on investment securities	761	—
Net unrealized gains on derivatives	214	48
Insurance reserves	1,186	1,142
DAC	1,127	1,009
PVFP and other intangibles	27	65
Other	177	313

Total deferred income tax liabilities	3,492	2,577

Net deferred income tax asset (liability)	$(838)	$250

The above valuation allowances of $234 million and $189 million, respectively, related to state deferred tax assets and foreign net operating losses as of December 31, 2011 and 2010, respectively. The state deferred tax assets related primarily to the future deductions associated with the Section 338 elections and non-insurance net operating loss (“NOL”) carryforwards. Based on our analysis, we believe it is more likely than not that the results of future operations and the implementations of tax planning strategies will generate sufficient taxable income to enable us to realize the deferred tax assets for which we have not established valuation allowances.

NOL carryforwards amounted to $5,048 million as of December 31, 2011, and, if unused, will expire beginning in 2022. Foreign tax credit carryforwards amounted to $120 million as of December 31, 2011, and, if unused will expire in 2015. The benefits of the NOL and foreign tax credit carryforwards have been recognized in our consolidated financial statements, except to the extent of the valuation allowances described above relating to state and foreign taxes.

As a consequence of our separation from GE, and our joint election with GE to treat that separation as an asset sale under Section 338 of the Internal Revenue Code, we became entitled to additional tax deductions in post-IPO periods. As of December 31, 2011 and 2010, we have recorded in our consolidated balance sheets our estimates of the remaining deferred tax benefits associated with these deductions of $599 million. We are obligated, pursuant to our Tax Matters Agreement with GE, to make fixed payments to GE, over the next 12 years, on an after-tax basis and subject to a cumulative maximum of $640 million, which is 80% of the projected tax savings associated with the Section 338 deductions. We recorded net interest expense of $18 million, $17 million and $21 million for the years ended December 31, 2011, 2010 and 2009, respectively, reflecting accretion of our liability at the Tax Matters Agreement rate of 5.72%. As of December 31, 2011 and 2010, we have

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

recorded the estimated present value of our remaining obligation to GE of $310 million and $339 million, respectively, as a liability in our consolidated balance sheets. Both our IPO-related deferred tax assets and our obligation to GE are estimates that are subject to change.

U.S. deferred income taxes are not provided on unremitted foreign income that is considered permanently reinvested, which as of December 31, 2011, amounted to approximately $2,886 million. It is not practicable to determine the income tax liability that might be incurred if all such income was remitted to the United States. Our international businesses held cash and short-term investments of $644 million related to the unremitted earnings of foreign operations considered to be permanently reinvested as of December 31, 2011.

We plan to pursue a sale of a minority interest position of our Australian mortgage insurance business through an IPO in Australia during 2012, subject to market conditions and regulatory approval. We anticipate selling up to 40% of our share position, while maintaining control. The structuring of the planned IPO results in no expected tax charge.

A reconciliation of the beginning and ending amount of unrecognized tax benefits was as follows:

(Amounts in millions)	2011	2010	2009
Balance as of January 1	$193	$285	$286
Tax positions related to the current period:
Gross additions	19	23	67
Gross reductions	—	(14)	(2)
Tax positions related to the prior years:
Gross additions	28	69	28
Gross reductions	(14)	(159)	(94)
Settlements	—	(11)	—

Balance as of December 31	$226	$193	$285

The total amount of unrecognized tax benefits was $226 million as of December 31, 2011, of which $29 million, if recognized, would affect the effective rate on continuing operations. These unrecognized tax benefits included the impact of foreign currency translation from our international operations.

We recognize accrued interest and penalties related to unrecognized tax benefits as components of income tax expense. We recorded no benefits related to interest and penalties during 2011. We recorded $9 million and $6 million of benefits for interest and penalties during 2010 and 2009, respectively. We had approximately $9 million of interest and penalties accrued as of December 31, 2011 and 2010.

We file U.S. federal income tax returns and various state and local and foreign income tax returns. With few exceptions, we are no longer subject to U.S. federal or foreign income tax examinations for tax years through 2006. Exceptions include several refund claims with respect to our consolidated life company returns as well as certain outstanding processing matters relating to certain amounts for pre-2005 years. Also, HM Revenue and Customs is currently reviewing our U.K. income tax returns for 2003 and later years. We believe any exposure with respect to these pre-2006 years has been sufficiently recorded in the financial statements. Potential U.S. state and local examinations for those years are generally restricted to results that are based on closed U.S. federal examinations. The IRS has recently submitted revenue agent reports (“RARs”) with respect to its completion of its review of our U.S. income tax returns for the 2007 and 2008 tax years. The RAR with respect

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

to the non-life consolidated returns is fully agreed and the only outstanding matter with respect such returns regards the processing of the fully recorded outstanding tax and interest amounts. The RAR with respect to the 2007 to 2008 life consolidated returns has disagreed issues which have been timely protested and are currently under the jurisdiction of the IRS appeals division. For those companies that filed consolidated returns with our former parent, GE, in 2003 and 2004 before our IPO (which included the pre-IPO related transactions), the IRS has completed its examination of these GE consolidated returns and the appropriate adjustments under the Tax Matters Agreement and other tax sharing arrangements with GE are still in process. We are also responsible for any tax liability of any separate U.S. federal and state life insurance pre-disposition period returns of former life insurance subsidiaries sold to Aetna, Inc. on October 1, 2011.

We believe it is reasonably possible that in 2012 as a result of our open audits and appeals, up to approximately $175 million of unrecognized tax benefits will be recognized. These tax benefits are related to certain life insurance deductions in the United States and Canada.

(15) Supplemental Cash Flow Information

Net cash paid for taxes was $194 million, $253 million and $200 million and cash paid for interest was $444 million, $378 million and $327 million for the years ended December 31, 2011, 2010 and 2009, respectively.

The following table details non-cash items for the years ended December 31:

(Amounts in millions)	2011	2010	2009
Supplemental schedule of non-cash investing and financing activities:
Change in collateral for securities lending transactions	$(285)	$(41)	$(133)

Total non-cash transactions	$(285)	$(41)	$(133)

Prior to the second quarter of 2011, we recorded non-cash collateral related to the securities lending program in Canada in other invested assets with a corresponding liability in other liabilities representing our obligation to return the non-cash collateral. Since we do not have rights to sell or pledge the non-cash collateral, we determined the gross presentation of these amounts were not required and changed our presentation of these amounts, resulting in the reduction of the non-cash collateral balance during the year ended December 31, 2011. See note 2 for additional information on the change in presentation of non-cash collateral related to our securities lending program in Canada.

(16) Stock-Based Compensation

We grant share-based awards to employees and directors, including stock options, SARs, RSUs and deferred stock units (“DSUs”) under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (“Omnibus Incentive Plan”). We recorded stock-based compensation expense under the Omnibus Incentive Plan of $32 million, $40 million and $26 million, respectively, for the years ended December 31, 2011, 2010 and 2009. For awards issued prior to January 1, 2006, stock-based compensation expense was recognized on a graded vesting attribution method over the awards’ respective vesting schedule. For awards issued after January 1, 2006, stock-based compensation expense was recognized evenly on a straight-line attribution method over the awards’ respective vesting period.

For purposes of determining the fair value of stock-based payment awards on the date of grant, we typically use the Black-Scholes Model. The Black-Scholes Model requires the input of certain assumptions that involve

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

judgment. Management periodically evaluates the assumptions and methodologies used to calculate fair value of share-based compensation. Circumstances may change and additional data may become available over time, which could result in changes to these assumptions and methodologies.

The following table contains the stock option and SAR weighted-average grant-date fair value information and related valuation assumptions, excluding exchanged grants and performance-accelerated options described further below, for the years ended December 31:

	Stock Options and SARs (1)
	2011	2010	2009
Awards granted (in thousands)	2,730	3,240	3,456
Maximum share value at exercise of SARs	$75.00	$—	$—
Fair value per options and SARs	$3.19	$10.48	$1.34
Valuation assumptions:
Expected term (years)	6.0	6.0	6.0
Expected volatility	95.3%	92.8%	55.7%
Expected dividend yield	0.5%	0.5%	0.5%
Risk-free interest rate	2.9%	2.9%	2.7%

(1)

Fair value information and related valuation assumptions have been revised for the years 2010 and 2009 to include SARs. Prior to the change, only stock option information and valuation assumptions were presented.

During 2011, we granted SARs with exercise prices ranging from $5.84 to $12.75. These SARs have a feature that places a cap on the amount of gain that can be recognized upon exercise of the SARs. Specifically, if the price of our Class A Common Stock reaches $75.00, any vested portion of the SAR will be automatically exercised. In 2010, we granted SARs with no cap feature and an exercise price of $14.18. During 2011 and 2010, we granted stock options with exercise prices ranging from $12.75 to $13.50 and $14.18 to $18.45, respectively. The stock option and SAR grant prices equaled the closing market prices of our Class A Common Stock on the date of grant and the awards have an exercise term of ten years. The stock options and SARs granted in 2011 and 2010 have vesting periods of four years in annual increments commencing on the first anniversary of the grant date. Additionally, during 2011 and 2010, we issued RSUs with restriction periods of four years and a fair value of $5.84 to $13.50 and $11.58 to $14.92, respectively, which were measured at the market price of a share of our Class A Common Stock on the grant date.

For purposes of determining the fair value of 1.4 million shares of performance-accelerated SARs and 0.2 million shares of performance-accelerated non-qualified options that were issued in August 2009, we used the Monte-Carlo Simulation. Monte-Carlo Simulation is a technique used to simulate future stock price movements in order to determine the fair value due to unique vesting and exercising provisions. The performance-accelerated SARs and options grant-date fair value was $5.28 and were fully amortized over a 1.4 year derived service period. The performance-accelerated SARs and options vest on the fourth anniversary of the grant date but are subject to earlier vesting in one-third increments based on the closing price of our Class A Common Stock exceeding certain specified amounts ($12.00, $16.00 and $20.00, respectively) for 20 consecutive trading days. Based on the closing price of our Class A Common Stock, the first two tranches at $12.00 and $16.00 vested in 2010.

Under the Omnibus Incentive Plan, we are authorized to grant 38 million equity awards.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table summarizes stock option activity as of December 31, 2011 and 2010:

(Shares in thousands)	Shares subject to option	Weighted-average exercise price
Balance as of January 1, 2010	9,727	$14.05
Granted	2,176	$14.17
Exercised	(466)	$4.33
Forfeited	(1,783)	$21.18
Expired	—	$—

Balance as of January 1, 2011	9,654	$13.23
Granted	34	$13.08
Exercised	(404)	$3.82
Forfeited	(1,319)	$19.28
Expired	—	$—

Balance as of December 31, 2011	7,965	$12.70

Exercisable as of December 31, 2011	5,138	$14.17

The following table summarizes information about stock options outstanding as of December 31, 2011:

	Outstanding			Exercisable
Exercise price range	Shares in thousands	Average life (1)	Average exercise price	Shares in thousands	Average exercise price
$2.00 - $2.46 (2)	1,386	7.08	$2.45	791	$2.45
$5.30 - $7.80	2,189	4.01	$7.78	1,371	$7.78
$9.10 - $14.18	1,839	7.99	$14.13	486	$14.09
$14.92 - $19.50	1,798	1.51	$18.81	1,789	$18.82
$19.67 - $34.13	753	3.27	$27.78	701	$28.07

	7,965		$12.70	5,138	$14.17

(1)	Average contractual life remaining in years.
(2)	These shares have an aggregate intrinsic value for total options and exercisable options of $6 million and $3 million, respectively.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table summarizes the status of our other equity-based awards as of December 31, 2011 and 2010:

	RSUs		DSUs		SARs
(Awards in thousands)	Number of awards	Weighted- average grant date fair value	Number of awards	Weighted- average fair value	Number of awards	Weighted- average grant date fair value (2)
Balance as of January 1, 2010	3,902	$25.87	449	$15.48	8,043	$6.93
Granted	787	$14.06	91	$14.08	1,064	$10.50
Exercised	(729)	$24.32	(41)	$12.92	(232)	$3.60
Terminated (1)	(1,118)	$30.58	—	$—	(56)	$7.48

Balance as of January 1, 2011	2,842	$18.52	499	$10.26	8,819	$7.44
Granted	955	$12.55	158	$8.06	2,696	$3.11
Exercised	(987)	$17.54	(119)	$3.02	(95)	$1.28
Terminated	(278)	$18.10	—	$—	(946)	$7.02

Balance as of December 31, 2011	2,532	$16.65	538	$9.46	10,474	$6.42

(1)	Included 842,300 of Performance Stock Units (“PSUs”) that were terminated. As of December 31, 2010, there are no remaining PSUs outstanding.
(2)

The amounts for the 2010 weighted-average grant date fair values for SARs were previously disclosed as the grant price on the date of the grant. The prior year amounts have been re-presented to reflect the actual weighted-average fair value on the date of the grant.

In July 2009, we commenced a stockholder approved offer to eligible employees to exchange eligible stock options and SARs (the “Eligible Options and SARs”) for a reduced number of stock options and SARs (collectively, the “Replacement Awards”). Pursuant to the exchange offer, Eligible Options and SARs representing the right to acquire an aggregate of 8,721,962 shares of our Class A Common Stock were tendered and accepted by us in August 2009. On August 19, 2009, 1,455 employees participated in the exchange and we granted the Replacement Awards, consisting of an aggregate of 2,598,588 new stock options and 308,210 new SARs, in exchange for the Eligible Options and SARs surrendered in the exchange offer. The exercise (or base) price of the Replacement Awards was $7.80, which was the closing price of our Class A Common Stock on August 19, 2009, as reported on the New York Stock Exchange. The Replacement Awards have the same term (or expiration date) as the Eligible Options and SARs for which they were exchanged, and will vest and become exercisable, subject to continued employment, over a three-or four-year period. Generally, unvested Replacement Awards will be forfeited if an eligible employee’s employment terminates for any reason other than retirement, business disposition, death, disability or layoff (in which cases a portion or all may become vested in accordance with the Omnibus Incentive Plan). There was no additional incremental compensation expense resulting from the exchange.

As of February 12, 2009, all outstanding DSUs, which were originally payable in cash, were amended to be settled in shares of our Class A Common Stock on a one-for-one basis.

As of December 31, 2011 and 2010, total unrecognized stock-based compensation expense related to non-vested awards not yet recognized was $49 million and $69 million, respectively. This expense is expected to be recognized over a weighted-average period of two years.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

There was $2 million in cash received from stock options exercised in both 2011 and 2010. New shares were issued to settle all exercised awards. The actual tax benefit realized for the tax deductions from the exercise of share-based awards was $6 million as of December 31, 2011 and 2010.

In connection with the initial public offering of Genworth Canada in July 2009, our indirect subsidiary, Genworth Canada, granted stock options and other equity-based awards to its Canadian employees. As of December 31, 2011, Genworth Canada had outstanding 1,152,450 of stock options and 140,940 of RSUs and PSUs, the majority of which were unvested, and 20,437 of DSUs, all of which were vested. As of December 31, 2010, Genworth Canada had outstanding 984,200 of stock options and 142,275 of RSUs, the majority of which were unvested, and 9,831 of DSUs, all of which were vested. For the year ended December 31, 2011, we recorded a benefit from stock-based compensation of $1 million and stock-based compensation expense of $4 million for the year ended December 31, 2010. For the years ended December 31, 2011 and 2010, we estimated total unrecognized expense of $1 million and $4 million, respectively, related to these awards. See note 23 for additional information regarding the initial public offering of Genworth Canada.

(17) Fair Value of Financial Instruments

Assets and liabilities that are reflected in the accompanying consolidated financial statements at fair value are not included in the following disclosure of fair value. Such items include cash and cash equivalents, investment securities, separate accounts, securities held as collateral and derivative instruments. Other financial assets and liabilities—those not carried at fair value—are discussed below. Apart from certain of our borrowings and certain marketable securities, few of the instruments discussed below are actively traded and their fair values must often be determined using models. The fair value estimates are made at a specific point in time, based upon available market information and judgments about the financial instruments, including estimates of the timing and amount of expected future cash flows and the credit standing of counterparties. Such estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets.

The basis on which we estimate fair value is as follows:

Commercial mortgage loans. Based on recent transactions and/or discounted future cash flows, using current market rates.

Restricted commercial mortgage loans. Based on recent transactions and/or discounted future cash flows, using current market rates.

Other invested assets. Based on comparable market transactions, discounted future cash flows, quoted market prices and/or estimates using the most recent data available for the related instrument. Primarily represents short-term investments, limited partnerships accounted for under the cost method.

Long-term borrowings. Based on market quotes or comparable market transactions.

Non-recourse funding obligations. Based on the then-current coupon, revalued based on the LIBOR and current spread assumption based on commercially available data. The model is a floating rate coupon model using the spread assumption to derive the valuation.

Borrowings related to securitization entities. Based on market quotes or comparable market transactions.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

Investment contracts. Based on expected future cash flows, discounted at current market rates for annuity contracts or institutional products.

The following represents the fair value of financial assets and liabilities that are not required to be carried at fair value as of December 31:

	2011				2010
(Amounts in millions)	Notional amount		Carrying amount	Fair value	Notional amount		Carrying amount	Fair value
Assets:
Commercial mortgage loans		$(1)	$6,092	$6,500		$(1)	$6,718	$6,896
Restricted commercial mortgage loans (2)		(1)	411	461		(1)	507	554
Other invested assets		(1)	786	795		(1)	267	272
Liabilities:
Long-term borrowings (3)		(1)	4,726	4,353		(1)	4,952	4,928
Non-recourse funding obligations (3)		(1)	3,256	2,160		(1)	3,437	2,170
Borrowings related to securitization entities (2)		(1)	348	375		(1)	443	467
Investment contracts		(1)	18,880	19,681		(1)	19,772	20,471
Other firm commitments:
Commitments to fund limited partnerships	78		—	—	110		—	—
Ordinary course of business lending commitments	9		—	—	28		—	—

(1)	These financial instruments do not have notional amounts.
(2)	See note 18 for additional information related to consolidated securitization entities.
(3)	See note 13 for additional information related to borrowings.

Recurring Fair Value Measurements

We have fixed maturity, equity and trading securities, derivatives, embedded derivatives, securities held as collateral, separate account assets and certain other financial instruments, which are carried at fair value. Below is a description of the valuation techniques and inputs used to determine fair value by class of instrument.

Fixed maturity, equity and trading securities

The valuations of fixed maturity, equity and trading securities are determined using a market approach, income approach or a combination of the market and income approach depending on the type of instrument and availability of information.

We utilize certain third-party data providers when determining fair value. We consider information obtained from third-party pricing services as well as third-party broker provided prices, or broker quotes, in our determination of fair value. Additionally, we utilize internal models to determine the valuation of securities using an income approach where the inputs are based on third-party provided market inputs. While we consider the valuations provided by third-party pricing services and broker quotes, management determines the fair value of our investment securities after considering all relevant and available information. We also use various methods to obtain an understanding of the valuation methodologies and procedures used by third-party data providers to ensure sufficient understanding to evaluate the valuation data received; including an understanding of the assumptions and inputs utilized to determine the appropriate fair value.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

In general, we first obtain valuations from pricing services. If a price is not supplied by a pricing service, we will typically seek a broker quote. For certain private fixed maturity securities where we do not obtain valuations from pricing services, we utilize an internal model to determine fair value since transactions for identical securities are not readily observable and these securities are not typically valued by pricing services. For all securities, excluding certain private fixed maturity securities, if neither a pricing service nor broker quote valuation is available, we determine fair value using internal models.

For pricing services, we obtain an understanding of the pricing methodologies and procedures for each type of instrument. In general, a pricing service does not provide a price for a security if sufficient information is not readily available to determine fair value or if such security is not in the specific sector or class covered by a particular pricing service. Given our understanding of the pricing methodologies and procedures of pricing services, the securities valued by pricing services are typically classified as Level 2 unless we determine the valuation process for a security or group of securities utilizes significant unobservable inputs.

For private fixed maturity securities, we utilize an internal model to determine fair value and utilize public bond spreads by sector, rating and maturity to develop the market rate that would be utilized for a similar public bond. We then add an additional premium to the public bond spread to adjust for the liquidity and other features of our private placements. We utilize the estimated market yield to discount the expected cash flows of the security to determine fair value. We assign each security an internal rating to determine the appropriate public bond spread that should be utilized in the valuation. While we generally consider the public bond spreads by sector and maturity to be observable inputs, we evaluate the similarities of our private placement with the public bonds to determine whether the spreads utilized would be considered observable inputs for the private placement being valued. To determine the significance of unobservable inputs, we calculate the impact on the valuation from the unobservable input and will classify a security as Level 3 when the impact on the valuation exceeds 10%.

For broker quotes, we consider the valuation methodology utilized by the third party but cannot typically obtain sufficient evidence to determine the valuation does not include significant unobservable inputs. Accordingly, we typically classify the securities where fair value is based on our consideration of broker quotes as Level 3 measurements.

For remaining securities priced using internal models, we maximize the use of observable inputs but typically utilize significant unobservable inputs to determine fair value. Accordingly, the valuations are typically classified as Level 3.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following tables summarize the primary sources considered when determining fair value of each class of fixed maturity securities as of December 31:

	2011
(Amounts in millions)	Total	Level 1	Level 2	Level 3
U.S. government, agencies and government-sponsored enterprises:
Pricing services	$4,850	$—	$4,850	$—
Internal models	13	—	—	13

Total U.S. government, agencies and government-sponsored enterprises	4,863	—	4,850	13

Tax-exempt:
Pricing services	503	—	503	—

Total tax-exempt	503	—	503	—

Government—non-U.S.:
Pricing services	2,201	—	2,201	—
Internal models	10	—	—	10

Total government—non-U.S.	2,211	—	2,201	10

U.S. corporate:
Pricing services	22,168	—	22,168	—
Broker quotes	250	—	—	250
Internal models	2,840	—	579	2,261

Total U.S. corporate	25,258	—	22,747	2,511

Corporate—non-U.S.:
Pricing services	11,925	—	11,925	—
Broker quotes	78	—	—	78
Internal models	1,754	—	548	1,206

Total corporate—non-U.S.	13,757	—	12,473	1,284

Residential mortgage-backed:
Pricing services	5,600	—	5,600	—
Broker quotes	36	—	—	36
Internal models	59	—	—	59

Total residential mortgage-backed	5,695	—	5,600	95

Commercial mortgage-backed:
Pricing services	3,361	—	3,361	—
Broker quotes	15	—	—	15
Internal models	24	—	—	24

Total commercial mortgage-backed	3,400	—	3,361	39

Other asset-backed:
Pricing services	2,328	—	2,328	—
Broker quotes	271	—	—	271
Internal models	9	—	9	—

Total other asset-backed	2,608	—	2,337	271

Total fixed maturity securities	$58,295	$—	$54,072	$4,223

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

	2010
(Amounts in millions)	Total	Level 1	Level 2	Level 3
U.S. government, agencies and government-sponsored enterprises:
Pricing services	$3,688	$—	$3,688	$—
Internal models	17	—	6	11

Total U.S. government, agencies and government-sponsored enterprises	3,705	—	3,694	11

Tax-exempt:
Pricing services	1,030	—	1,030	—

Total tax-exempt	1,030	—	1,030	—

Government—non-U.S.:
Pricing services	2,357	—	2,357	—
Internal models	12	—	11	1

Total government—non-U.S.	2,369	—	2,368	1

U.S. corporate:
Pricing services	20,563	—	20,563	—
Broker quotes	235	—	—	235
Internal models	3,169	—	2,304	865

Total U.S. corporate	23,967	—	22,867	1,100

Corporate—non-U.S.:
Pricing services	11,584	—	11,584	—
Broker quotes	113	—	—	113
Internal models	1,801	—	1,546	255

Total corporate—non-U.S.	13,498	—	13,130	368

Residential mortgage-backed:
Pricing services	4,312	—	4,312	—
Broker quotes	72	—	—	72
Internal models	71	—	—	71

Total residential mortgage-backed	4,455	—	4,312	143

Commercial mortgage-backed:
Pricing services	3,693	—	3,693	—
Broker quotes	16	—	—	16
Internal models	34	—	—	34

Total commercial mortgage-backed	3,743	—	3,693	50

Other asset-backed:
Pricing services	2,241	—	2,143	98
Broker quotes	169	—	—	169
Internal models	6	—	5	1

Total other asset-backed	2,416	—	2,148	268

Total fixed maturity securities	$55,183	$—	$53,242	$1,941

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following tables summarize the primary sources considered when determining fair value of equity securities as of December 31:

	2011
(Amounts in millions)	Total	Level 1	Level 2	Level 3
Pricing services	$263	$261	$2	$—
Broker quotes	6	—	—	6
Internal models	92	—	—	92

Total equity securities	$361	$261	$2	$98

	2010
(Amounts in millions)	Total	Level 1	Level 2	Level 3
Pricing services	$245	$240	$5	$—
Broker quotes	6	—	—	6
Internal models	81	—	—	81

Total equity securities	$332	$240	$5	$87

The following tables summarize the primary sources considered when determining fair value of trading securities as of December 31:

	2011
(Amounts in millions)	Total	Level 1	Level 2	Level 3
Pricing services	$524	$—	$524	$—
Broker quotes	264	—	—	264

Total trading securities	$788	$—	$524	$264

	2010
(Amounts in millions)	Total	Level 1	Level 2	Level 3
Pricing services	$348	$—	$348	$—
Broker quotes	230	—	—	230
Internal models	99	—	—	99

Total trading securities	$677	$—	$348	$329

Restricted other invested assets related to securitization entities

We have trading securities related to securitization entities that are classified as restricted other invested assets and are carried at fair value. The trading securities represent asset-backed securities. The valuation for trading securities is determined using a market approach and/or an income approach depending on the availability of information. For certain highly rated asset-backed securities, there is observable market information for transactions of the same or similar instruments, which is provided to us by a third-party pricing service and is classified as Level 2. For certain securities that are not actively traded, we determine fair value after considering third-party broker provided prices or discounted expected cash flows using current yields for similar securities and classify these valuations as Level 3.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

Securities lending and derivative counterparty collateral

The fair value of securities held as collateral is primarily based on Level 2 inputs from market information for the collateral that is held on our behalf by the custodian. We determine fair value after considering prices obtained by third-party pricing services.

Separate account assets

The fair value of separate account assets is based on the quoted prices of the underlying fund investments and, therefore, represents Level 1 pricing.

Derivatives

In determining the fair value of derivatives, we consider the counterparty collateral arrangements and rights of set-off when determining whether any incremental adjustment should be made for both the counterparty’s and our non-performance risk. As a result of these counterparty arrangements, we determined no adjustment for our non-performance risk was required to our derivative liabilities.

Interest rate swaps. The valuation of interest rate swaps is determined using an income approach. The primary input into the valuation represents the forward interest rate swap curve, which is generally considered an observable input, and results in the derivative being classified as Level 2. For certain interest rate swaps, the inputs into the valuation also include the total returns of certain bonds that would primarily be considered an observable input and result in the derivative being classified as Level 2. For certain other swaps, there are features that provide an option to the counterparty to terminate the swap at specified dates and would be considered a significant unobservable input and results in the fair value measurement of the derivative being classified as Level 3.

Interest rate swaps related to securitization entities. The valuation of interest rate swaps related to securitization entities is determined using an income approach. The primary input into the valuation represents the forward interest rate swap curve, which is generally considered an observable input, and results in the derivative being classified as Level 2.

Inflation indexed swaps. The valuation of inflation indexed swaps is determined using an income approach. The primary inputs into the valuation represent the forward interest rate swap curve and consumer price index, which are generally considered observable inputs, and results in the derivative being classified as Level 2.

Interest rate swaptions. The valuation of interest rate swaptions is determined using an income approach. The primary inputs into the valuation represent the forward interest rate swap curve, which is generally considered an observable input, forward interest rate volatility and time value component associated with the optionality in the derivative. As a result of the significant unobservable inputs associated with the forward interest rate volatility input, the derivative is classified as Level 3.

Foreign currency swaps. The valuation of foreign currency swaps is determined using an income approach. The primary inputs into the valuation represent the forward interest rate swap curve and foreign currency exchange rates, both of which are considered an observable input, and results in the derivative being classified as Level 2.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

Credit default swaps. We have both single name credit default swaps and index tranche credit default swaps. For single name credit default swaps, we utilize an income approach to determine fair value based on using current market information for the credit spreads of the reference entity, which is considered observable inputs based on the reference entities of our derivatives and results in these derivatives being classified as Level 2. For index tranche credit default swaps, we utilize an income approach that utilizes current market information related to credit spreads and expected defaults and losses associated with the reference entities that comprise the respective index associated with each derivative. There are significant unobservable inputs associated with the timing and amount of losses from the reference entities as well as the timing or amount of losses, if any, that will be absorbed by our tranche. Accordingly, the index tranche credit default swaps are classified as Level 3.

Credit default swaps related to securitization entities. Credit default swaps related to securitization entities represent customized index tranche credit default swaps and are valued using a similar methodology as described above for index tranche credit default swaps. We determine fair value of these credit default swaps after considering both the valuation methodology described above as well as the valuation provided by the derivative counterparty. In addition to the valuation methodology and inputs described for index tranche credit default swaps, these customized credit default swaps contain a feature that permits the securitization entity to provide the par value of underlying assets in the securitization entity to settle any losses under the credit default swap. The valuation of this settlement feature is dependent upon the valuation of the underlying assets and the timing and amount of any expected loss on the credit default swap, which is considered a significant unobservable input. Accordingly, these customized index tranche credit default swaps related to securitization entities are classified as Level 3.

Equity index options. We have equity index options associated with various equity indices. The valuation of equity index options is determined using an income approach. The primary inputs into the valuation represent forward interest rate volatility and time value component associated with the optionality in the derivative, which are considered significant unobservable inputs in most instances. The equity index volatility surface is determined based on market information that is not readily observable and is developed based upon inputs received from several third-party sources. Accordingly, these options are classified as Level 3.

Financial futures. The fair value of financial futures is based on the closing exchange prices. Accordingly, these financial futures are classified as Level 1. The period end valuation is zero as a result of settling the margins on these contracts on a daily basis.

Equity return swaps. The valuation of equity return swaps is determined using an income approach. The primary inputs into the valuation represent the forward interest rate swap curve and underlying equity index values, which are generally considered observable inputs, and results in the derivative being classified as Level 2.

Forward bond purchase commitments. The valuation of forward bond purchase commitments is determined using an income approach. The primary input into the valuation represents the current bond prices and interest rates, which are generally considered an observable input, and results in the derivative being classified as Level 2.

Other foreign currency contracts. We have certain foreign currency options classified as other foreign currency contracts. The valuation of foreign currency options is determined using an income approach. The primary inputs into the valuation represent the forward interest rate swap curve, foreign currency exchange rates, forward interest rate, foreign currency exchange rate volatility, foreign equity index volatility and time value component associated with the optionality in the derivative. As a result of the significant unobservable inputs

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

associated with the forward interest rate, foreign currency exchange rate volatility and foreign equity index volatility inputs, the derivative is classified as Level 3. We also have foreign currency forward contracts where the valuation is determined using an income approach. The primary inputs into the valuation represent the forward foreign currency exchange rates, which are generally considered observable inputs and results in the derivative being classified as Level 2.

Reinsurance embedded derivatives

We have certain reinsurance agreements that result in a reinsurance counterparty holding assets for our benefit where this feature is considered an embedded derivative requiring bifurcation. As a result, we measure the embedded derivatives at fair value with changes in fair value being recorded in income (loss). Fair value is determined by comparing the fair value and cost basis of the underlying assets. The underlying assets are primarily comprised of highly rated investments and result in the fair value of the embedded derivatives being classified as Level 2.

GMWB embedded derivatives

We are required to bifurcate an embedded derivative for certain features associated with annuity products and related reinsurance agreements where we provide a GMWB to the policyholder and are required to record the GMWB embedded derivative at fair value. The valuation of our GMWB embedded derivative is based on an income approach that incorporates inputs such as forward interest rates, equity index volatility, equity index and fund correlation, and policyholder assumptions such as utilization, lapse and mortality. In addition to these inputs, we also consider risk and expense margins when determining the projected cash flows that would be determined by another market participant. While the risk and expense margins are considered in determining fair value, these inputs do not have a significant impact on the valuation.

For GMWB liabilities, non-performance risk is integrated into the discount rate. Prior to the third quarter of 2010, the discount rate was based on the swap curve, which incorporated the non-performance risk of our GMWB liabilities. Beginning in 2009, the swap curve dropped below the U.S. Treasury curve at certain points on the longer end of the curve, and in 2010, the points below the U.S. Treasury curve expanded to several points beyond 10 years. For these points on the curve, we utilized the U.S. Treasury curve as our discount rate through the second quarter of 2010. Beginning in the third quarter of 2010, we revised our discount rate to reflect market credit spreads that represent an adjustment for the non-performance risk of the GMWB liabilities. The credit spreads included in our discount rate range from 60 to 85 basis points over the most relevant points on the U.S. Treasury curve. As of December 31, 2011 and 2010, the impact of non-performance risk resulted in a lower fair value of our GMWB liabilities of $109 million and $44 million, respectively.

To determine the appropriate discount rate to reflect the non-performance risk of the GMWB liabilities, we evaluate the non-performance risk in our liabilities based on a hypothetical exit market transaction as there is no exit market for these types of liabilities. A hypothetical exit market can be viewed as a hypothetical transfer of the liability to another similarly rated insurance company which would closely resemble a reinsurance transaction. Another hypothetical exit market transaction can be viewed as a hypothetical transaction from the perspective of the GMWB policyholder. We believe that a hypothetical exit market participant would use a similar discount rate as described above to value the liabilities.

For equity index volatility, we determine the projected equity market volatility using both historical volatility and projected near-term equity market volatility with more significance being placed on projected and recent historical data.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

Equity index and fund correlations are determined based on historical price observations for the fund and equity index.

For policyholder assumptions, we use our expected lapse, mortality and utilization assumptions and update these assumptions for our actual experience, as necessary. For our lapse assumption, we adjust our base lapse assumption by policy based on a combination of the policyholder’s current account value and GMWB benefit.

We classify the GMWB valuation as Level 3 based on having significant unobservable inputs. We evaluate the inputs and methodologies used to determine fair value based on how we expect a market participant would determine exit value. As stated above, there is no exit market or market participants for the GMWB embedded derivatives. Accordingly, we evaluate our inputs and resulting fair value based on a hypothetical exit market and hypothetical market participants. A hypothetical exit market could be viewed as a transaction that would closely resemble reinsurance. While reinsurance transactions for this type of product are not an observable input, we consider this type of hypothetical exit market, as appropriate, when evaluating our inputs and determining that our inputs are consistent with that of a hypothetical market participant.

Contingent purchase price

We have certain contingent purchase price payments related to acquisitions made after 2009 that are required to be recorded at fair value each period. Fair value is determined using an income approach whereby we project the expected earnings of the business and compare our projections of the relevant earnings metric to the thresholds established in the purchase agreement to determine our expected payments. We then discount these expected payments to calculate the fair value as of the valuation date. The inputs used to determine the discount rate and expected payments are primarily based on significant unobservable inputs and result in the fair value of the contingent purchase price being classified as Level 3.

Borrowings related to securitization entities

We record certain borrowings related to securitization entities at fair value. The fair value of these borrowings is determined using either a market approach or income approach, depending on the instrument and availability of market information. Given the unique characteristics of the securitization entities that issued these borrowings as well as the lack of comparable instruments, we determine fair value considering the valuation of the underlying assets held by the securitization entities and any derivatives, as well as any unique characteristics of the borrowings that may impact the valuation. After considering all relevant inputs, we determine fair value of the borrowings using the net valuation of the underlying assets and derivatives that are backing the borrowings. Accordingly, these instruments are classified as Level 3.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following tables set forth our assets and liabilities by class of instrument that are measured at fair value on a recurring basis as of December 31:

	2011
(Amounts in millions)	Total	Level 1	Level 2	Level 3
Assets
Investments:
Fixed maturity securities:
U.S. government, agencies and government-sponsored enterprises	$4,863	$—	$4,850	$13
Tax-exempt	503	—	503	—
Government—non-U.S.	2,211	—	2,201	10
U.S. corporate	25,258	—	22,747	2,511
Corporate—non-U.S.	13,757	—	12,473	1,284
Residential mortgage-backed	5,695	—	5,600	95
Commercial mortgage-backed	3,400	—	3,361	39
Other asset-backed	2,608	—	2,337	271

Total fixed maturity securities	58,295	—	54,072	4,223

Equity securities	361	261	2	98

Other invested assets:
Trading securities	788	—	524	264
Derivative assets:
Interest rate swaps	1,350	—	1,345	5
Foreign currency swaps	32	—	32	—
Credit default swaps	1	—	1	—
Equity index options	39	—	—	39
Equity return swaps	7	—	7	—
Forward bond purchase commitments	47	—	47	—
Other foreign currency contracts	9	—	—	9

Total derivative assets	1,485	—	1,432	53

Securities lending collateral	406	—	406	—
Derivatives counterparty collateral	323	—	323	—

Total other invested assets	3,002	—	2,685	317

Restricted other invested assets related to securitization entities	376	—	200	176
Other assets (1)	29	—	29	—
Reinsurance recoverable (2)	16	—	—	16
Separate account assets	10,122	10,122	—	—

Total assets	$72,201	$10,383	$56,988	$4,830

Liabilities
Policyholder account balances (3)	$492	$—	$—	$492
Other liabilities:
Contingent purchase price	46	—	—	46
Derivative liabilities:
Interest rate swaps	376	—	376	—
Interest rate swaps related to securitization entities	28	—	28	—
Inflation indexed swaps	43	—	43	—
Credit default swaps	59	—	2	57
Credit default swaps related to securitization entities	177	—	—	177
Equity return swaps	4	—	4	—
Other foreign currency contracts	11	—	11	—

Total derivative liabilities	698	—	464	234

Total other liabilities	744	—	464	280

Borrowings related to securitization entities	48	—	—	48

Total liabilities	$1,284	$—	$464	$820

(1)	Represents embedded derivatives associated with certain reinsurance agreements.
(2)	Represents embedded derivatives associated with the reinsured portion of our GMWB liabilities.
(3)	Represents embedded derivatives associated with our GMWB liabilities, excluding the impact of reinsurance.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

	2010
(Amounts in millions)	Total	Level 1	Level 2	Level 3
Assets
Investments:
Fixed maturity securities:
U.S. government, agencies and government-sponsored enterprises	$3,705	$—	$3,694	$11
Tax-exempt	1,030	—	1,030	—
Government—non-U.S.	2,369	—	2,368	1
U.S. corporate	23,967	—	22,867	1,100
Corporate—non-U.S.	13,498	—	13,130	368
Residential mortgage-backed	4,455	—	4,312	143
Commercial mortgage-backed	3,743	—	3,693	50
Other asset-backed	2,416	—	2,148	268

Total fixed maturity securities	55,183	—	53,242	1,941

Equity securities	332	240	5	87

Other invested assets:
Trading securities	677	—	348	329
Derivative assets:
Interest rate swaps	763	—	758	5
Foreign currency swaps	240	—	240	—
Credit default swaps	11	—	5	6
Equity index options	33	—	—	33

Total derivative assets	1,047	—	1,003	44

Securities lending collateral	772	—	772	—
Derivatives counterparty collateral	630	—	630	—

Total other invested assets	3,126	—	2,753	373

Restricted other invested assets related to securitization entities	370	—	199	171
Other assets (1)	1	—	1	—
Reinsurance recoverable (2)	(5)	—	—	(5)
Separate account assets	11,666	11,666	—	—

Total assets	$70,673	$11,906	$56,200	$2,567

Liabilities
Policyholder account balances (3)	$121	$—	$—	$121
Derivative liabilities:
Interest rate swaps	138	—	138	—
Interest rate swaps related to securitization entities	19	—	19	—
Inflation indexed swaps	33	—	33	—
Credit default swaps	7	—	—	7
Credit default swaps related to securitization entities	129	—	—	129
Equity index options	3	—	—	3
Equity return swaps	3	—	3	—

Total derivative liabilities	332	—	193	139
Borrowings related to securitization entities	51	—	—	51

Total liabilities	$504	$—	$193	$311

(1)	Represents embedded derivatives associated with certain reinsurance agreements.
(2)	Represents embedded derivatives associated with the reinsured portion of our GMWB liabilities.
(3)	Represents embedded derivatives associated with our GMWB liabilities, excluding the impact of reinsurance.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

We review the fair value hierarchy classifications each reporting period. Changes in the observability of the valuation attributes may result in a reclassification of certain financial assets or liabilities. Such reclassifications are reported as transfers into and out of Level 3, or between other levels, at the beginning fair value for the reporting period in which the changes occur. Our assessment of whether or not there were significant unobservable inputs related to fixed maturity securities was based on our observations obtained through the course of managing our investment portfolio, including interaction with other market participants, observations related to the availability and consistency of pricing, and understanding of general market activity such as new issuance and the level of secondary market trading for a class of securities. Additionally, we considered data obtained from third-party pricing sources to determine whether our estimated values incorporate significant unobservable inputs that would result in the valuation being classified as Level 3.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following tables present additional information about assets measured at fair value on a recurring basis and for which we have utilized significant unobservable (Level 3) inputs to determine fair value as of or for the dates indicated:

(Amounts in millions)	Beginning balance as of January 1, 2011	Total realized and unrealized gains (losses)		Purchases	Sales	Issuances	Settlements	Transfer into Level 3	Transfer out of Level 3	Ending balance as of December 31, 2011	Total gains (losses) included in net income (loss) attributable to assets still held
		Included in net income (loss)	Included in OCI
Fixed maturity securities:
U.S. government, agencies and government-sponsored enterprises	$11	$—	$—	$—	$—	$—	$—	$24	$(22)	$13	$—
Government—non-U.S.	1	—	—	—	—	—	—	9	—	10	—
U.S. corporate (1)	1,100	(8)	72	113	(25)	—	(105)	1,790	(426)	2,511	(8)
Corporate—non-U.S. (1)	368	(26)	11	103	(71)	—	(13)	1,132	(220)	1,284	(26)
Residential mortgage- backed	143	(1)	(11)	3	(15)	—	(30)	9	(3)	95	(1)
Commercial mortgage- backed	50	(2)	2	—	(1)	—	(11)	1	—	39	(2)
Other asset-backed	268	—	—	8	(8)	—	(43)	46	—	271	—

Total fixed maturity securities	1,941	(37)	74	227	(120)	—	(202)	3,011	(671)	4,223	(37)

Equity securities	87	1	1	24	(13)	—	(2)	—	—	98	—

Other invested assets:
Trading securities	329	(1)	—	5	(41)	—	(28)	—	—	264	(1)
Derivative assets:
Interest rate swaps	5	1	—	—	—	—	(1)	—	—	5	1
Credit default swaps	6	(6)	—	—	—	—	—	—	—	—	(6)
Equity index options	33	7	—	44	—	—	(45)	—	—	39	7
Other foreign currency contracts	—	(1)	—	10	—	—	—	—	—	9	(1)

Total derivative assets	44	1	—	54	—	—	(46)	—	—	53	1

Total other invested assets	373	—	—	59	(41)	—	(74)	—	—	317	—

Restricted other invested assets related to securitization entities (2)	171	5	—	—	—	—	—	—	—	176	5
Reinsurance recoverable (3)	(5)	18	—	—	—	3	—	—	—	16	18

Total Level 3 assets	$2,567	$(13)	$75	$310	$(174)	$3	$(278)	$3,011	$(671)	$4,830	$(14)

(1)

The majority of the transfers into Level 3 during the fourth quarter of 2011 related to a reclassification of certain private securities valued using internal models which previously had not been identified as having significant unobservable inputs. Prior to the fourth quarter of 2011, these securities had been misclassified as Level 2. The remaining transfers into and out of Level 3 were primarily related to private fixed rate U.S. and non-U.S. corporate securities and resulted from a change in the observability of the additional premium to the public bond spread to adjust for the liquidity and other features of our private placements and resulted in unobservable inputs having a significant impact on certain valuations for transfers in or no longer having significant impact on certain valuations for transfers out.

(2)	See note 18 for additional information related to consolidated securitization entities.
(3)	Represents embedded derivatives associated with the reinsured portion of our GMWB liabilities.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(Amounts in millions)	Beginning balance as of January 1, 2010	Total realized and unrealized gains (losses)		Purchases, sales, issuances and settlements, net	Transfer into Level 3	Transfer out of Level 3 (1)	Ending balance as of December 31, 2010	Total gains (losses) included in net income (loss) attributable to assets still held
		Included in net income (loss)	Included in OCI
Fixed maturity securities
U.S. government, agencies and government-sponsored enterprises	$16	$—	$—	$(2)	$17	$(20)	$11	$—
Tax-exempt	2	—	—	—	—	(2)	—	—
Government—non-U.S.	7	—	2	—	16	(24)	1	—
U.S. corporate (2)	1,073	21	33	—	870	(897)	1,100	16
Corporate—non-U.S. (2)	504	(20)	15	22	489	(642)	368	(22)
Residential mortgage-backed	1,481	—	8	86	79	(1,511)	143	—
Commercial mortgage- backed	3,558	(5)	24	(79)	21	(3,469)	50	—
Other asset-backed (3)	1,419	(24)	39	(10)	108	(1,264)	268	(24)

Total fixed maturity securities	8,060	(28)	121	17	1,600	(7,829)	1,941	(30)

Equity securities	9	11	—	7	120	(60)	87	—

Other invested assets:
Trading securities (3)	145	12	—	(41)	213	—	329	12
Derivative assets:
Interest rate swaps	3	2	—	—	—	—	5	2
Interest rate swaptions	54	11	—	(65)	—	—	—	11
Credit default swaps	6	—	—	—	—	—	6	—
Equity index options	39	(73)	—	67	—	—	33	(73)
Other foreign currency options	8	(8)	—	—	—	—	—	(8)

Total derivative assets	110	(68)	—	2	—	—	44	(68)

Total other invested assets	255	(56)	—	(39)	213	—	373	(56)

Restricted other invested assets related to securitization entities (4)	—	(3)	—	—	174	—	171	(6)
Reinsurance recoverable (5)	(5)	(3)	—	3	—	—	(5)	(3)

Total Level 3 assets	$8,319	$(79)	$121	$(12)	$2,107	$(7,889)	$2,567	$(95)

(1)

During 2010, primary market issuance and secondary market activity for commercial and non-agency residential mortgage-backed and other asset-backed securities increased the market observable inputs used to establish fair values for similar securities. These factors, along with more consistent pricing from third-party sources, resulted in our conclusion that there is sufficient trading activity in similar instruments to support classifying certain mortgage-backed and asset-backed securities as Level 2.

(2)

The transfers into and out of Level 3 were primarily related to private fixed rate U.S. corporate and corporate—non-U.S. securities and resulted from a change in the observability of the additional premium to the public bond spread to adjust for the liquidity and other features of our private placements and resulted in unobservable inputs having a significant impact on certain valuations for transfers in or no longer having significant impact on certain valuations for transfers out.

(3)

Transfers into trading securities were offset by transfers out of other asset-backed securities and were driven primarily by the adoption of new accounting guidance related to embedded credit derivatives.

(4)	Relates to the consolidation of certain securitization entities as of January 1, 2010. See note 18 for additional information related to consolidated securitization entities.
(5)	Represents embedded derivatives associated with the reinsured portion of our GMWB liabilities.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following tables present additional information about liabilities measured at fair value on a recurring basis and for which we have utilized significant unobservable (Level 3) inputs to determine fair value as of or for the dates indicated:

(Amounts in millions)	Beginning balance as of January 1, 2011	Total realized and unrealized (gains) losses		Purchases	Sales	Issuances	Settlements	Transfer into Level 3	Transfer out of Level 3	Ending balance as of December 31, 2011	Total (gains) losses included in net (income) loss attributable to liabilities still held
		Included in net (income) loss	Included in OCI
Policyholder account balances (1)	$121	$334	$—	$—	$—	$37	$—	$—	$—	$492	$338
Other liabilities:
Contingent purchase price	—	25	—	—	—	21	—	—	—	46	25
Derivative liabilities:
Credit default swaps	7	48	—	3	—	—	(1)	—	—	57	48
Credit default swaps related to securitization entities	129	48	—	—	—	—	—	—	—	177	48
Equity index options	3	—	—	—	—	—	(3)	—	—	—	—

Total derivative liabilities	139	96	—	3	—	—	(4)	—	—	234	96

Total other liabilities	139	121	—	3	—	21	(4)	—	—	280	121

Borrowings related to securitization entities (2)	51	(3)	—	—	—	—	—	—	—	48	(2)

Total Level 3 liabilities	$311	$452	$—	$3	$—	$58	$(4)	$—	$—	$820	$457

(1)	Represents embedded derivatives associated with our GMWB liabilities, excluding the impact of reinsurance.
(2)	See note 18 for additional information related to consolidated securitization entities.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(Amounts in millions)	Beginning balance as of January 1, 2010	Total realized and unrealized (gains) losses		Purchases sales, issuances and settlements, net	Transfer into Level 3	Transfer out of Level 3	Ending balance as of December 31, 2010	Total (gains) losses included in net (income) loss attributable to liabilities still held
		Included in net (income) loss	Included in OCI
Policyholder account balances (1)	$175	$(90)	$—	$36	$—	$—	$121	$(87)
Derivative liabilities:
Interest rate swaps	2	(2)	—	—	—	—	—	(2)
Interest rate swaptions	67	(42)	—	(25)	—	—	—	(42)
Credit default swaps	—	7	—	—	—	—	7	7
Credit default swaps related to securitization entities (2)	—	9	—	(1)	121	—	129	9
Equity index options	2	3	—	(2)	—	—	3	3

Total derivative liabilities	71	(25)	—	(28)	121	—	139	(25)
Borrowings related to securitization entities	—	(9)	—	—	60	—	51	(9)

Total Level 3 liabilities	$246	$(124)	$—	$8	$181	$—	$311	$(121)

(1)	Represents embedded derivatives associated with our GMWB liabilities, excluding the impact of reinsurance.
(2)	Relates to the consolidation of certain securitization entities as of January 1, 2010. See note 18 for additional information related to consolidated securitization entities.

Realized and unrealized gains (losses) on Level 3 assets and liabilities are primarily reported in either net investment gains (losses) within the consolidated statements of income or OCI within stockholders’ equity based on the appropriate accounting treatment for the instrument.

Purchases, sales, issuances and settlements represent the activity that occurred during the period that results in a change of the asset or liability but does not represent changes in fair value for the instruments held at the beginning of the period. Such activity primarily consists of purchases, sales and settlements of fixed maturity, equity and trading securities and purchases, issuances and settlements of derivative instruments.

Issuances and settlements presented for policyholder account balances represent the issuances and settlements of embedded derivatives associated with our GMWB liabilities where: issuances are characterized as the change in fair value associated with the product fees recognized that are attributed to the embedded derivative to equal the expected future benefit costs upon issuance and settlements are characterized as the change in fair value upon exercising the embedded derivative instrument, effectively representing a settlement of the embedded derivative instrument. We have shown these changes in fair value separately based on the classification of this activity as effectively issuing and settling the embedded derivative instrument with all remaining changes in the fair value of these embedded derivative instruments being shown separately in the category labeled “included in net (income) loss” in the tables presented above.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The amount presented for unrealized gains (losses) for assets and liabilities still held as of the reporting date primarily represents impairments for available-for-sale securities, changes in fair value of trading securities and certain derivatives and changes in fair value of embedded derivatives associated with our GMWB liabilities that existed as of the reporting date, which were recorded in net investment gains (losses), and accretion on certain fixed maturity securities which was recorded in net investment income.

(18) Variable Interest and Securitization Entities

VIEs are generally entities that have either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest. We evaluate VIEs to determine whether we are the primary beneficiary and are required to consolidate the assets and liabilities of the entity. The determination of the primary beneficiary for a VIE can be complex and requires management judgment regarding the expected results of the entity and who directs the activities of the entity that most significantly impact the economic results of the VIE. Our primary involvement related to VIEs includes:

•	asset securitization transactions,

•	certain investments and

•	certain mortgage insurance policies.

(a) Asset Securitizations

We have used former affiliates and third-party entities to facilitate asset securitizations. Disclosure requirements related to off-balance sheet arrangements encompass a broader array of arrangements than those at risk for consolidation. These arrangements include transactions with term securitization entities, as well as transactions with conduits that are sponsored by third parties.

The following table summarizes the total securitized assets as of December 31:

(Amounts in millions)	2011	2010
Receivables secured by:
Other assets	$157	$164

Total securitized assets not required to be consolidated	157	164

Total securitized assets required to be consolidated	487	575

Total securitized assets	$644	$739

Financial support for certain securitization entities was provided under credit support agreements that remain in place throughout the life of the related entities. Assets with credit support were funded by demand notes that were further enhanced with support provided by a third party. As of December 31, 2011 and 2010, we provided limited recourse for a maximum of $40 million of credit losses related to one of our commercial mortgage loan entities that was required to be consolidated with total assets of $91 million and $115 million, respectively, as of December 31, 2011 and 2010. There were no amounts recorded or paid for these limited recourse liabilities as of December 31, 2011 and 2010.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(b) Securitization and Variable Interest Entities Not Required To Be Consolidated

We are involved in certain securitization and VIEs where we are not required to consolidate the securitization entity.

Asset securitizations. We transferred assets to securitization entities that would be considered VIEs but we were not required to consolidate the securitization entities. These securitization entities were designed to have significant limitations on the types of assets owned and the types and extent of permitted activities and decision making rights. We evaluated our involvement in the entities’ design and our decision making ability regarding the assets held by the securitization entity and determined we would generally not be the party with power to direct the activities that significantly impact the economic performance of the entity.

In certain instances, we determined we were the party with power but did not have a variable interest in the entity. Our interest in the entities included servicer fees and excess interest on previous policy loan securitizations, where our benefit from our excess interest holding is subordinated to third-party holdings. Based on the composition of the assets in the securitization entity, there were no reasonable scenarios that would result in our interest receiving any significant benefit from the entity. As a result, our interest would not be considered a variable interest in the entity as a result of meeting certain requirements in the accounting guidance. Our retained interests in these entities were not significant in 2011 or 2010.

Following a securitization transaction, we retained the responsibility for servicing the receivables, and as such, were entitled to receive an ongoing fee based on the outstanding principal balances of the receivables. There were no servicing assets nor liabilities recorded as the benefits of servicing the assets were adequate to compensate an independent servicer for its servicing responsibilities.

There has been no new asset securitization activity in 2011 or 2010.

Investments. We hold investments in certain structures that are considered VIEs. Our investments represent beneficial interests that are primarily in the form of structured securities. Our involvement in these structures typically represent a passive investment in the returns generated by the VIE and typically do not result in having significant influence over the economic performance of the VIE. See note 4 for additional information related to our investments, which includes information related to structured securities, such as asset-backed and mortgage-backed securities. Our maximum exposure to loss represents our cost basis in the investments.

Mortgage insurance. We also provide mortgage insurance on certain residential mortgage loans originated and securitized by third parties using VIEs to issue mortgage-backed securities. While we provide mortgage insurance on the underlying loans, we do not typically have any ongoing involvement with the VIE other than our mortgage insurance coverage and do not act in a servicing or decision making capacity for the underlying loans held by the VIE.

(c) Securitization and Variable Interest Entities Required To Be Consolidated

As a result of adopting new accounting guidance for VIE consolidation on January 1, 2010, we were required to consolidate certain VIEs. Our involvement with VIEs that were required to be consolidated related to asset securitization transactions and certain investments, both of which are described in more detail below. Prior to being required to consolidate these entities, our interest in these entities was recorded in our consolidated financial statements as available-for-sale fixed maturity securities.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

Asset securitizations. For VIEs related to asset securitization transactions, we were required to consolidate three securitization entities as a result of our involvement in the entities’ design or having certain decision making ability regarding the assets held by the securitization entity. These securitization entities were designed to have significant limitations on the types of assets owned and the types and extent of permitted activities and decision making rights. The three securitization entities that were required to be consolidated are comprised of two securitization entities backed by commercial mortgage loans and one backed by residual interests in certain policy loan securitization entities.

For one of our commercial mortgage loan securitization entities with total assets of $91 million and $115 million, respectively, as of December 31, 2011 and 2010, our economic interest represents the excess interest received on the loans compared to the interest paid on the entity’s obligation. Additionally, we provide limited recourse for a maximum of $40 million credit losses. We also act as the servicer for the underlying mortgage loans and have the ability to direct certain activities in accordance with the agreements related to the securitization entity.

For the other commercial mortgage loan securitization entity with total assets of $327 million and $397 million, respectively, as of December 31, 2011 and 2010, our economic interest represents the excess interest of the commercial mortgage loans and the subordinated notes of the securitization entity. The commercial mortgage loans are serviced by a third-party servicer and special servicer. However, we have the right to replace the special servicer without cause at any time. This right is recognized under accounting guidance as resulting in our effective control of the activities directed by the special servicer.

Our economic interest in the policy loan securitization entity represents the excess interest received from the residual interest in certain policy loan securitization entities and the floating rate obligation issued by the securitization entity. The securitization entity also contains an interest rate swap to mitigate the difference between the effective fixed receipt on the assets and the floating rate obligation issued by the securitization entity. Since there are no significant ongoing activities in the securitization entity, we evaluated the design of the entity upon inception when we transferred the residual interests in the securitization entity. Prior to 2010, we fully impaired our investment in this securitization entity as a result of not expecting any future economic benefits from our investment under any reasonable scenario. However, there are certain remote interest rate and mortality scenarios that would result in our residual interest receiving significant economic benefits in relation to benefits received by the securitization entity. In accordance with the relevant accounting guidance, the use of probability is not permitted when determining whether we would have the ability to receive significant benefits from the securitization entity.

Investments. For VIEs related to certain investments, we were required to consolidate three securitization entities as a result of having certain decision making rights related to instruments held by the entities. These securitization entities were designed as synthetic collateralized debt obligations whereby the entities purchased highly rated asset-backed securities and entered into credit default swaps to generate income that would be passed to the noteholders of the entities. The entities also have the ability to settle any losses incurred on the credit default swap by providing the derivative counterparty asset-backed securities with a par amount equal to the loss incurred on the credit default swap. We hold the majority of the notes issued by the securitization entity and also have certain decision making rights related to the instruments held by the entity. Previously, we were not required to consolidate the securitization entity as a result of other noteholders absorbing the majority of expected losses from the entity.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The following table shows the activity presented in our consolidated statement of income related to the consolidated securitization entities for the years ended December 31:

(Amounts in millions)	2011	2010
Revenues:
Net investment income:
Restricted commercial mortgage loans	$40	$39
Restricted other invested assets	—	2

Total net investment income	40	41

Net investment gains (losses):
Trading securities	12	8
Derivatives	(62)	(19)
Commercial mortgage loans	—	(1)
Borrowings related to securitization entities recorded at fair value	3	9

Total net investment gains (losses)	(47)	(3)

Total revenues	(7)	38

Expenses:
Interest expense	26	29
Acquisition and operating expenses	1	1

Total expenses	27	30

Income (loss) before income taxes	(34)	8
Provision (benefit) for income taxes	(12)	3

Net income (loss)	$(22)	$5

The following table shows the assets and liabilities that were recorded for the consolidated securitization entities as of December 31:

(Amounts in millions)	2011	2010
Assets
Investments:
Restricted commercial mortgage loans	$411	$507
Restricted other invested assets:
Trading securities	376	370
Other	1	2

Total restricted other invested assets	377	372

Total investments	788	879
Cash and cash equivalents	3	—
Accrued investment income	1	1

Total assets	$792	$880

Liabilities
Other liabilities:
Derivative liabilities	$206	$148
Other liabilities	4	2

Total other liabilities	210	150
Borrowings related to securitization entities	396	494

Total liabilities	$606	$644

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

The assets and other instruments held by the securitization entities are restricted and can only be used to fulfill the obligations of the securitization entity. Additionally, the obligations of the securitization entities do not have any recourse to the general credit of any other consolidated subsidiaries, except $40 million of limited recourse related to a consolidated commercial mortgage loan securitization entity.

(d) Borrowings Related To Consolidated Securitization Entities

Borrowings related to securitization entities were as follows as of December 31:

	2011			2010
(Amounts in millions)	Principal amount		Carrying value	Principal amount		Carrying value
GFCM LLC, due 2035, 5.2541%	$147		$147	$216		$216
GFCM LLC, due 2035, 5.7426%	113		113	113		113
Genworth Special Purpose Two, LLC, due 2023, 6.0175%	88		88	114		114
Marvel Finance 2007-1 LLC, due 2017 (1)	3		—	5		1
Marvel Finance 2007-4 LLC, due 2017 (1)	12		6	12		7
Genworth Special Purpose Five, LLC, due 2040 (1)	NA	(2)	42	NA	(2)	43

Total	$363		$396	$460		$494

(1)	Accrual of interest based on three-month LIBOR that resets every three months plus a fixed margin.
(2)	Principal amount not applicable. Notional balance was $117 million.

These borrowings are required to be paid down as principal is collected on the restricted investments held by the securitization entities and accordingly the repayment of these borrowings follows the maturity or prepayment, as permitted, of the restricted investments.

(19) Insurance Subsidiary Financial Information and Regulatory Matters

Our insurance company subsidiaries are restricted by state and foreign laws and regulations as to the amount of dividends they may pay to their parent without regulatory approval in any year, the purpose of which is to protect affected insurance policyholders, depositors or investors. Any dividends in excess of limits are deemed “extraordinary” and require approval. Based on estimated statutory results as of December 31, 2011, in accordance with applicable dividend restrictions, our subsidiaries could pay dividends of approximately $1.3 billion to us in 2012 without obtaining regulatory approval. However, we do not expect our insurance subsidiaries to pay dividends to us in 2012 at this level as they retain capital for growth and to meet capital requirements.

Our domestic insurance subsidiaries paid dividends of $12 million (none of which were deemed “extraordinary”), $47 million ($20 million of which were deemed “extraordinary”) and $50 million ($24 million of which were deemed “extraordinary”) during 2011, 2010 and 2009, respectively.

In addition to the guarantees discussed in notes 18 and 22, we have provided guarantees to third parties for the performance of certain obligations of our subsidiaries. We estimate that our potential obligations under such guarantees, other than the Rivermont I guarantee, were $65 million and $46 million as of December 31, 2011 and 2010, respectively. We provide a limited guarantee to Rivermont I, an indirect subsidiary, which is accounted for

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

as a derivative carried at fair value and is eliminated in consolidation. As of December 31, 2011 and 2010, the fair value of this derivative was $6 million and $23 million, respectively, and was recorded in other liabilities. We also provide an unlimited guarantee to policyholders for the solvency of our mortgage insurance subsidiary located in the United Kingdom. However, based on risk in-force as of December 31, 2011, we believe our mortgage insurance subsidiary has sufficient reserves and capital to cover its policyholder obligations.

Our U.S. domiciled insurance subsidiaries file financial statements with state insurance regulatory authorities and the NAIC that are prepared on an accounting basis prescribed or permitted by such authorities. Statutory accounting practices differ from U.S. GAAP in several respects, causing differences in reported net income and stockholders’ equity. Permitted statutory accounting practices encompass all accounting practices not so prescribed but that have been specifically allowed by state insurance authorities. Our insurance subsidiaries have no material permitted accounting practices, except for River Lake Insurance Company VI (“River Lake VI”), River Lake Insurance Company VII (“River Lake VII”), River Lake Insurance Company VIII (“River Lake VIII”) and Genworth Life Insurance Company of New York (“GLICNY”). River Lake VII was granted a permitted accounting practice from the state of Vermont to carry its reserves on a basis similar to U.S. GAAP. River Lake VIII was granted a permitted accounting practice from the state of Vermont to carry its reserves on a basis similar to U.S. GAAP. River Lake VI was granted a permitted accounting practice from the state of Delaware to record a portion of the undrawn amount of its existing letter of credit and any additional letters of credit as gross paid-in and contributed surplus, thereby including such amounts in its statutory surplus. The amount of the letters of credit recorded as gross paid-in and contributed surplus is equal to the excess of statutory reserves less the economic reserves. GLICNY received a permitted practice from New York to exempt certain of its investments from a new NAIC structured security valuation and ratings process.

The tables below include the combined statutory net loss and statutory capital and surplus for our U.S. domiciled insurance subsidiaries:

	Years ended December 31,
(Amounts in millions)	2011	2010	2009
Combined statutory net income (loss):
Life insurance subsidiaries, excluding captive life reinsurance subsidiaries	$(69)	$24	$101
Mortgage insurance subsidiaries	(684)	(925)	(621)

Combined statutory net loss, excluding captive reinsurance subsidiaries	(753)	(901)	(520)
Captive life insurance subsidiaries	(146)	(132)	(154)

Combined statutory net loss	$(899)	$(1,033)	$(674)

	As of December 31,
(Amounts in millions)	2011	2010
Combined statutory capital and surplus:
Life insurance subsidiaries, excluding captive life reinsurance subsidiaries	$2,294	$2,213
Mortgage insurance subsidiaries	792	1,098

Combined statutory capital and surplus	$3,086	$3,311

The statutory net income (loss) from our captive life reinsurance subsidiaries relates to the reinsurance of term and universal life insurance statutory reserves assumed from our U.S. domiciled life insurance companies. These reserves are, in turn, funded through the issuance of surplus notes (non-recourse funding obligations) to

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

third parties or secured by a third-party letter of credit. Accordingly, the life insurance subsidiaries’ combined statutory net income (loss) and distributable income are not affected by the statutory net income (loss) of the captives, except to the extent dividends are received from the captives. The combined statutory capital and surplus of our life insurance subsidiaries does not include the capital and surplus of our captive life reinsurance subsidiaries of $1,518 million and $1,574 million as of December 31, 2011 and 2010, respectively. Capital and surplus of our captive life reinsurance subsidiaries, excluding River Lake VI, River Lake VII and River Lake VIII, include surplus notes (non-recourse funding obligations) as further described in note 13.

The NAIC has adopted RBC requirements to evaluate the adequacy of statutory capital and surplus in relation to risks associated with: (i) asset risk; (ii) insurance risk; (iii) interest rate and equity market risk; and (iv) business risk. The RBC formula is designated as an early warning tool for the states to identify possible undercapitalized companies for the purpose of initiating regulatory action. In the course of operations, we periodically monitor the RBC level of each of our life insurance subsidiaries. As of December 31, 2011 and 2010, each of our life insurance subsidiaries exceeded the minimum required RBC levels.

For regulatory purposes, our mortgage insurance subsidiaries are required to maintain a statutory contingency reserve. Annual additions to the statutory contingency reserve must equal the greater of: (i) 50% of earned premiums or (ii) the required level of policyholders position, as defined by state insurance laws. These contingency reserves generally are held until the earlier of: (i) the time that loss ratios exceed 35% or (ii) ten years. The statutory contingency reserves for our U.S. mortgage insurance subsidiaries were approximately $4 million as of December 31, 2011.

As of December 31, 2011, Genworth Mortgage Insurance Corporation (“GEMICO”), our primary U.S. mortgage insurance subsidiary, exceeded the maximum risk-to-capital ratio of 25:1 established under North Carolina law and enforced by the North Carolina Department of Insurance (“NCDOI”). As of December 31, 2011, GEMICO’s risk-to-capital ratio was approximately 32.9:1. Over the next several quarters, we expect GEMICO’s risk-to-capital ratio to continue to increase. The amount of such increases will depend principally on the level of future losses incurred by GEMICO and the amount of additional capital that is generated within the business or capital support that we may provide. Our estimate of the amount and timing of future losses is inherently uncertain, requires significant judgment and may change significantly over time. However, effective January 31, 2011, the NCDOI granted GEMICO a revocable two-year waiver of compliance with its risk-to-capital requirement. The waiver, which the NCDOI can modify or terminate at any time in its discretion, gives GEMICO the ability to continue to write new business in North Carolina during the period covered by the waiver, notwithstanding that GEMICO’s risk-to-capital ratio exceeds 25:1. Thirty-four of the states in which GEMICO operates do not impose their own risk-to-capital requirements; consequently, GEMICO is permitted to continue to write business in those states so long as it is permitted to write business in North Carolina. Sixteen states (including North Carolina) impose their own risk-to-capital requirements. Of these 16 states, 12 granted revocable waivers (or the equivalent) of their risk-to-capital requirements to allow GEMICO to continue to write new business, although two such waivers are no longer in effect as of December 31, 2011. Consequently, GEMICO was authorized to write new business in 44 states as of December 31, 2011, and is unable to write new business in the six states with risk-to-capital requirements where it was not able to obtain or no longer operates with the benefit of a waiver. From December 31, 2010 until July 31, 2011 in the case of three of these states (and for a longer period for the fourth state), we wrote new insurance through another of our U.S. mortgage insurance subsidiaries, Genworth Residential Mortgage Insurance Corporation of North Carolina (“GRMIC-NC”). With the approval of applicable state insurance regulators and the GSEs, after July 31, 2011, we began writing new business through Genworth Residential Mortgage Assurance Corporation (“GRMAC”) in three of these states (and after December 31, 2011, in the two additional states with alternative risk-to-capital waiver limitations)

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

while continuing to use GRMIC-NC to write new business in the sixth state. Freddie Mac’s and Fannie Mae’s approvals of this arrangement expire on July 31, 2012 and December 31, 2012, respectively.

(20) Segment Information

(a) Operating Segment Information

Beginning in the fourth quarter of 2011, we changed our operating business segments to better align our businesses. Under the new structure, we operate through three divisions: Insurance and Wealth Management, Mortgage Insurance and Corporate and Runoff. Under these divisions, there are six operating business segments. The Insurance and Wealth Management Division includes the following operating business segments: U.S. Life Insurance (which includes our life insurance, long-term care insurance and fixed annuities businesses), International Protection (which includes our lifestyle protection insurance business) and Wealth Management. The Mortgage Insurance Division includes the following operating business segments: International Mortgage Insurance and U.S. Mortgage Insurance. The Corporate and Runoff Division includes the Runoff segment and Corporate and Other activities. The Runoff segment includes the results of non-strategic products which are no longer actively sold. These changes allow us to sharpen our focus on common aspects within each group of businesses while taking advantage of current financial synergies. Financial information has been updated for all periods to reflect the reorganized segment reporting structure. The following discussion reflects our reorganized operating segments.

We currently conduct our operations in the following operating business segments: (1) U.S. Life Insurance, which includes our life insurance, long-term care insurance and fixed annuities businesses; (2) International Protection Insurance, which includes our lifestyle protection insurance business; (3) Wealth Management; (4) International Mortgage Insurance, which includes mortgage insurance-related products and services; (5) U.S. Mortgage Insurance, which includes mortgage insurance-related products and services; and (6) Runoff, which includes the results of non-strategic products which are no longer actively sold. Our non-strategic products include our variable annuity, variable life insurance, institutional, corporate-owned life insurance and Medicare supplement insurance products. Institutional products consist of: funding agreements, FABNs and GICs.

We also have Corporate and Other activities which include debt financing expenses that are incurred at our holding company level, unallocated corporate income and expenses, eliminations of inter-segment transactions and the results of other non-core businesses that are managed outside of our operating segments.

We use the same accounting policies and procedures to measure segment income (loss) and assets as our consolidated net income (loss) and assets. Our chief operating decision maker evaluates segment performance and allocates resources on the basis of “net operating income (loss) available to Genworth Financial, Inc.’s common stockholders.” We define net operating income (loss) available to Genworth Financial, Inc.’s common stockholders as income (loss) from continuing operations excluding net income attributable to noncontrolling interests, after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. We exclude net investment gains (losses) and infrequent or unusual non-operating items because we do not consider them to be related to the operating performance of our segments and Corporate and Other activities. A significant component of our net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) are often subject to our discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income (loss) available to Genworth Financial, Inc.’s common stockholders if, in our opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, we believe that net operating income (loss) available to Genworth Financial, Inc.’s common stockholders, and

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

measures that are derived from or incorporate net operating income (loss), are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. However, net operating income (loss) available to Genworth Financial, Inc.’s common stockholders is not a substitute for net income (loss) available to Genworth Financial, Inc.’s common stockholders determined in accordance with U.S. GAAP. In addition, our definition of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders may differ from the definitions used by other companies.

There were no infrequent or unusual non-operating items excluded from net operating income (loss) during the periods presented other than a $36 million gain related to the sale of our Medicare supplement insurance business recorded in the fourth quarter of 2011 and a $106 million tax benefit related to separation from our former parent recorded in the first quarter of 2010.

The following is a summary of our segments and Corporate and Other activities as of or for the years ended December 31:

2011	U.S. Life Insurance	International Protection	Wealth Management	International Mortgage Insurance	U.S. Mortgage Insurance	Runoff	Corporate and Other	Total
(Amounts in millions)
Premiums	$2,979	$839	$—	$1,063	$564	$260	$—	$5,705
Net investment income	2,538	173	—	393	104	140	32	3,380
Net investment gains (losses)	(73)	(1)	—	42	46	(174)	(60)	(220)
Insurance and investment product fees and other	686	11	453	9	5	299	40	1,503

Total revenues	6,130	1,022	453	1,507	719	525	12	10,368

Benefits and other changes in policy reserves	3,789	135	—	458	1,325	234	—	5,941
Interest credited	659	—	—	—	—	135	—	794
Acquisition and operating expenses, net of deferrals	736	590	372	248	156	142	50	2,294
Amortization of deferred acquisition costs and intangibles	297	143	5	66	5	70	12	598
Goodwill impairment	—	—	—	—	—	—	29	29
Interest expense	104	38	—	31	—	2	331	506

Total benefits and expenses	5,585	906	377	803	1,486	583	422	10,162

Income (loss) before income taxes	545	116	76	704	(767)	(58)	(410)	206
Provision (benefit) for income taxes	189	26	29	212	(284)	(21)	(133)	18

Net income (loss)	356	90	47	492	(483)	(37)	(277)	188
Less: net income attributable to noncontrolling interests	—	—	—	139	—	—	—	139

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$356	$90	$47	$353	$(483)	$(37)	$(277)	$49

Total assets	$75,547	$2,375	$523	$9,643	$2,966	$16,031	$5,102	$112,187

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

2010	U.S. Life Insurance	International Protection	Wealth Management	International Mortgage Insurance	U.S. Mortgage Insurance	Runoff	Corporate and Other	Total
(Amounts in millions)
Premiums	$3,004	$939	$—	$994	$595	$322	$—	$5,854
Net investment income	2,473	154	—	355	116	130	38	3,266
Net investment gains (losses)	(159)	5	—	15	33	(2)	(35)	(143)
Insurance and investment product fees and other	468	14	352	8	10	215	45	1,112

Total revenues	5,786	1,112	352	1,372	754	665	48	10,089

Benefits and other changes in policy reserves	3,654	196	—	390	1,491	270	—	6,001
Interest credited	685	—	—	—	—	156	—	841
Acquisition and operating expenses, net of deferrals	704	609	287	238	152	155	72	2,217
Amortization of deferred acquisition costs and intangibles	308	162	4	58	6	75	13	626
Interest expense	103	51	—	8	—	2	293	457

Total benefits and expenses	5,454	1,018	291	694	1,649	658	378	10,142

Income (loss) before income taxes	332	94	61	678	(895)	7	(330)	(53)
Provision (benefit) for income taxes	117	21	21	166	(331)	(12)	(230)	(248)

Net income (loss)	215	73	40	512	(564)	19	(100)	195
Less: net income attributable to noncontrolling interests	—	—	—	143	—	—	—	143

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$215	$73	$40	$369	$(564)	$19	$(100)	$52

Total assets	$69,869	$2,692	$547	$9,600	$3,856	$18,710	$5,089	$110,363

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

2009	U.S. Life Insurance	International Protection	Wealth Management	International Mortgage Insurance	U.S. Mortgage Insurance	Runoff	Corporate and Other	Total
(Amounts in millions)
Premiums	$3,017	$1,141	$—	$927	$636	$297	$1	$6,019
Net investment income	2,207	157	—	313	134	213	9	3,033
Net investment gains (losses)	(840)	(17)	(1)	13	49	(144)	(101)	(1,041)
Insurance and investment product fees and other	413	20	279	6	7	306	27	1,058

Total revenues	4,797	1,301	278	1,259	826	672	(64)	9,069

Benefits and other changes in policy reserves	3,410	343	—	464	1,392	258	(1)	5,866
Interest credited	726	—	—	—	—	258	—	984
Acquisition and operating expenses, net of deferrals	660	660	229	204	151	144	67	2,115
Amortization of deferred acquisition costs and intangibles	203	195	4	45	5	103	14	569
Interest expense	97	50	—	1	—	—	245	393

Total benefits and expenses	5,096	1,248	233	714	1,548	763	325	9,927

Income (loss) before income taxes	(299)	53	45	545	(722)	(91)	(389)	(858)
Provision (benefit) for income taxes	(116)	8	17	153	(294)	(45)	(138)	(415)

Net income (loss)	(183)	45	28	392	(428)	(46)	(251)	(443)
Less: net income attributable to noncontrolling interests	—	—	—	61	—	—	—	61

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(183)	$45	$28	$331	$(428)	$(46)	$(251)	$(504)

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(b) Revenues of Major Product Groups

The following is a summary of revenues of major product groups for our segments and Corporate and Other activities for the years ended December 31:

(Amounts in millions)	2011	2010	2009
Revenues:
U.S. Life Insurance segment:
Life insurance	$2,042	$1,778	$1,485
Long-term care insurance	3,002	2,834	2,436
Fixed annuities	1,086	1,174	876

U.S. Life Insurance segment’s revenues	6,130	5,786	4,797

International Protection segment’s revenues	1,022	1,112	1,301

Wealth Management segment’s revenues	453	352	278

International Mortgage Insurance segment:
Canada	823	796	729
Australia	612	496	442
Other Countries	72	80	88

International Mortgage Insurance segment’s revenues	1,507	1,372	1,259

U.S. Mortgage Insurance segment’s revenues	719	754	826

Runoff segment’s revenues	525	665	672

Corporate and Other’s revenues	12	48	(64)

Total revenues	$10,368	$10,089	$9,069

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(c) Net Operating Income (Loss) Available To Genworth Financial, Inc.’s Common Stockholders

The following is a summary of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders for our segments and Corporate and Other activities for the years ended December 31:

(Amounts in millions)	2011	2010	2009
U.S. Life Insurance segment:
Life insurance	$211	$106	$166
Long-term care insurance	99	121	156
Fixed annuities	78	82	(9)

U.S. Life Insurance segment’s net operating income	388	309	313

International Protection segment’s net operating income	91	70	56

Wealth Management segment’s net operating income	47	40	28

International Mortgage Insurance segment:
Canada	159	176	202
Australia	196	203	146
Other Countries	(27)	(17)	(23)

International Mortgage Insurance segment’s net operating income	328	362	325

U.S. Mortgage Insurance segment’s net operating loss	(513)	(585)	(460)

Runoff segment’s net operating income	27	23	67

Corporate and Other’s net operating loss	(239)	(184)	(184)

Net operating income available to Genworth Financial, Inc.’s common stockholders	129	35	145
Net investment gains (losses), net of taxes and other adjustments	(116)	(89)	(649)
Gain on sale of business, net of taxes	36	—	—
Net tax benefit related to separation from our former parent	—	106	—

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	49	52	(504)
Add: net income attributable to noncontrolling interests	139	143	61

Net income (loss)	$188	$195	$(443)

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(d) Geographic Segment Information

We conduct our operations in two geographic regions: (1) United States and (2) International.

The following is a summary of geographic region activity as of or for the years ended December 31:

2011
(Amounts in millions)	United States	International	Total
Total revenues	$7,839	$2,529	$10,368

Net income (loss)	$(394)	$582	$188

Total assets	$100,169	$12,018	$112,187

2010
(Amounts in millions)	United States	International	Total
Total revenues	$7,605	$2,484	$10,089

Net income (loss)	$(390)	$585	$195

Total assets	$98,071	$12,292	$110,363

2009
(Amounts in millions)	United States	International	Total
Total revenues	$6,509	$2,560	$9,069

Net income (loss)	$(880)	$437	$(443)

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(21) Quarterly Results of Operations (unaudited)

Our unaudited quarterly results of operations for the year ended December 31, 2011 are summarized in the table below.

	Three months ended
(Amounts in millions, except per share amounts)	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Total revenues	$2,568	$2,655	$2,521	$2,624

Total benefits and expenses	$2,455	$2,760	$2,508	$2,439

Net income (loss)	$93	$(100)	$20	$175

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$59	$(136)	$(16)	$142

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.12	$(0.28)	$(0.03)	$0.29

Diluted	$0.12	$(0.28)	$(0.03)	$0.29

Weighted-average common shares outstanding:
Basic	490.1	490.6	490.8	490.9
Diluted (1)	494.4	490.6	490.8	492.7

(1)

As a result of our net loss for the three months ended June 30, 2011 and September 30, 2011, we were required under applicable accounting guidance, to use basic weighted-average common shares outstanding in the calculation of the diluted loss per share, as the inclusion of shares for stock options, RSUs and SARs of 3.7 million and 1.7 million, respectively, would have been antidilutive to the calculation. If we had not incurred a net loss, dilutive potential common shares would have been 494.3 million and 492.5 million, respectively, for the three months ended June 30, 2011 and September 30, 2011.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

Our unaudited quarterly results of operations for the year ended December 31, 2010 are summarized in the table below.

	Three months ended
(Amounts in millions, except per share amounts)	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Total revenues	$2,421	$2,410	$2,667	$2,591

Total benefits and expenses (1)	$2,332	$2,362	$2,548	$2,900

Net income (loss)	$195	$59	$115	$(174)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$161	$24	$76	$(209)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.33	$0.05	$0.15	$(0.43)

Diluted	$0.33	$0.05	$0.15	$(0.43)

Weighted-average common shares outstanding:
Basic	488.8	489.1	489.5	489.6
Diluted (2)	493.5	494.2	493.9	489.6

(1)	Included in the three months ended December 31, 2010 were increased losses in our U.S. mortgage insurance business.
(2)

As a result of our net loss for the three months ended December 31, 2010, we were required under applicable accounting guidance, to use basic weighted-average common shares outstanding in the calculation of the diluted loss per share, as the inclusion of shares for stock options, RSUs and SARs of 4.4 million, would have been antidilutive to the calculation. If we had not incurred a net loss, dilutive potential common shares would have been 494.0 million for the three months ended December 31, 2010.

(22) Commitments and Contingencies

(a) Litigation

We face the risk of litigation and regulatory investigations and actions in the ordinary course of operating our businesses, including the risk of class action lawsuits. Our pending legal and regulatory actions include proceedings specific to us and others generally applicable to business practices in the industries in which we operate. In our insurance operations, we are, have been, or may become subject to class actions and individual suits alleging, among other things, issues relating to sales or underwriting practices, increases to in-force long-term care insurance premiums, payment of contingent or other sales commissions, bidding practices in connection with our management and administration of a third-party’s municipal guaranteed investment contract business, claims payments and procedures, product design, product disclosure, administration, additional premium charges for premiums paid on a periodic basis, denial or delay of benefits, charging excessive or impermissible fees on products, recommending unsuitable products to customers, our pricing structures and business practices in our mortgage insurance businesses, such as captive reinsurance arrangements with lenders and contract underwriting services, violations of the Real Estate Settlement and Procedures Act of 1974 (“RESPA”) or related state anti-inducement laws, and breaching fiduciary or other duties to customers. Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts which may remain

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

unknown for substantial periods of time. In our investment-related operations, we are subject to litigation involving commercial disputes with counterparties. We are also subject to litigation arising out of our general business activities such as our contractual and employment relationships. In addition, we are also subject to various regulatory inquiries, such as information requests, subpoenas, books and record examinations and market conduct and financial examinations from state, federal and international regulators and other authorities. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our business, financial condition and results of operations. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, we could suffer significant reputational harm, which could have an adverse effect on our business, financial condition or results of operations. At this time, it is not feasible to predict, nor determine the ultimate outcomes of any pending investigations and legal proceedings, nor to provide reasonable ranges of possible losses.

In May 2005, each of our U.S. mortgage insurance subsidiaries received an information request from the State of New York Insurance Department with respect to captive reinsurance transactions with lender-affiliated reinsurers and other types of arrangements in which lending institutions receive from our subsidiaries any form of payment, compensation or other consideration in connection with issuance of a policy covering a mortgagor of the lending institution. In February 2006, we received a follow-up industry-wide inquiry from New York requesting supplemental information. In addition, in early 2006 as part of an industry-wide review, one of our U.S. mortgage insurance subsidiaries received an administrative subpoena from the Minnesota Department of Commerce, which has jurisdiction over insurance matters, with respect to our reinsurance arrangements, including captive reinsurance transactions. In addition, in June 2008, the same subsidiary received from the Minneapolis, Minnesota office of the Inspector General for the U.S. Department of Housing and Urban Development, a subpoena requesting information substantially similar to the Minnesota Department of Commerce’s request. Since 2008, the Minnesota Department of Commerce has periodically requested additional information. In December 2011, the same subsidiary received a subpoena from the United States Department of Housing and Urban Development, Office of Inspector General with respect to reinsurance arrangements, including captive reinsurance transactions. In January 2012, we received an information request from the Consumer Financial Protection Bureau requesting information from our mortgage insurance subsidiaries with respect to reinsurance arrangements, including captive reinsurance transactions. We have responded or will respond to these industry-wide regulatory inquiries and follow-up inquiries, and will cooperate as appropriate with respect to any follow-up requests or inquiries.

In December 2011 and January 2012, one of our U.S. mortgage insurance subsidiaries was named along with several other mortgage insurance industry participants and mortgage lenders as a defendant in three putative class action lawsuits captioned as follows: Samp, et al. v. JPMorgan Chase Bank, N.A., et al, United States District Court for the Central District of California; White, et al v. The PNC Financial Services Group, Inc., et al, United States District Court for the Eastern District of Pennsylvania; and Menichino, et al v. Citibank NA, et al, United States District Court for the Western District of Pennsylvania. Plaintiffs allege that “captive reinsurance arrangements” with providers of private mortgage insurance whereby a mortgage lender through captive reinsurance arrangements received a portion of the borrowers’ private mortgage insurance premiums were in violation of RESPA and unjustly enriched the defendants for which plaintiffs seek declaratory relief and unspecified monetary damages, including restitution. We intend to vigorously defend these actions.

In November 2006, one of our subsidiaries received a grand jury subpoena from the United States Department of Justice, Antitrust Division, and a subpoena from the SEC, each requiring the production of documents and information related to an investigation into alleged bid-rigging involving the sale of GICs to municipalities. In June 2008, the same subsidiary also received subpoenas from the Office of the Florida

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

Attorney General and the Office of the Connecticut Attorney General, representing multiple state Attorney General offices, seeking information relating to an investigation into alleged antitrust violations involving the sale of GICs to municipalities. We have not issued and do not currently issue GICs to municipalities, but from January 2004 to December 2006, our subsidiary provided management and administrative services to a third-party that does issue GICs to municipalities. We are cooperating fully with respect to these investigations and responding to the subpoenas.

Between March and December 2008, we and/or the same subsidiary were named along with several other GIC industry participants as a defendant in several class action and non-class action lawsuits alleging antitrust and other violations (including, in certain of the cases, California state law claims) involving the sale of GICs to municipalities and seeking monetary damages, including treble damages. The United States Judicial Panel on Multi-District Litigation has consolidated these federal cases for pre-trial proceedings in the United States District Court for the Southern District of New York under the case name In re Municipal Derivatives Antitrust Litigation. Certain plaintiffs have filed a consolidated amended complaint that names as a defendant only our subsidiary. However, in 2009, plaintiffs in these actions amended their complaints, and in 2010 additional individual lawsuits were filed, and those amended complaints and individual lawsuits do not presently name Genworth or any subsidiary as a defendant.

The U.K. antitrust authorities conducted a review of the payment protection insurance sector and in January 2009, the antitrust authorities issued their final report that included the remedies to address the antitrust issues identified in their findings. The remedies included prohibitions on the sale of single premium payment protection insurance products, or the sale of payment protection products within seven days of the sale of the underlying credit product unless the consumer contacts the distributor after 24 hours of sale of the credit product, as well as additional informational remedies. Though it was previously anticipated that the remedies would be implemented during 2010, a successful appeal brought against key elements of the findings by a large U.K. retail bank delayed implementation of the full remedies package. The remedies package is expected to be fully implemented by mid-2012.

In December 2009, one of our non-insurance subsidiaries, one of the subsidiary’s officers, and Genworth Financial, Inc. were named in a putative class action lawsuit captioned Michael J. Goodman and Linda Brown v. Genworth Financial Wealth Management, Inc., et al, in the United States District Court for the Eastern District of New York. Plaintiffs allege securities law and other violations involving the selection of mutual funds by our subsidiary on behalf of certain of its Private Client Group clients. The lawsuit seeks unspecified monetary damages and other relief. In response to our motion to dismiss the complaint in its entirety, the Court granted on March 30, 2011 the motion to dismiss the state law fiduciary duty claim and denied the motion to dismiss the remaining federal claims. We continue to vigorously defend this action.

In July 2010, we received a subpoena from the office of the New York Attorney General, relating to an industry-wide investigation of the use of retained asset accounts as a settlement option for life insurance death benefit payments. When a retained asset account is established for a beneficiary, our insurance company subsidiary retains the death benefit proceeds in its general account and pays interest on those proceeds. Beneficiaries can withdraw all of the funds or a portion of the funds held in the account at any time. In addition to the subpoena, we have been contacted by state insurance regulators regarding retained asset accounts. We have responded to the New York Attorney General subpoena and state insurance regulator information requests, and will cooperate with respect to any follow-up requests or inquiries.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

In June 2011, we received a subpoena from the office of the New York Attorney General relating to an industry-wide investigation of unclaimed property and escheatment practices and procedures. In addition to the subpoena, other state regulators are conducting reviews and examinations on the same subject. We are cooperating with these requests and inquiries.

(b) Commitments

As of December 31, 2011, we were committed to fund $78 million in limited partnership investments and $9 million in U.S. commercial mortgage loan investments.

In connection with the issuance of non-recourse funding obligations by Rivermont I, Genworth entered into a liquidity commitment agreement with the third-party trusts in which the floating rate notes have been deposited. The liquidity agreement may require that Genworth issue to the trusts either a loan or a letter of credit (“LOC”), at maturity of the notes (2050), in the amount equal to the then market value of the assets supporting the notes held in the trust. Any loan or LOC issued is an obligation of the trust and shall accrue interest at LIBOR plus a margin. In consideration for entering into this agreement, Genworth received, from Rivermont I, a one-time commitment fee of approximately $2 million. The maximum potential amount of future obligation under this agreement is approximately $95 million.

(23) Noncontrolling Interests

On July 7, 2009, Genworth Canada, our indirect subsidiary, completed the initial public offering (the “Offering”) of its common shares. Of the 44.7 million common shares of Genworth Canada that were sold in the Offering, 5.1 million common shares were sold by Genworth Canada and 39.6 million common shares were sold by Brookfield Life Assurance Company Limited (the “Selling Shareholder” or “Brookfield”), our indirect wholly-owned subsidiary. Following completion of the Offering, we beneficially owned 61.8% of the common shares of Genworth Canada. In addition, the Selling Shareholder granted to the underwriters of the Offering an option (the “Over-Allotment Option”), that was exercisable for a period of 30 days after the closing of the Offering, to purchase up to an additional 6.7 million common shares from the Selling Shareholder. On July 30, 2009, 5.0 million common shares were sold by the Selling Shareholder pursuant to the Over-Allotment Option. Following the exercise and closing of the Over-Allotment Option, we beneficially own 57.5% of the common shares of Genworth Canada. The Offering and the Over-Allotment Option generated gross proceeds of approximately $820 million. We paid $50 million of expenses directly related to the transaction, including underwriting commissions and other items. The gross proceeds included $22 million of cash remaining in Genworth Canada.

In August 2010, Genworth Canada repurchased 12.3 million common shares for CAD$325 million through a substantial issuer bid. Brookfield participated in the issuer bid by making a proportionate tender and received CAD$187 million and Brookfield continued to hold approximately 57.5% of the outstanding common shares of Genworth Canada.

In June 2011, Genworth Canada repurchased approximately 6.2 million common shares for CAD$160 million through a substantial issuer bid. Brookfield participated in the issuer bid by making a proportionate tender and received CAD$90 million and Brookfield continued to hold approximately 57.5% of the outstanding common shares of Genworth Canada in June 2011.

GENWORTH FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

In August 2011, we executed a non-cash intercompany transaction to increase the statutory capital in our U.S. mortgage insurance companies by contributing to those companies a portion of the common shares of Genworth Canada that were held by Brookfield outside of our U.S. mortgage insurance business, with an estimated market value of $375 million. We continue to hold approximately 57.5% of the outstanding common shares of Genworth Canada on a consolidated basis. In addition, Brookfield has the right, exercisable at its discretion, to purchase for cash these common shares of Genworth Canada from our U.S. mortgage insurance companies at the then-current market price. Brookfield also has a right of first refusal with respect to the transfer of these common shares of Genworth Canada by the U.S. mortgage insurance companies.

In 2011, 2010 and 2009, dividends of $67 million, $43 million and $10 million, respectively, were paid to the noncontrolling interests.

Consistent with applicable accounting guidance, changes in noncontrolling interests that do not result in a change of control are accounted for as equity transactions. When there are changes in noncontrolling interests of a subsidiary that do not result in a change of control, any difference between carrying value and fair value related to the change in ownership is recorded as an adjustment to stockholders’ equity. A summary of these changes in ownership interests and the effect on stockholders’ equity for the periods presented was as follows for the years ended December 31:

(Amounts in millions)	2011	2010	2009
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$49	$52	$(504)
Transfers to the noncontrolling interests:
Decrease in Genworth Financial, Inc.’s additional paid-in capital for initial sale of Genworth Canada shares to noncontrolling interests	—	—	(73)
Decrease in Genworth Financial, Inc.’s additional paid-in capital for additional sale of Genworth Canada shares to noncontrolling interests	—	—	(3)

Net transfers to noncontrolling interests	—	—	(76)

Change from net income (loss) available to Genworth Financial, Inc.’s common stockholders and transfers to noncontrolling interests	$49	$52	$(580)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Genworth Financial, Inc.:

Under date of February 27, 2012, except as to Notes 2(j), 2(p), 2(y), 3, 4(c), 6, 7, 8, 10, 14, 20, 21 and 23, which are as of June 11, 2012, we reported on the consolidated balance sheets of Genworth Financial, Inc. (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, which are included herein. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedules included herein. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in note 2 to the consolidated financial statements, effective January 1, 2012, the Company retrospectively adopted guidance relating to the presentation of comprehensive income and a change in accounting for costs associated with acquiring and renewing insurance contracts, and retrospectively changed its method of accounting for the liability for future policy benefits for level premium term life insurance policies. In addition, the Company changed its method of accounting for embedded credit derivatives and variable interest entities in 2010 and for other-than-temporary impairments in 2009.

/s/ KPMG LLP

Richmond, Virginia

February 27, 2012, except as to Schedules II and III, which are as of June 11, 2012

Schedule I

Genworth Financial, Inc.

Summary of investments—other than investments in related parties

(Amounts in millions)

As of December 31, 2011, the amortized cost or cost, fair value and carrying value of our invested assets were as follows:

Type of investment	Amortized cost or cost	Fair value	Carrying value
Fixed maturity securities:
Bonds:
U.S. government, agencies and authorities	$3,946	$4,863	$4,863
Tax-exempt	564	503	503
Government—non-U.S.	2,017	2,211	2,211
Public utilities	3,756	4,345	4,345
All other corporate bonds	44,275	46,373	46,373

Total fixed maturity securities	54,558	58,295	58,295
Equity securities	356	361	361
Commercial mortgage loans	6,092	xxxxx	6,092
Restricted commercial mortgage loans	411	xxxxx	411
Policy loans	1,549	xxxxx	1,549
Other invested assets (1)	3,995	xxxxx	4,819
Restricted other invested assets	377	xxxxx	377

Total investments	$67,338	xxxxx	$71,904

(1)

The amount shown in the consolidated balance sheet for other invested assets differs from amortized cost or cost presented, as other invested assets include certain assets with a carrying amount that differs from amortized cost or cost.

See Accompanying Report of Independent Registered Public Accounting Firm

Schedule II

Genworth Financial, Inc.

(Parent Company Only)

Balance Sheets

(Amounts in millions)

	December 31,
	2011	2010
Assets
Investments:
Investments in subsidiaries	$18,311	$15,950
Fixed maturity securities available-for-sale, at fair value	11	202
Other invested assets	64	397

Total investments	18,386	16,549
Cash and cash equivalents	907	813
Deferred tax asset	465	343
Tax receivable from subsidiaries	330	334
Other assets	266	209

Total assets	$20,354	$18,248

Liabilities and stockholders’ equity
Liabilities:
Tax payable to our former parent company	$310	$339
Other liabilities	611	736
Borrowings from subsidiaries	200	200
Long-term borrowings	4,165	4,524

Total liabilities	5,286	5,799

Commitments and contingencies
Total Genworth Financial, Inc.’s stockholders’ equity	15,068	12,449

Total liabilities and stockholders’ equity	$20,354	$18,248

See Notes to Schedule II

See Accompanying Report of Independent Registered Public Accounting Firm

Schedule II

Genworth Financial, Inc.

(Parent Company Only)

Statements of Income

(Amounts in millions)

	Years ended December 31,
	2011	2010	2009
Revenues:
Net investment and other income	$4	$11	$14
Net investment gains (losses)	(17)	(4)	(6)

Total revenues	(13)	7	8

Benefits and expenses:
Operating expenses	33	41	27
Interest expense	324	284	272

Total benefits and expenses	357	325	299

Loss before income taxes and equity in income (loss) of subsidiaries	(370)	(318)	(291)
Benefit from income taxes	(131)	(147)	(96)
Equity in income (loss) of subsidiaries	288	223	(309)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$49	$52	$(504)

See Notes to Schedule II

See Accompanying Report of Independent Registered Public Accounting Firm

Schedule II

Genworth Financial, Inc.

(Parent Company Only)

Statements of Comprehensive Income

(Amounts in millions)

	Years ended December 31,
	2011	2010	2009
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$49	$52	$(504)
Other comprehensive income (loss), net of taxes:
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,576	939	3,039
Net unrealized gains (losses) on other-than-temporarily impaired securities	(11)	126	14
Derivatives qualifying as hedges	1,085	122	(359)
Foreign currency translation and other adjustments	(109)	231	656

Total other comprehensive income (loss)	2,541	1,418	3,350

Total comprehensive income (loss) available to Genworth Financial, Inc.’s common stockholders	$2,590	$1,470	$2,846

See Notes to Schedule II

See Accompanying Report of Independent Registered Public Accounting Firm

Schedule II

Genworth Financial, Inc.

(Parent Company Only)

Statements of Cash Flows

(Amounts in millions)

	Years ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$49	$52	$(504)
Adjustments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders to net cash from operating activities:
Equity in (income) loss from subsidiaries	(288)	(223)	309
Dividends from subsidiaries	478	342	904
Net investment (gains) losses	17	4	6
Deferred income taxes	(126)	(81)	(83)
Gain on sale of subsidiary	—	—	(2)
Net increase (decrease) in derivative instruments	(47)	(93)	115
Stock-based compensation expense	32	41	26
Change in certain assets and liabilities:
Accrued investment income and other assets	(53)	(27)	(8)
Other liabilities	85	66	92

Net cash from operating activities	147	81	855

Cash flows from investing activities:
Proceeds from fixed maturity securities	201	—	1
Purchases of fixed maturity securities	(10)	(201)	(5)
Other invested assets, net	(30)	—	—
Payments for business purchased, net of cash acquired	2	(40)	—
Capital contribution paid to subsidiaries	(15)	(203)	(97)

Net cash from investing activities	148	(444)	(101)

Cash flows from financing activities:
Short-term borrowing and other, net	162	(967)	(321)
Repayment and repurchase of long-term borrowings	(760)	(6)	(898)
Proceeds from issuance of long-term borrowings	397	793	298
Repayment of borrowings from subsidiaries	—	(33)	—
Proceeds from issuance of common stock	—	—	622

Net cash from financing activities	(201)	(213)	(299)

Effect of exchange rate changes on cash and cash equivalents	—	91	(17)

Net change in cash and cash equivalents	94	(485)	438
Cash and cash equivalents at beginning of year	813	1,298	860

Cash and cash equivalents at end of year	$907	$813	$1,298

See Notes to Schedule II

See Accompanying Report of Independent Registered Public Accounting Firm

Schedule II

Genworth Financial, Inc.

(Parent Company Only)

Notes to Schedule II

Years Ended December 31, 2011, 2010 and 2009

(1) Organization and Purpose

Genworth Financial, Inc. (“Genworth”) was incorporated in Delaware on October 23, 2003 as an indirect subsidiary of General Electric Company (“GE”) in preparation for the initial public offering (“IPO”) of Genworth’s common stock, which was completed on May 24, 2004. Genworth is a holding company, that in connection with the IPO, acquired certain GE insurance and related subsidiaries that provide annuities and other investment products, life insurance, long-term care insurance, group life and health insurance and mortgage insurance.

(2) Retrospective Accounting Changes

On January 1, 2012, we adopted new accounting guidance requiring presentation of the components of net income (loss), the components of other comprehensive income and total comprehensive income either in a single continuous statement of comprehensive income (loss) or in two separate but consecutive statements. We chose to present two separate but consecutive statements. We adopted this new guidance retrospectively. The adoption of this new accounting guidance did not have a material impact on our financial results.

On January 1, 2012, we adopted new accounting guidance that changed our subsidiaries’ accounting for costs associated with acquiring or renewing insurance contracts. We adopted this new guidance retrospectively.

Effective January 1, 2012, our subsidiaries changed their treatment of the liability for future policy benefits for level premium term life insurance products when the liability for a policy falls below zero. Previously, the total liability for future policy benefits included negative reserves calculated at an individual policy level. The new method of accounting floors the liability for future policy benefits on each level premium term life insurance policy at zero. We implemented this accounting change retrospectively.

The following table presents the balance sheet as of December 31, 2011 reflecting the impact of the accounting changes that were retrospectively adopted on January 1, 2012:

(Amounts in millions)	As Originally Reported	Effect of DAC Change	Effect of Reserve Change	As Currently Reported
Assets:
Investments in subsidiaries	$19,784	$(1,353)	$(120)	$18,311
Total assets	$21,827	$(1,353)	$(120)	$20,354
Stockholders’ equity:
Total Genworth Financial, Inc.’s stockholders’ equity	$16,541	$(1,353)	$(120)	$15,068

The following table presents the balance sheet as of December 31, 2010 reflecting the impact of the accounting changes that were retrospectively adopted on January 1, 2012:

(Amounts in millions)	As Originally Reported	Effect of DAC Change	Effect of Reserve Change	As Currently Reported
Assets:
Investments in subsidiaries	$17,362	$(1,302)	$(110)	$15,950
Total assets	$19,660	$(1,302)	$(110)	$18,248
Stockholders’ equity:
Total Genworth Financial, Inc.’s stockholders’ equity	$13,861	$(1,302)	$(110)	$12,449

Schedule II

Genworth Financial, Inc.

(Parent Company Only)

Notes to Schedule II

Years Ended December 31, 2011, 2010 and 2009

The following table presents the income statement for the year ended December 31, 2011 reflecting the impact of the accounting changes that were retrospectively adopted on January 1, 2012:

(Amounts in millions)	As Originally Reported	Effect of DAC Change	Effect of Reserve Change	As Currently Reported
Equity in income of subsidiaries	$361	$(63)	$(10)	$288
Net income available to Genworth Financial, Inc.’s
common stockholders	$122	$(63)	$(10)	$49

The following table presents the income statement for the year ended December 31, 2010 reflecting the impact of the accounting changes that were retrospectively adopted on January 1, 2012:

(Amounts in millions)	As Originally Reported	Effect of DAC Change	Effect of Reserve Change	As Currently Reported
Equity in income of subsidiaries	$313	$(86)	$(4)	$223
Net income available to Genworth Financial, Inc.’s
common stockholders	$142	$(86)	$(4)	$52

The following table presents the income statement for the year ended December 31, 2009 reflecting the impact of the accounting changes that were retrospectively adopted on January 1, 2012:

(Amounts in millions)	As Originally Reported	Effect of DAC Change	Effect of Reserve Change	As Currently Reported
Equity in loss of subsidiaries	$(265)	$(12)	$(32)	$(309)
Net loss available to Genworth Financial, Inc.’s
common stockholders	$(460)	$(12)	$(32)	$(504)

The following table presents the cash flows from operating activities for the year ended December 31, 2011 reflecting the impact of the accounting changes that were retrospectively adopted on January 1, 2012:

(Amounts in millions)	As Originally Reported	Effect of DAC Change	Effect of Reserve Change	As Currently Reported
Cash flows from operating activities:
Net income available to Genworth Financial, Inc.’s common stockholders	$122	$(63)	$(10)	$49
Equity in income from subsidiaries	$(361)	$63	$10	$(288)

The following table presents the cash flows from operating activities for the year ended December 31, 2010 reflecting the impact of the accounting changes that were retrospectively adopted on January 1, 2012:

(Amounts in millions)	As Originally Reported	Effect of DAC Change	Effect of Reserve Change	As Currently Reported
Cash flows from operating activities:
Net income available to Genworth Financial, Inc.’s common stockholders	$142	$(86)	$(4)	$52
Equity in income from subsidiaries	$(313)	$86	$4	$(223)

Schedule II

Genworth Financial, Inc.

(Parent Company Only)

Notes to Schedule II

Years Ended December 31, 2011, 2010 and 2009

The following table presents the cash flows from operating activities for the year ended December 31, 2009 reflecting the impact of the accounting changes that were retrospectively adopted on January 1, 2012:

(Amounts in millions)	As Originally Reported	Effect of DAC Change	Effect of Reserve Change	As Currently Reported
Cash flows from operating activities:
Net loss available to Genworth Financial, Inc.’s common stockholders	$(460)	$(12)	$(32)	$(504)
Equity in loss from subsidiaries	$265	$12	$32	$309

(3) Borrowings and Commitments

All of the consolidated borrowings of Genworth and its consolidated subsidiaries were borrowings of the Parent, except as indicated below.

As of December 31, 2011 and 2010, we also had borrowings of $396 million and $494 million, respectively, related to consolidated securitization entities. These borrowings are required to be paid down as principal is collected on the restricted investments held by the securitization entities and accordingly the repayment of these borrowings follows the maturity or prepayment, as permitted, of the restricted investments.

In June 2011, Genworth Financial Mortgage Insurance Pty Limited, our indirect wholly-owned subsidiary, issued AUD$140 million of subordinated floating rate notes due 2021 with an interest rate of three-month Bank Bill Swap reference rate plus a margin of 4.75%. Genworth Financial Mortgage Insurance Pty Limited used the proceeds it received from this transaction for general corporate purposes.

In December 2010, our majority-owned subsidiary, Genworth MI Canada Inc. (“Genworth Canada”), issued CAD$150 million of 4.59% senior notes due 2015. The net proceeds of the offering were used to fund transactions among Genworth Canada and its Canadian wholly-owned subsidiaries. Genworth Canada used proceeds it received from such transactions for general corporate and investment purposes, and/or to fund a distribution to, or a repurchase of common shares from, Genworth Canada’s shareholders.

In June 2010, Genworth Canada, issued CAD$275 million of 5.68% senior notes due 2020. The net proceeds of the offering were used to fund transactions among Genworth Canada and its Canadian wholly-owned subsidiaries. Genworth Canada used the proceeds it received from such transactions for general corporate and investment purposes and to fund a repurchase of common shares from Genworth Canada’s shareholders.

During 2011, Genworth Life Insurance Company, our indirect wholly-owned subsidiary, acquired $175 million principal amount of notes secured by our non-recourse funding obligations, plus accrued interest, for a pre-tax gain of $48 million. We have accounted for these transactions as redemptions of our non-recourse funding obligations. On March 25, 2011, River Lake Insurance Company IV Limited (“River Lake IV”), our indirect wholly-owned subsidiary, repaid $6 million of its total outstanding $22 million Class B Floating Rate Subordinated Notes due May 25, 2028 following an early redemption event, in accordance with the priority of payments. On March 25, 2010, River Lake IV repaid $6 million of its total outstanding $28 million Class B Floating Rate Subordinated Notes due May 25, 2028 following an early redemption event, in accordance with the priority of payments. On March 25, 2009, River Lake IV repaid $12 million of its total outstanding $40 million Class B Floating Rate Subordinated Notes due May 25, 2028 following an early redemption event, in accordance with the priority of payments.

Schedule II

Genworth Financial, Inc.

(Parent Company Only)

Notes to Schedule II

Years Ended December 31, 2011, 2010 and 2009

On January 24, 2012, Genworth Life Insurance Company, our indirect wholly-owned subsidiary, repurchased $475 million of our non-recourse funding obligations. In connection with the repurchase, we ceded certain term life insurance policies to a third-party reinsurer. The combined transactions will result in a U.S. generally accepted accounting principles after-tax loss of approximately $40 million that will be recorded in the first quarter of 2012.

On April 3, 2000, GE Financial Assurance Holdings, Inc., an indirect subsidiary of GE, issued to a subsidiary a senior unsecured note with a principal amount of $233 million with an interest rate of 7.85% maturing on November 30, 2010. As part of our corporate formation, the note was assumed by Genworth. This note was eliminated in consolidation. On March 31, 2010, this note was repaid in full with $33 million in cash and the issuance of a senior unsecured note with a principal amount of $200 million, with an interest rate of 7.25% and a maturity date of March 31, 2020.

In addition to the guarantees discussed in notes 18, 19 and 22 to our consolidated financial statements, we provided capital support to some of our insurance subsidiaries in the form of guarantees of certain (primarily insurance) obligations, in some cases subject to annual scheduled adjustments, totaling up to $849 million and $818 million as of December 31, 2011 and 2010, respectively. We believe our insurance subsidiaries have adequate reserves to cover the underlying obligations.

We provide a limited guarantee to Rivermont Insurance Company I (“Rivermont I”), an indirect subsidiary, which is accounted for as a derivative and is carried at fair value. This derivative did not qualify for hedge accounting, and therefore, changes in fair value were reported in net investment gains (losses) in the income statement. As of December 31, 2011 and 2010, the fair value of this derivative was $6 million and $23 million, respectively, and was recorded in other liabilities. For the years ended December 31, 2011, 2010 and 2009, the effect on pre-tax income (loss) was $17 million, $(4) million and $(7) million, respectively.

In connection with the issuance of non-recourse funding obligations by Rivermont I, Genworth entered into a liquidity commitment agreement with the third-party trusts in which the floating rate notes have been deposited. The liquidity agreement may require that Genworth issue to the trusts either a loan or a letter of credit (“LOC”), at maturity of the notes (2050), in the amount equal to the then market value of the assets supporting the notes held in the trust. Any loan or LOC issued is an obligation of the trust and accrues interest at London Interbank Offered Rate plus a margin. In consideration for entering into this agreement, Genworth received, from Rivermont I, a one-time commitment fee of approximately $2 million. The maximum potential amount of future obligation under this agreement is approximately $95 million.

(4) Supplemental Cash Flow Information

Net cash received for taxes was $27 million, $71 million and $13 million for the years ended December 31, 2011, 2010 and 2009, respectively. Cash paid for interest was $319 million, $276 million and $255 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Schedule II

Genworth Financial, Inc.

(Parent Company Only)

Notes to Schedule II

Years Ended December 31, 2011, 2010 and 2009

The following table details non-cash items for the years ended December 31:

(Amounts in millions)	2011	2010	2009
Supplemental schedule of non-cash activities:
Capital contributions to subsidiaries	$(90)	$(205)	$—
Dividends from subsidiaries	90	168	—

Total non-cash transactions	$—	$(37)	$—

In July 2011, we received 3,582,227 of common shares of Genworth Canada as a dividend with an estimated market value of $90 million. These shares were previously held by Brookfield Life Assurance Company Limited. We subsequently contributed these shares to our U.S. mortgage insurance subsidiaries to increase the statutory capital in those companies.

In December 2010, we received 131,962 of preferred shares of a subsidiary as a dividend of $132 million that we subsequently redistributed through several capital contributions. Additionally, in connection with the previously uncertain tax benefits related to separation from our former parent that we recognized in 2010, we recorded $36 million as non-cash deemed dividends and $73 million as non-cash deemed capital contributions to certain of our subsidiaries.

(5) Income Taxes

We are obligated, pursuant to our Tax Matters Agreement with GE, to make fixed payments to GE, over the next 12 years, on an after-tax basis and subject to a cumulative maximum of $640 million, which is 80% of the projected tax savings associated with the Section 338 deductions. As of December 31, 2011 and 2010, we recorded on our Genworth consolidated balance sheets our estimate of the deferred tax benefits associated with these deductions of $599 million.

In connection with our 2004 separation from our former parent, GE, we made certain joint tax elections and realized certain tax benefits. During 2010, the Internal Revenue Service (“IRS”) completed an examination of GE’s 2004 tax return, including these tax impacts. Therefore, $36 million of previously uncertain tax benefits related to separation became certain and we recognized those in 2010.

As of December 31, 2011, Genworth also held assets of $437 million in respect of the tax elections, comprised of a $107 million deferred tax asset and a $330 million receivable from our subsidiaries pursuant to the tax allocation agreements. The remaining $358 million of net deferred tax asset as of December 31, 2011 was primarily comprised of share-based compensation, net operating loss (“NOL”) carryforwards, unrealized gains on derivatives and a state deferred tax asset. The state deferred tax asset was offset by a valuation allowance. As of December 31, 2010, Genworth held assets of $441 million in respect of the tax elections, comprised of a $107 million deferred tax asset and a $334 million receivable from our subsidiaries pursuant to the tax allocation agreements. The remaining $236 million of net deferred tax asset as of December 31, 2010 was primarily comprised of share-based compensation, NOL carryforwards, unrealized gains on derivatives and a state deferred tax asset. The state deferred tax asset was offset by a valuation allowance. These amounts are undiscounted pursuant to the applicable rules governing deferred taxes and intercompany liabilities.

NOL carryforwards amounted to $922 million as of December 31, 2011, and, if unused, will expire beginning in 2029.

Schedule III

Genworth Financial, Inc.

Supplemental Insurance Information

(Amounts in millions)

Segment	Deferred Acquisition Costs	Future Policy Benefits	Policyholder Account Balances	Liability for Policy and Contract Claims	Unearned Premiums
December 31, 2011
U.S. Life Insurance	$4,393	$32,168	$20,943	$4,418	$576
International Protection	259	—	17	133	592
Wealth Management	—	—	—	—	—
International Mortgage Insurance	162	—	—	553	2,932
U.S. Mortgage Insurance	7	—	—	2,488	112
Runoff	372	7	5,385	28	11
Corporate and Other	—	—	—	—	—

Total	$5,193	$32,175	$26,345	$7,620	$4,223

December 31, 2010
U.S. Life Insurance	$4,226	$30,850	$20,864	$3,903	$522
International Protection	328	—	18	192	740
Wealth Management	—	—	—	—	—
International Mortgage Insurance	164	—	—	503	3,114
U.S. Mortgage Insurance	4	—	—	2,282	105
Runoff	473	55	6,096	53	26
Corporate and Other	—	—	—	—	—

Total	$5,195	$30,905	$26,978	$6,933	$4,507

See Accompanying Report of Independent Registered Public Accounting Firm

Schedule III

Genworth Financial, Inc.

Supplemental Insurance Information

(Amounts in millions)

Segment	Premium Revenue	Net Investment Income	Interest Credited and Benefits and Other Changes in Policy Reserves	Amortization of Deferred Acquisition Costs	Other Operating Expenses	Premiums Written
December 31, 2011
U.S. Life Insurance	$2,979	$2,538	$4,448	$207	$930	$3,005
International Protection	839	173	135	136	635	735
Wealth Management	—	—	—	—	377	—
International Mortgage Insurance	1,063	393	458	53	292	923
U.S. Mortgage Insurance	564	104	1,325	2	159	573
Runoff	260	140	369	62	152	260
Corporate and Other	—	32	—	—	422	—

Total	$5,705	$3,380	$6,735	$460	$2,967	$5,496

December 31, 2010
U.S. Life Insurance	$3,004	$2,473	$4,339	$240	$875	$3,030
International Protection	939	154	196	155	667	748
Wealth Management	—	—	—	—	291	—
International Mortgage Insurance	994	355	390	49	255	819
U.S. Mortgage Insurance	595	116	1,491	2	156	593
Runoff	322	130	426	64	168	322
Corporate and Other	—	38	—	—	378	—

Total	$5,854	$3,266	$6,842	$510	$2,790	$5,512

December 31, 2009
U.S. Life Insurance	$3,017	$2,207	$4,136	$162	$798	$2,997
International Protection	1,141	157	343	189	716	898
Wealth Management	—	—	—	—	233	—
International Mortgage Insurance	927	313	464	40	210	698
U.S. Mortgage Insurance	636	134	1,392	3	153	625
Runoff	297	213	516	88	159	294
Corporate and Other	1	9	(1)	—	326	1

Total	$6,019	$3,033	$6,850	$482	$2,595	$5,513

See Accompanying Report of Independent Registered Public Accounting Firm